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As filed with the Securities and Exchange Commission on August 31, 2001

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BLUE SKY COMMUNICATIONS, INC.
(Exact Name of Registrant as Specified in its Charter)

Georgia	4812	58-2519848
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6120 Windward Parkway
Suite 290
Alpharetta, Georgia 30005
(678) 366-9660
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Richard A. Cohen, Esq.
Vice President and General Counsel
Blue Sky Communications, Inc.
6120 Windward Parkway
Suite 290
Alpharetta, Georgia 30005
(678) 366-9660
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies Of Communications To:
Thomas Wardell, Esq.
Long Aldridge & Norman LLP
303 Peachtree Street
Suite 5300
Atlanta, Georgia 30308-3201
(404) 527-4000

   Approximate date of commencement of proposed sale to the public: Upon consummation of an offer to exchange 950,001 of the issued and outstanding shares of Telecom Wireless Solutions, Inc. ("TWS") common stock for 1,878,994 shares of Blue Sky Communications, Inc. ("Blue Sky") common stock and for a cash payment totaling $1,824,002. This registration statement and prospectus are also being used and may be delivered in connection with the resale by Acibar International Investments, Ltd. of some or all of the shares of Blue Sky common stock purchased by Acibar from time to time under a private equity line of credit.

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. /x/

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.001 par value	1,878,994(1)	$2.06	$3,870,728(2)	$968(2)

Common Stock, $0.001 par value	1,543,750(3)	$2.06	$3,180,125(4)	$796(4)

Total	3,422,744	$2.06	$7,050,853	$1,764

(1)
Based upon the maximum number of shares of common stock, par value $0.001 per share, of Blue Sky that may be delivered pursuant to the exchange offer for 950,001 of the issued and outstanding shares of TWS common stock.
(2)
Pursuant to Rule 457(f) under the Securities Act, the maximum offering price and registration fee have been calculated based on the value of the TWS common stock to be delivered by TWS shareholders in the transaction described in Note 1 above as of August 13, 2001. The cash payment of $1,824,002 to be received by TWS shareholders in the exchange offer has been deducted from the value of the TWS common stock in accordance with Rule 457(f)(3) under the Securities Act.
(3)
Based upon the maximum number of shares of Blue Sky common stock that may be resold by Acibar after purchases from Blue Sky from time to time pursuant to a private equity line of credit agreement.
(4)
Pursuant to Rule 457(f) under the Securities Act, the maximum offering price and registration fee have been calculated based on the value of the Blue Sky shares in the exchange offer referenced in footnote 2.

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Exchange Offer for Telecom Wireless Solutions, Inc. Common Stock

    Blue Sky Communications, Inc. and Telecom Wireless Solutions, Inc., which is known as "TWS," have entered into a restructuring agreement with Stanford Financial Group Company, which is a principal shareholder of TWS and Blue Sky, and other parties. The restructuring agreement is designed to consolidate Stanford's investment at the TWS holding company level, increase current TWS shareholders' percentage ownership of Blue Sky, modify TWS' debt repayment obligations owed to Stanford, and extend to TWS shareholders the opportunity to exchange some of their TWS stock into direct ownership of Blue Sky stock and receive a cash payment.

    As part of the restructuring agreement, an exchange offer is being made to all TWS shareholders in which Stanford proposes to acquire up to a total of 950,001 shares of TWS common stock in the aggregate, in exchange for up to a total of approximately $1,824,002 plus 1,878,994 shares of Blue Sky stock. As part of the exchange offer, Stanford will also loan up to an aggregate of $730,000 to TWS, which will extend non-recourse loans, secured by shares of TWS common stock, to electing TWS shareholders for the purpose of paying federal capital gains tax resulting from the exchange. As a part of the restructuring agreement: (i) Stanford and David Lasier, Chairman of the Board and Chief Executive Officer of both Blue Sky and TWS, have already exchanged TWS shares for cash and Blue Sky shares reflecting Mr. Lasier's pro rata participation in the exchange offer; and (ii) Mr. Lasier has agreed to exchange with Stanford an additional number of shares of TWS common stock after the exchange offer in the event that TWS shareholders decide not to participate in the exchange offer to the full extent of 950,001 shares of TWS common stock.

    You are entitled to notice of and the right to participate in this exchange offer only if you were a holder of record of TWS common stock on            , 2001. Each share of TWS common stock owned may be exchanged for a total consideration valued at $6.00 per share for the purposes of this transaction. Each share of TWS common stock may be exchanged for $1.92 cash payment, plus 1.9779 shares of Blue Sky common stock, the value of which is estimated to be $4.08 (or $2.06 per share) for purposes of the exchange. You may exchange at least your pro rata portion of the 950,001 TWS shares that Stanford is seeking to acquire, and you may exchange more than your pro rata share if the exchange offer is undersubscribed by other TWS shareholders. Please see the sections entitled "Determination of Offering Price," "The Restructuring Agreement" and "The Exchange Offer" in this prospectus for more information regarding the offering price, the restructuring agreement and the exchange offer.

    This prospectus is also being used and may be delivered in connection with the resale by Acibar International Investments, Ltd. of some or all of the shares of Blue Sky common stock that Blue Sky puts to Acibar from time to time under a private equity line of credit, which is described in the prospectus under the heading "Private Equity Line of Credit Agreement."

    Blue Sky common stock is not listed or traded on any national securities or other exchange or on the Nasdaq national market. However, as part of the private equity line of credit agreement with Acibar described in this prospectus, Blue Sky will attempt to establish a limited resale market for shares of its common stock. For a discussion of risk factors you should consider in evaluating the exchange offer, see "Risk Factors" beginning on page 8.

    We urge you to read the prospectus document carefully. Your prompt cooperation will be greatly appreciated. To participate, you must accept the exchange offer no later than             , 2001.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated            , 2001.

i

General	37
Blue Sky Corporate Structure	37
Our Opportunity	38
Our Strategy	39
Our Growth Plans	39
Our Operations in Certain Geographic Markets	39
The Industry	41
Marketing Plan	43
Our Technology	46
Blue Sky Employees	47
Blue Sky Properties	47
Blue Sky Legal Proceedings	48
Blue Sky Management	48
Compensation of Management	50
Certain Relationships and Related Transactions	50
Stanford Shareholder Agreement	50
InterWAVE Transactions	51
Restructuring Agreement	52
Blue Sky—OPM Services Agreement	52
TWS Transactions	52
Blue Sky Subsidiaries' Transactions	53
Other Transactions	54
TWS Business Description	54
General	54
TWS Corporate Structure	55
TWS Management	55
TWS International, Inc., a Wholly-Owned TWS Subsidiary	56
TWS International Management	62
TWS International Capitalization	63
TWS Human Resources	63
TWS Properties	63
TWS Legal Proceedings	64
Executive Compensation	64
Option Grants In Last Fiscal Year	66
Aggregated Option and Warrant Exercises In Last Fiscal Year and Fiscal Year-End Option Values	66
Post Fiscal-Year 2000 Option Grants	67
Executive Employment Agreements	67
Description of Blue Sky Capital Stock	67
Blue Sky Common Stock	67
Blue Sky Preferred Stock	68
Registration Rights	70
Description of TWS Capital Stock	72
TWS Common Stock	72
TWS Preferred Stock	72
Comparison of Rights of Holders of Blue Sky Common Stock and TWS Common Stock	73
Comparison of Authorized and Outstanding Capital Stock	73
Classes of Common Stock	74
Classes of Preferred Stock	74
Special Meeting of Shareholders	74

ii

Action by Written Consent in Lieu of a Shareholders' Meeting	74
Shareholder's List for Meeting	75
Record Date for Determining Shareholders	75
Voting Rights of Shareholders	76
Business Combinations with Interested Shareholders	76
Appraisal Rights	77
Election and Terms of Directors	78
Number of Directors	78
Removal of Directors	79
Board of Directors Vacancies	79
Committees of the Board of Directors	79
Notice of Special Meeting of the Board of Directors	79
Amendments to Certificate or Articles of Incorporation	80
Amendment to Bylaws	81
Par Value: Dividends and Repurchases of Shares	81
Principal Shareholders of Blue Sky and TWS	82
Selling Security Holder	85
Plan Of Distribution	86
Recent Developments	88
Experts	88
Legal Matters	88
Index to Financial Statements	F-1

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. We are making this exchange offer only in jurisdictions where such an offer is permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus. In this prospectus, references to "Blue Sky" refer to Blue Sky Communications, Inc., a Georgia corporation; references to "TWS" refer to Telecom Wireless Solutions, Inc., a Delaware corporation; and references to "we," "us" and "our" may refer to Blue Sky, to TWS or to Blue Sky and TWS jointly, depending upon the context.

iii

Questions and Answers about the Exchange Offer

Q:
What is the exchange offer?

A:
The exchange offer is part of a restructuring agreement between Stanford, Blue Sky, TWS and certain of their affiliates. Under the terms of the exchange offer, eligible TWS shareholders may receive from Stanford a cash payment of $1.92 and 1.9779 shares of Blue Sky common stock in exchange for each share of TWS common stock tendered for exchange. Only an aggregate of 950,001 TWS shares will be accepted. If more than that number of shares is delivered, then TWS, acting as exchange agent, will accept from each participating shareholder their pro rata portion of delivered shares. Cash will be paid in lieu of fractional shares of Blue Sky common stock.

    If you participate in the exchange offer, you may receive a non-recourse loan from TWS to help with the payment of a portion of the federal tax obligations you may incur. This loan will be secured by the additional shares of TWS common stock that you continue to hold.

    Through a series of transactions, the restructuring agreement will also consolidate Stanford's investment at the TWS holding company level, increase current TWS shareholders' percentage ownership of Blue Sky, and modify TWS' debt repayment obligations owed to Stanford.

Q:
What is Blue Sky?

A:
Blue Sky was established as a division of TWS in 1997 and was incorporated in Georgia by TWS as a separate operating entity in 1999. Blue Sky's initial business objective largely involved the acquisition of Personal Communications Service, known in the industry as "PCS," licenses and the pursuit of opportunities to acquire, finance or build-out PCS networks in underserved markets. Blue Sky attempts to address the unmet demand for wireless telecommunications services in smaller domestic and international markets that may have been overlooked by larger wireless voice and data services companies.

    Blue Sky currently provides its services to customers in American Samoa and expects to extend its operations to serve the wireless communications marketplace in certain U.S. markets, Latin America and the Caribbean. Blue Sky anticipates that it will acquire PCS licenses and PCS companies and intends to build-out these wireless voice markets with Global Systems for Mobile (or "GSM") technology. In certain markets, Blue Sky may also or instead offer high-speed Internet data services, as well as landline long distance and competitive local exchange company services. Finally, Blue Sky may also acquire non-GSM carrier operations to fill in its overall geographic coverage. As an affiliate of TWS, Blue Sky's plan is to leverage the wireless network engineering and operational strength of TWS and its subsidiaries and the operating expertise of TWS' senior management to create a carrier providing wireless voice and data services.

Q:
Who is eligible to participate in the exchange offer?

A:
If you owned TWS common stock on            , 2001, you are eligible to exchange your pro rata portion of the 950,001 shares of TWS common stock being sought in this exchange offer.

Q:
What do I need to do now?

A:
If you are an eligible TWS shareholder and desire to exchange your shares, you should mail your completed and signed Letter of Transmittal (which is enclosed with this prospectus) in the enclosed return envelope as soon as possible but no later than            , 2001. If you do not respond by            , 2001, you cannot participate in the exchange offer and your stock ownership in TWS will remain unchanged.

Q.
Will my shares of Blue Sky stock be freely traded on a national or other stock exchange?

A.
No. The shares of Blue Sky stock that you receive in the exchange offer may not be listed on a national or other stock exchange. Your Blue Sky shares will be restricted by the terms of a shareholders agreement that you must sign as part of the exchange offer. The Blue Sky shareholders agreement is attached to this prospectus as Appendix A. However, as part of the private equity line of credit agreement with Acibar, Blue Sky is undertaking to provide a limited resale market for shares of its common stock. Blue Sky will seek to have its shares listed on the over-the-counter market initially, but cannot assure you that its shares will ever be listed, or if listed, will continue to be listed on a national or other stock exchange.

Q:
What do I do if I want to change my decision to participate in the exchange offer?

A:
If you are a TWS shareholder and you want to change your decision to participate in the exchange offer, then before the exchange offer occurs, you must send the secretary of Blue Sky a signed letter specifying your changed decision. Blue Sky will honor your last written request.

Q:
Will I recognize an income tax gain or loss if I participate in the exchange offer?

A:
Yes. We expect that the exchange of TWS common stock for Blue Sky common stock and cash will be a taxable transaction for United States federal income tax purposes and may also be taxable under applicable state, local and foreign tax laws. The amount of gain or loss, generally capital gain or loss, that you will recognize will be equal to the difference between the sum of the fair market value of Blue Sky common stock plus the amount of cash received and your aggregate tax basis in the TWS common stock surrendered in the exchange.

    The circumstances of individual shareholders may vary, so it is important that you consult your own tax advisor regarding the tax consequences of tendering TWS common stock in the exchange offer.

Q:
Am I entitled to appraisal or dissenters' rights?

A:
Neither Blue Sky shareholders nor TWS shareholders are entitled to appraisal or dissenters' rights under the applicable laws.

Question and Answer about
the Private Equity Line of Credit Agreement

Q.
What is the private equity line of credit agreement?

A.
On August 24, 2001 Blue Sky entered into a private equity line of credit agreement with Acibar. Pursuant to the agreement, Acibar has agreed to purchase from time to time up to a maximum of $15,000,000 of shares of common stock of Blue Sky, upon the exercise of Blue Sky's put right. The purchase price for the common stock is 90% of the market price, which is defined as the weighted average market price for the 15 trading days prior to a put by Blue Sky to Acibar for the purchase of the shares of common stock. The agreement becomes effective upon the later to occur of the effectiveness of the registration statement to which this prospectus forms a part and the undertaking by at least one market maker to make a market in the stock of Blue Sky. The agreement also provides that during the period beginning on the 61st day following the effective date of the agreement and continuing for 91 days thereafter, Blue Sky has the right to put to Acibar 176,470 shares of Blue Sky common stock at a fixed price of $750,000, or $4.25 per share, on each of three occasions at least thirty (30) days apart, for an aggregate of 529,410 shares and an aggregate purchase price of $2,250,000. Due to the contingencies that must occur for the Acibar credit agreement to become effective, no assurance can be made that Blue Sky will be able to use the line of credit. Please see the section entitled "Private Equity Line of Credit Agreement" for a description of the transaction.

Summary of the Prospectus

    This prospectus pertains to an exchange offer of TWS common stock for shares of Blue Sky common stock and cash, which is described under the heading "The Exchange Offer". Additionally, this prospectus is also being used and may be delivered in connection with the resale by Acibar of some or all of the shares of Blue Sky common stock purchased by Acibar from time to time under a private equity line of credit, which is described under the heading "Private Equity Line of Credit Agreement."

    This summary highlights selected information from this document. You should read carefully this entire document and the other documents we refer to for a more complete understanding of the exchange offer.

Information about Blue Sky

Blue Sky Communications, Inc. 6120 Windward Parkway Suite 290 Alpharetta, Georgia 30005 (678) 366-9660 www. blueskypcs.com	Our objective is to become a leading provider of wireless voice and high-speed data transmission services to customers throughout Latin America and the Caribbean. Currently, we provide these services only in American Samoa but plan to expand our services into the Caribbean and Latin American markets.

    Blue Sky is a holding company whose operating subsidiaries provide wireless communication and data transmission services. We will employ a multi-step strategy to achieve our business objectives. We must first acquire the radio spectrum licenses required to provide PCS to our customers or the data licenses required to provide high-speed Internet access to our customers. If we are successful in acquiring these licenses, we must then construct and operate a network to provide PCS and data transmission services to our customers. In our identified markets where radio spectrum licenses are either unavailable or prohibitively expensive, we will seek data licenses to provide high-speed Internet access services.

    We are currently operating a PCS telephone network in the U.S. territory of American Samoa through our affiliated company, American Samoa Telecom, LLC, which is known as AST, and its wholly-owned subsidiary American Samoa License, Inc. AST's services evolved from providing only digitally secure wireless local and long distance voice service into multiple value-added offerings, which include Internet access and short messaging.

    We intend to focus our business efforts on "island markets," such as American Samoa, which we believe represent an opportunity for rapid wireless voice and Internet growth because they are currently served by poorly operated and expensive local telephone systems and because they have a high demand for quality service and high usage rates. In addition, we believe there is an untapped demand for high-speed Internet access in these markets from governmental, educational and business entities.

    We will enter the U.S. Virgin Islands market later this year offering GSM coverage, prepaid wireless and long distance service. We are also considering adding high-speed Internet access service to these offerings in order to meet the local hotel industry's needs. We have also recently acquired a 900 MHz license for Guyana through our acquisition of Cel*Star Caribbean, Inc.

Information about TWS

Telecom Wireless Solutions, Inc. 6120 Windward Parkway Suite 290 Alpharetta, Georgia 30005 (678) 366-0104 www.tws-inc.com	Our objective is to capitalize on the accelerating growth in the wireless communications and technical outsourcing markets. TWS has incubated two subsidiaries focused on these sectors with the goal of maximizing shareholder value.

    TWS is a telecommunications holding company founded in 1994 by several former BellSouth International management personnel. TWS has two major operating subsidiaries, TWS International, Inc. and Blue Sky. TWS International provides radio frequency engineering, network performance and deployment services to the telecommunications industry and Blue Sky provides wireless voice and high speed data services.

Summary of the Restructuring Agreement

The Restructuring Agreement

    Blue Sky entered into a restructuring agreement with TWS, Stanford, TWS International, AST and Mr. Lasier effective March 16, 2001 that provides for a restructuring of the stock ownership of Blue Sky and TWS. The purposes of that agreement are, among others, to:

  •
  consolidate Stanford's investment at the TWS holding company level;

  •
  increase current TWS shareholders' percentage ownership of Blue Sky;

  •
  modify TWS' debt repayment obligations owed to Stanford; and

  •
  extend to TWS shareholders the opportunity to exchange some of their TWS stock for Blue Sky stock and a cash payment or to maintain all of their investment in the restructured TWS.

    Under the restructuring agreement, Stanford has cancelled $3.7 million of debt owed to it by TWS and AST, in exchange for 700,000 shares of TWS stock. Stanford also extended the maturity date and modified the terms of other loans to TWS in the principal amount of $500,000. Stanford may also extend the maturity date and modify the terms of another $2.3 million loan to TWS. Once the restructuring is complete, Stanford will have paid approximately $2.4 million in cash (not including loans for tax payment purposes) and exchanged 40.04% of the total issued and outstanding shares of Blue Sky's common stock for the 950,001 TWS shares sought in this exchange offer and the 300,000 TWS shares previously exchanged with Mr. Lasier.

    For a more complete understanding of the restructuring agreement, please read this entire prospectus and the documents referenced in this prospectus.

Blue Sky Unaudited Condensed Pro Forma Financial Information

    The following Blue Sky unaudited condensed pro forma financial information gives effect to Blue Sky's acquisition of AST on January 31, 2001 and of Cel*Star Caribbean, Inc. on July 23, 2001. The historical financial information has been derived from the respective historical financial statements of Blue Sky, Cel*Star and AST, and should be read in conjunction with the financial statements and the related notes thereto, found elsewhere in this prospectus. The transactions contemplated by the restructuring agreement have no effect on this pro forma financial information.

    The unaudited pro forma condensed balance sheet has been prepared assuming the acquisition of Cel*Star took place as of June 30, 2001. The unaudited pro forma condensed combining statements of operations for the year ended December 31, 2000 and for the six months ended June 30, 2001 combine Blue Sky's, Cel*Star's and AST's historical statements of operations and give effect to the acquisitions, including the amortization of goodwill and other intangible assets resulting from the acquisitions, as if they occurred as of the beginning of the earliest period presented.

    The total purchase price of Cel*Star and AST have been allocated on a preliminary basis to assets acquired and liabilities assumed based on management's estimates of their fair values. The excess of the purchase price over the net identifiable assets acquired with respect to AST has been allocated to goodwill. These allocations are subject to change pending a final determination and analysis of the fair values of the assets acquired and liabilities assumed. The impact of these changes could be material.

    The unaudited pro forma condensed financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial condition that would have actually occurred if the acquisitions, either individually or combined, had been completed as of the dates indicated, nor is it necessarily indicative of the future operating results or financial position of the combined companies.

UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
JUNE 30, 2001

	Blue Sky	Cel*Star	Pro Forma Adjustments		Pro Forma
Assets
Current Assets:
Cash and cash equivalents	$3,136,029	$1,870	$(375,000 (1,870	)A )B	$2,761,029
Accounts receivable, net	533,990				533,990
Notes receivable from related party	1,065,000				1,065,000
Other current assets	228,275				228,275

Total current assets	4,963,294	1,870	(376,870)		4,588,294
Furniture, fixtures and equipment, net	7,915,112				7,915,112
Intangible assets, net	6,421,542	6,667	3,025,000 (6,667	B )B	9,446,542
Network equipment	787,912				787,912
Other assets	337,791	37,219	(37,219	)B	337,791

Total assets	$20,425,651	$45,756	$2,604,244		$23,075,651

Liabilities and stockholders' equity
Current Liabilities:
Accounts payable	$830,157	$110,516	$(110,516	)B	$830,157
Accrued expenses	1,583,732				1,583,732
Payable to related party	518,830	1,706,284	(1,706,284	)F	518,830
Deferred revenue	83,743				83,743
Current portion of long term debt	8,088,754		1,500,000	A	9,588,754

Total current liabilities	11,105,216	1,816,800	(316,800)		12,605,216
Convertible notes payable	4,813,647				4,813,647
Other long term liabilities	19,062				19,062
Long term debt	662,083		1,125,000	A	1,787,083

Total liabilities	16,600,008	1,816,800	808,200		19,225,008
Stockholders' Equity:
Class A Convertible Preferred Stock	1,175				1,175
Common Stock	5,000	51	(51	)B	5,000
Additional paid-in capital	14,360,126				14,360,126
Accumulated deficit	(10,540,658)	(1,771,095)	1,771,095	B	(10,540,658)

Total stockholders' equity	3,825,643	(1,771,044)	1,771,044		3,825,643

Total liabilities and stockholders' equity	$20,425,651	$45,756	$2,579,244		$23,050,651

See Notes to Unaudited Pro Forma Condensed Financial Statements.

UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2000

	Blue Sky	Cel*Star	AST	Pro Forma Adjustments		Pro Forma
Revenues:
Operating revenues from related party	$363,022	$—	$—	$(363,022	)E	$—
Access and other revenues			2,727,748			2,727,748
Equipment sales			281,655			281,655

Total revenues	363,022	0	3,009,403	(363,022)		3,009,403
Costs and expenses:
Cost of services	253,608		2,053,710	(363,022	)E	1,944,296
Cost of equipment sales			327,369			327,369
Selling, general & administrative	3,514,293	1,187,540	1,944,658			6,646,491
Depreciation and amortization			1,500,592	491,994	C	1,992,586

Total expenses	3,767,901	1,187,540	5,826,329	128,972		10,910,742
Loss from operations	(3,404,879)	(1,187,540)	(2,816,926)	(491,994)		(7,901,339)
Interest income (expense), net	(19,116)	1,947	10,005	(139,219	)D	(146,383)
Other income/(expense), net	(505)		(972,607)			(973,112)

Net loss	$(3,424,500)	$(1,185,593)	$(3,779,528)	$(631,213)		$(9,020,834)

See Notes to Unaudited Pro Forma Condensed Financial Statements.

UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
SIX MONTHS ENDED JUNE 30, 2001

	Blue Sky	Cel*Star	AST	Pro Forma Adjustments		Pro Forma
Revenues:
Operating revenues from related party	$34,241	$—	$—	$(34,241	)E	$—
Access and other revenues	1,343,288		222,363			1,565,651
Equipment sales			24,808			24,808

Total revenues	1,377,529	0	247,171	(34,241)		1,590,459
Costs and expenses:
Cost of services	1,021,531		168,237	(34,241	)E	1,155,527
Cost of equipment sales			22,894			22,894
Selling, general & administrative	3,361,322	512,733	111,531			3,985,586
Impairment loss		72,769				72,769
Depreciation and amortization			122,033	41,624	C	163,657

Total expenses	4,382,853	585,502	424,695	7,383		5,400,433
Loss from operations	(3,005,324)	(585,502)	(177,524)	(41,624)		(3,809,974)
Interest income (expense), net	14,267			(82,266	)D	(67,999)
Other income/(expense), net	(480,490)		(93,692)			(574,182 0)

Net loss	$(3,471,547)	$(585,502)	$(271,216)	$(123,890)		$(4,452,155)

See Notes to Unaudited Pro Forma Condensed Financial Statements.

Notes to Unaudited Pro Forma Condensed Financial Statements

A
To record the initial payment of $375,000 and the remaining balance of a $3 million promissory note issued by Blue Sky in connection with the acquisition of Cel*Star.

B
To adjust the assets acquired and liabilities assumed in the acquisition of Cel*Star to their respective fair values as of the date of the acquisition.

C
To adjust depreciation and amortization based on the purchase price allocated to the American Samoa PCS license and the goodwill established in the AST acquisition. The American Samoa PCS license is being amortized over 38 years and goodwill is being amortized over 10 years.

D
To record interest expense related to the $3 million promissory note issued by Blue Sky in connection with the acquisition of Cel*Star. The note carries an interest rate of 6.75%.

E
To eliminate transactions between AST and Blue Sky.

F
[_[ONT,1,9213,10,0,2]_]F  To eliminate the intercompany payable that was forgiven in connection with the acquisition of Cel*Star.

Risk Factors

    You should consider carefully the following risks, together with all other information included in this prospectus, before you decide to participate in the exchange offer. Please keep these risks in mind when reading this prospectus, including any forward-looking statements in this prospectus. The actual occurrence of any of the following risks could materially affect Blue Sky's business, financial condition or results of operations. As a result, the value of the Blue Sky securities that you receive in the exchange offer may decline, and you could lose all or part of your investment.

Risk Factors Related to Blue Sky

  Blue Sky's limited operating history makes it difficult to evaluate our business

    Blue Sky commenced operations as a stand-alone entity in 1999. Except for operations conducted by AST in American Samoa, we have not conducted any commercial activities other than organizational, business development and market development activities. Accordingly, you have limited information to evaluate our business strategies and performance in deciding whether to make an investment in our stock.

  Blue Sky does not know whether its business model and strategy will be successful

    Blue Sky's strategy differs greatly from our competitors' strategies. We focus on underdeveloped wireless markets that lack comprehensive GSM coverage, unlike our competitors that are focused primarily on offering their services in large metropolitan areas. If the assumptions regarding the demand for our services in these underdeveloped markets are not valid or we cannot implement our strategy, achieve the predicted level of market penetration or obtain the desired level of pricing and payment for our services for sustained periods, our business, prospects, financial condition and results of operations could be harmed. To be successful, we must secure financing to fund the development of our network and convince our target customers to utilize our service. Our unproven business model makes it difficult to predict the extent to which our services will be accepted. It is possible that we may never be able to deploy our network as planned or achieve significant market acceptance, favorable operating results or profitability.

  We have never been profitable and we expect to incur future losses

    To date, our revenues have not been sufficient to fund our operations. We sustained net losses of approximately $2.6 million and $3.4 million for the fiscal years ended December 31, 1999 and 2000, respectively, and a net loss of approximately $3.5 million for the six months ended June 30, 2001. We expect to continue to incur significant losses and negative operating cash flow for the foreseeable future while we continue to develop and construct our wireless networks and grow the subscriber base in our proposed markets. Additionally, prices for wireless voice and high-speed Internet access services have fallen historically, a trend we expect will continue. Accordingly, we cannot predict to what extent we may need to reduce our prices to remain competitive or whether we will be able to sustain future pricing levels as our competitors introduce competing services or similar services at lower prices. Our failure to generate sufficient revenues or achieve or sustain market acceptance at desired pricing levels could impair our ability to achieve profitability and will severely damage our prospects of success or positive cash flow, which would have a material adverse effect on our business, prospects, financial condition and results of operations. We are not certain when we will become profitable, if ever.

  We may need additional capital to fund our operations and finance our growth and we may not be able to obtain it on terms acceptable to us or at all

    At July 31, 2001, we had available cash of $3.0 million. Of this amount, $2.6 million was received from TWS on June 27, 2001 as a loan, following the sale by a TWS subsidiary of certain PCS licenses.

We are uncertain how long this cash will last and we expect that we will need to raise additional funds to continue to implement our business plan. If we expand more rapidly than currently anticipated, if our working capital needs exceed our expectations or if we make acquisitions, we may need to raise additional capital from equity or debt sources sooner than anticipated. If we cannot obtain additional financing on terms acceptable to us, or at all, we may be forced to curtail our planned business expansion and may be unable to fund ongoing operations.

  We do not own the U.S. Virgin Islands' PCS license and renewal of our affiliate's PCS license is not guaranteed

    We do not own the U.S. Virgin Islands' PCS license but instead depend upon our affiliate, OPM Auction Co., to maintain and renew that license. OPM has different ownership than we have and may not always negotiate with us on the best terms available. PCS licensees in the United States can renew their licenses for additional 10-year terms and renewal applications are not subject to auctions. However, under the FCC's rules, third parties may oppose renewal applications and/or file competing applications and a renewal application may be subject to a comparative renewal hearing. The FCC's rules afford PCS renewal applicants involved in comparative renewal hearings with "renewal expectancy." The expectancy is the most important comparative factor in a comparative renewal hearing and is applicable if the PCS renewal applicant has provided "substantial service" during its license term and substantially complied with all applicable laws and FCC rules and policies. The FCC's rules define "substantial service" in this context as service that is sound, favorable and substantially above the level of mediocre service that might minimally warrant renewal. As part of the restructuring agreement, OPM will transfer the U.S. Virgin Islands' PCS license to us when such transfer is allowed by the FCC. We cannot provide any assurance that this transfer will occur. If we or one of our affiliates fail to successfully renew one of our PCS licenses, we may lose a substantial asset.

  As we experienced in the American Samoa market, we may have difficulty collecting amounts due from our customers

    We anticipate having to bill and collect numerous relatively small customer accounts. We have experienced difficulty in collecting on these accounts in the American Samoa market and expect some similar collections issues in the future. Our failure to collect accounts receivable owed to us by our customers on a timely basis could harm our business, financial condition and cash flow. We are switching some of our customers to a pre-pay system and plan to use a pre-pay system in other markets to prevent collection problems; however, requiring customers to prepay for services could negatively impact sales efforts.

  Concerns over radio frequency emissions or other health and safety risks may discourage use of our wireless services

    Media reports have suggested that some radio frequency emissions from wireless handsets may raise various health concerns, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. Concerns over radio frequency emissions may discourage the use of wireless handsets, which would damage our business. Negative findings of studies concerning health and safety risks of wireless handsets also could harm the wireless industry, our business, or the use of wireless communications technology, which we employ. Such findings could lead to governmental regulations that may have an adverse effect on our business. In addition, several states have proposed or enacted legislation that would limit or prohibit the use and/or possession of a mobile telephone while driving an automobile due to safety concerns. Such legislation could damage our business.

  Our business will suffer if we cannot efficiently build a new network infrastructure in our target markets

    We plan to build fully operational PCS and data networks. Risks associated with a build-out may make construction more costly and time consuming than originally expected, especially construction in our lesser developed markets. We expect to spend significant resources locating and acquiring cell sites and sourcing, installing and commissioning equipment. We also envision devoting significant time and resources to obtain requisite permits and licenses. Additionally, weather and local environmental, regulatory and political issues could hinder the success and timing of network build-out and deployment. If our build-out plans are delayed or unsuccessful, we will not be able to continue our operations.

  Our business will suffer if GSM technology is not embraced by customers

    We believe that the two most critical factors in a wireless customer's decision to purchase service are geographic coverage and price. GSM, while being the most widely used air-interface standard for mobile phones in the world, is relatively new to the western hemisphere and especially in the Caribbean and Latin American markets. The majority of cellular subscribers in North and South America use either Analog Mobile Phone Service (AMPS) or Code Division Multiple Access (CDMA) technology. CDMA and GSM are new digital technologies that offer greater capacity and advanced features than AMPS, but are more expensive and have limited geographic coverage as AMPS. As with any new technology deployment, we expect that GSM technology must achieve "critical mass" or the technology will fail to succeed in the market. We may fail to attract customers because we are deploying GSM technology in the western hemisphere, because we are not able to deploy GSM technology over a broad enough geographic area and because our customers cannot receive similar coverage as people who utilize AMPS.

    In addition, as one of the first network operators to offer GSM in the Caribbean region, Blue Sky must educate customers on the differences between wireless technology and services. Our customers may not be able to differentiate our services from our competitors. Therefore, we may not be able to maintain necessary profit margins by charging more for our advanced features and superior local coverage. Additionally, we must have roaming agreements with other GSM network operators that will allow Blue Sky customers to roam into their networks. The network implementation and associated costs for roaming may make it cost prohibitive for Blue Sky to offer this service to all of its targeted markets.

  Telecommunication regulation poses a significant risk to the way we operate our business

    The licensing, construction, operation, sale and interconnection arrangements of wireless telecommunications systems are regulated in the U.S. to varying degrees by the Federal Communications Commission (FCC) and, depending upon the jurisdiction, also may be regulated by state and local governmental bodies.

    For U.S. markets, the FCC regulates the licensing, construction, operation, acquisition and interconnection arrangements of wireless telecommunications systems in the United States. The FCC has promulgated, and is in the process of promulgating, a series of rules, regulations and policies to, among other things:

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  Grant or deny licenses for PCS frequencies;

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  Grant or deny PCS license renewals;

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  Rule on assignments and/or transfers of control of PCS licenses;

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  Govern the interconnection of PCS and data networks with other wireless and wireline carriers;

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  Establish access and universal service funding provisions;

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  Impose fines and forfeitures for violations of any of the FCC's rules; and

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  Regulate the technical standards of PCS and data networks.

    Two of our subsidiaries, AST and Blue Sky U.S. Virgin Islands, each of which resides in a U.S. territory, are directly or indirectly regulated by the FCC. Some governments in foreign jurisdictions where we operate or plan to operate, including Brazil and Guyana, have similar regulatory agencies. Either the FCC or state, local or foreign agencies may adopt regulations or take other actions that may impair the businesses of our present and prospective customers. Failure of such customers to obtain or maintain required regulatory approvals could hurt our business.

  Uncertain tax and other surcharges on our services may increase our payment obligations to federal and state governments

    Telecommunications providers are subject to a variety of federal and state surcharges and fees on their gross revenues from interstate and intrastate services. These surcharges and fees may be increased and other surcharges and fees not currently applicable to our services could be imposed upon us. If we cannot pass these costs on to our customers, our operating margins will be reduced. In either case, the cost of our services would increase and that could have a material adverse effect on our business, prospects, financial condition and results of operations.

  Transfers and assignments of PCS licenses must be approved by the FCC, which could impede our acquisition or disposition of PCS licenses

    Our business plan contemplates the acquisition of PCS licenses, or controlling interests in companies that own PCS licenses. The FCC must give prior approval to the assignment of, or transfers involving substantial changes in ownership or control of, a PCS license. Non-controlling interests in an entity that holds a PCS license or operates PCS networks generally may be bought or sold without prior FCC approval. If the FCC denied or delayed its decision regarding our potential acquisition or disposition of a PCS license, our business plan could be impacted adversely.

    Our U.S. Virgin Islands PCS license was granted by the FCC upon certain terms and was conditioned upon certain build-out requirements, which, if not met, may result in the license being revoked

    Our U.S. Virgin Islands C Block PCS license, which is held by our affiliate OPM, was granted for a 10-year term and conditioned upon timely compliance with the FCC's build-out requirements. Pursuant to these requirements, we must construct facilities in the U.S. Virgin Islands that offer coverage to one-third of the population within five years and two-thirds of the population within ten years. Rule violations can result in revocation of the license. The FCC also requires licensees to maintain a certain degree of control over their licenses. If we or OPM fail to satisfy the FCC's requirements, then we could have the U.S. Virgin Islands PCS license revoked, which would mean that we would not be able to build-out our network as planned. Subject to FCC approval, OPM is transferring the U.S. Virgin Islands' PCS license to us.

  Our success depends upon negotiating and entering into interconnection agreements with common carriers

    We must enter into and renew interconnection agreements with common carriers in each of our target markets in order to provide local service in that market. The FCC has the authority to order interconnection with a common carrier, and it has ordered local exchange carriers (or LECs) to provide reciprocal compensation to common carriers for the termination of traffic. Using these rules, we will negotiate interconnection agreements for our operations in U.S. market areas with the major local exchange operating companies and several smaller independent local exchange carriers. Interconnection agreements are negotiated on a local and long distance basis and if an agreement cannot be reached, negotiating parties can submit outstanding disputes to authorities for arbitration, which can be costly.

    Our current interconnection agreement for the American Samoa market has a term of three years with automatic six month renewals thereafter. However, we cannot assure you that new agreements will be negotiated or that existing agreements will be extended on terms favorable to us. Interconnection agreements must be approved by state regulators and are also subject to oversight by the FCC and the courts. These governmental authorities may modify the terms or prices of our interconnection agreements in ways that could adversely affect our ability to deliver service, our business, and our results of operations. Failure to obtain interconnection would make it impossible to operate in a target market, and unreasonably high interconnect prices would adversely affect our cost structure and may jeopardize our business.

    Additionally, some foreign jurisdictions where we operate, or plan to operate, may not regulate or require interconnection agreements. If these foreign jurisdictions do not have a legal requirement for interconnection agreements or for the common carrier to negotiate on fair and reasonable terms, we may not be able to provide our service in these foreign markets.

  We may be required to upgrade our network to provide emergency 911 service and access for the hearing impaired

    In June 1996, the FCC adopted rules requiring broadband PCS and other providers to implement enhanced emergency 911 capabilities upon request by a local carrier. The compliance deadline for phase I was January 1, 1999. The Phase II compliance deadline requiring digital carriers to ensure access for customers using devices for the hearing-impaired is October 1, 2001. In American Samoa, we have complied with the Phase I requirements, but we have not been requested by the local carrier to initiate this service. Additionally, we have requested a waiver from the FCC regarding the Phase II requirements because our vendors have not developed handsets capable of providing the required services. If we must comply with the Phase I and Phase II deadlines, it will be costly to us.

  We may incur debt in the future to implement our business plan which may limit our financial flexibility

    At June 30, 2001, we had debt of $13.6 million and may seek additional debt financing to finance network build-outs if we are not generating sufficient revenue or operating cash flow to fund our operations or to repay debt. We may not be able to repay our current debt or any future debt. In addition, the terms of any future debt would likely contain additional restrictive covenants that would limit our ability to incur additional indebtedness and place other operating restrictions on our business. If we incur additional debt, we will be required to devote increased amounts of our cash flow to service indebtedness. This could require us to modify, delay or abandon the capital expenditures and other investments necessary to implement our business plan.

  As a holding company, Blue Sky does not independently generate revenues that are needed for its operations

    Blue Sky operates as a holding company with substantially all of its operations conducted through subsidiaries. Accordingly, Blue Sky's cash flow is dependent upon the cash flow from these subsidiaries. It has also depended upon loans and capital contributions from TWS. Payment of funds to Blue Sky in the form of dividends, distributions or otherwise constitute Blue Sky's primary source of income. Blue Sky's affiliates may fail to generate enough income to permit the payment of dividends or distributions and have no obligation, contingent or otherwise, to pay any amounts or to make any funds available for Blue Sky, whether in the form of loans, dividends, distributions or otherwise.

  You may experience dilution in the book value of Blue Sky common stock

    If the private equity line of credit agreement becomes effective and is utilized by Blue Sky, you may experience immediate, and potentially substantial, dilution in the book value of your shares of Blue Sky common stock. See "Private Equity Line of Credit Agreement." Similarly, TWS' direct ownership in Blue Sky would be decreased, which will decrease your indirect interest in Blue Sky to the extent you continue to own shares of TWS stock.

  You will not be able to easily sell your shares of Blue Sky stock

    Currently, there is no public market for Blue Sky stock and we can give no assurance that one will develop in the near future. Also, federal and state law significantly restricts the transferability of the Blue Sky securities. Your ability to resell shares of Blue Sky stock also is substantially restricted by the terms of a stockholders agreement to which you must agree. Therefore, an investment in Blue Sky will not be liquid and you may be forced to hold your investment for an indefinite period of time, even if the value starts to decrease. As part of the private equity line of credit agreement, Blue Sky is undertaking to provide a limited resale market for shares of its common stock. Blue Sky will seek to have its shares listed on the over-the-counter market initially for the private equity line, but cannot assure you that its shares will ever be listed, or if listed, will continue to be listed on a national or other stock exchange. You may lose your entire investment if these transfer restrictions preclude you from selling your Blue Sky stock.

  Our share price may decline due to the large number of shares of common stock that Acibar may sell prior to the time that you can sell your shares

    If you participate in the exchange offer, you will be required to enter into a shareholders agreement that prevents you from selling portions of your stock in the public market, if one exists, for a period of up to four years. Pursuant to the credit agreement, Acibar has the right to sell large amounts of our common stock without complying with the same lock-up provisions that you will be subject to if you participate in this exchange offer. Sales of substantial amounts of our common stock, or the perception of these sales, may decrease the price of our common stock and impede our ability to raise capital through the issuance of equity securities in the future. The stock price for our common stock also may be deflated as a result of a large sale by Acibar prior to the time you are able to sell your shares of Blue Sky common stock. For a discussion of the lock-up provisions and the Acibar private equity line of credit agreement, see "The Exchange Offer—Shareholders Agreement and Restrictions on Sales of Shares of Blue Sky to be Received in the Exchange Offer" and "Private Equity Line of Credit Agreement."

  Our growth strategy will fail if we cannot successfully address risks associated with acquisitions

    Our current business plan is to grow our operations through future acquisitions of businesses and licenses in our target markets. An acquisition may not produce the revenue, earnings or business synergies that we anticipate, and an acquired business might not perform as we expect. We also may be unsuccessful in finding businesses or licenses that may be purchased at a reasonable price. Due to the fact that potential acquisitions may be in less developed countries, our management could spend more time and effort in identifying emerging markets and completing an international acquisition as opposed to a domestic acquisition. We will probably have to devote a significant amount of management resources to integrating any acquired international business with our existing operations, and that integration may not be successful.

Risk Factors Related to Blue Sky, TWS and the Exchange Offer

  The letter from our auditors accompanying our financial statements contains a going concern condition

    The consolidated audited financial statements for each of TWS, Blue Sky, AST and Cel*Star for the year ended December 31, 2000 were prepared assuming that each company would continue as a going concern. Unless we can raise additional capital to finance our operations, our recurring losses from operations and shareholders' equity deficiencies, respectively, raise substantial doubt about our ability to continue as a going concern. We may not be able to obtain that capital on favorable terms or at all.

  A concentrated group of Blue Sky shareholders that own a substantial percentage of Blue Sky's stock may exercise significant influence over Blue Sky

    After this exchange offer, TWS, together with its executive officers, directors and principal shareholders and their affiliates, will together control more than 50% of Blue Sky's outstanding capital stock. If these shareholders vote together, they will be able to control all matters requiring shareholder approval, including the election of members of the Blue Sky board of directors, and will significantly influence Blue Sky's affairs. This concentration of ownership may have the effect of delaying, preventing or deterring a change in control, could deprive Blue Sky shareholders of an opportunity to receive a premium for their stock as part of a sale, and might affect the value of Blue Sky stock. If these stockholders sell all or some of their investment in Blue Sky stock to a third party, other people or companies may control Blue Sky. Such a sale may reduce the value of Blue Sky stock and may harm its business. New owners may operate Blue Sky differently than existing management and may operate it to your detriment.

    Blue Sky directors and executive officers may encounter business conflicts of interest that may not be resolved to the satisfaction of all involved shareholders. David D. Lasier, Jeff L. Green, Richard A. Cohen, L. Diane Hamilton, Michael Lisogurski and Thomas Wardell, who serve as directors and/or officers for Blue Sky, also serve in comparable positions for TWS and other Blue Sky affiliates. This dual service could create or appear to create potential conflicts of interest if these persons are faced with decisions that have different implications for each company.

  If you accept the exchange offer, you will be reducing your ownership in TWS and its subsidiaries, including TWS International, and will become a direct owner of Blue Sky as opposed to an indirect owner of Blue Sky through TWS

    TWS operates as a holding company and owns approximately 40% of Blue Sky's outstanding stock. If you decide to participate in the exchange offer at your pro rata level, you will take approximately 12% of your TWS investment and exchange it for Blue Sky common stock and a cash payment. Your remaining TWS holdings will still represent an indirect interest in Blue Sky through TWS' 40% ownership in Blue Sky's outstanding stock. As a result, you will own your respective pro rata portion of Blue Sky common stock directly, and you will have decreased your indirect percentage ownership in TWS International and other TWS subsidiaries by decreasing your direct ownership of TWS. The Blue Sky stock you receive in this exchange offer may be less valuable than the TWS stock exchanged. Therefore, in addition to other considerations, you should consider and compare the respective businesses of Blue Sky and TWS International when deciding whether to participate in the exchange offer.

  Low revenues and poor operating results could cause the value of Blue Sky and TWS securities to decrease

    The revenues and operating results of Blue Sky and TWS are difficult to predict and may fluctuate significantly from quarter to quarter. If revenues or operating results for either company fall below expectations, the value of that company's securities could fall substantially. Revenues and operating results may fluctuate for either company as a result of a variety of factors, many of which are outside its control, including:

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  the amount and timing of expenditures relating to the build-out of network infrastructure and services;

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  the ability to obtain and the timing of necessary regulatory approvals;

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  the rate at which new customers are attracted within the target markets and the ability to retain these customers at sufficient aggregate revenue levels;

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  the ability to deploy the required network on a timely basis;

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  the availability of financing to build-out networks, to continue expansion, and to acquire additional licenses;

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  technical difficulties or network service interruptions; and

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  the introduction of new services or technologies by competitors and resulting pricing pressures on services.

  Blue Sky and TWS face intense competition from other wireless service providers and technical outsourcing companies

    Blue Sky's market is extremely competitive and most of its competitors are much larger and financially stronger than Blue Sky. Many of Blue Sky's primary competitors have a significant national or international presence. Blue Sky will compete with providers of PCS, cellular and other wireless communications services, as well as high speed Internet access providers. In the U.S. Virgin Islands market, it will compete against Cingular, AT&T, Sprint, Centennial and Innovative (formerly Vitel Cellular), among others. In Brazil, Blue Sky will compete against MetroRed, Telefonica, Embratel and others.

    Intense competition is created by FCC regulations that permit up to seven PCS licensees and two cellular licensees to operate in each geographic area in the United States. Proposed or future rules may create additional competition by increasing the number of licenses available. Blue Sky continuously reviews opportunities to acquire additional licenses, license holding entities, and operating companies in its existing markets and in new markets. In each new market, Blue Sky expects to face competition for such licenses, license holding entities, and operating companies from major international telecommunications entities, as well as from local competitors. In the future, it also expects to experience competition from new technologies.

    TWS' engineering services market is highly competitive and fragmented, and served by numerous providers. TWS' primary competitors are often the internal engineering departments of carriers and equipment vendors' customers, the engineering divisions of tower companies and "Tier I" construction services companies. Many of TWS' competitors have significantly greater financial, technical and marketing resources than TWS, generate greater revenues then it does, and have greater name recognition.

  The risks inherent in doing business in international markets could hinder Blue Sky and TWS' operations and growth

    The core focus of Blue Sky and TWS' business plans require operating abroad and the expansion of international operations to be successful. Most of the markets into which we plan to expand are not as commercially sophisticated as U.S. markets. We expect to hire additional personnel to oversee and expand the construction and operations of our international networks and will commit significant resources to expand our international construction, sales and marketing activities. In so doing, we will expose our business to a number of risks associated with international business activities. These risks generally include:

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  currency fluctuations;

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  unexpected changes in regulatory requirements;

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  tariffs, export controls and other trade barriers;

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  longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

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  different accounting methods and standards;

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  difficulties in managing and staffing international operations;

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  potentially adverse tax consequences, including restrictions on the repatriation of earnings and imputed income;

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  the burdens of complying with a wide variety of foreign laws;

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  political instability; and

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  cultural differences which may result in non-acceptance of wireless communications.

  The performance of the local economies of the countries in which Blue Sky and TWS have operations will affect our performance

    Our operations depend upon the economies of the markets in which we operate. These markets include countries with economies in various stages of development or structural reform, some of which are subject to rapid fluctuations of consumer prices, employment levels, gross domestic product and interest and foreign exchange rates, as well as unpredictable political climates. We may be subject to such fluctuations in the local economies in which we operate. To the extent such fluctuations have an effect on the ability of subscribers to pay for our services, the growth of our services in such markets could be impacted negatively. Many of the countries in which we operate, or expect to operate, do not have established credit bureaus, thereby making it more difficult for us to ascertain the creditworthiness of potential subscribers. Accordingly, we may experience a higher level of bad debt expense than otherwise would be the case.

    The net monetary assets of certain of our subsidiaries are subject to foreign currency exchange risks since they are maintained in local currency. Certain of our subsidiaries operate in countries in which the rate of inflation is significantly higher than that of the United States.

  Blue Sky and TWS must attract and retain qualified personnel with expertise in constructing and operating international telecommunications networks

    Our success and growth depends upon the contributions of our employees and their ability to develop an industry expertise. Our industry is characterized by intense competition for, and aggressive recruiting of, skilled personnel, as well as a high level of employee mobility. Many of our future employees must be recruited to work locally in the new markets where we intend to establish a presence.

    To execute our business plan, we need to hire a substantial number of qualified personnel, particularly sales and marketing, engineering and other technical personnel, especially those who have an expertise in GSM technology. If we are unable to recruit qualified personnel in a timely manner or to retain our employees, we will not be able to execute our business plan. Since there are no employment agreements in place for key personnel, there is no definitive assurance that key personnel can be retained or successfully replaced if they leave us. In particular, if we are unable to recruit and retain a sufficient number of qualified personnel, including many who must be recruited to work locally in the new markets where we provide or intend to provide service, we may not be able to commence service as quickly as we expect in those new markets and our business may be harmed.

  TWS' performance is impacted by dependence upon significant customers and a lengthy sales cycle

    The bulk of TWS' revenue has historically resulted from contracts and relationships that its subsidiary, TWS International, has with four to six major customers, and there can be no assurance that these customers will continue to need the services provided by TWS International. Establishing a good relationship with a major wireless operator usually requires considerable time and effort. It is not unusual for the required time investment to be a number of years. The lengthy sales cycle could have an adverse impact on TWS' financial position.

  TWS' results can be negatively affected by customer capital availability and allocation

    Demand for TWS International's service offerings is driven by the design, build-out and implementation of wireless and wireline telecommunications networks. If the wireless operators do not have access to sufficient capital to build-out these networks, then the potential demand for TWS International's service offerings may be adversely affected.

  TWS' financial performance may be negatively impacted by certain payment terms

    TWS International does not require collateral to support customer receivables because its major customers do not usually agree to such terms. Customers also do not agree to up front payments for services. Additionally, large customers are not accustomed to paying their bills within 30 days of receiving an invoice and often have a payment cycle that last for 30-60 days after receipt of an invoice. Such payment cycle may negatively impact TWS' cash flow position.

Note Regarding Forward-Looking Statements And Certain Other Information

    Some of the statements in this prospectus, including statements under "Summary of the Prospectus," "Risk Factors," "Blue Sky Management's Discussion and Analysis of Financial Condition and Results of Operations," "TWS Management's Discussion and Analysis of Financial Conditions and Results of Operations," "Blue Sky Business Description" and "TWS Business Description," contain certain information regarding our financial projections, plans, business and strategies that are "forward-looking statements" under federal securities laws. These statements relate to future events or our future financial or business performance and are identified by terminology such as "may," "could," "would," "might," "will," "should," "expect," "scheduled," "plan," "intend," "anticipate," "believe," "estimate," "potential," or "continue," or the negative of such terms or other comparable terminology. These terms reflect our assessment of a number of risks and uncertainties, and their actual results may differ materially from the results anticipated in the forward-looking statements. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors, among others, may cause our actual results to differ materially from any results suggested by a forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We undertake no obligation to update forward looking statements other than as required by applicable law or to conform such statements to actual events.

Use of Proceeds

    There will be no proceeds to Blue Sky or TWS from this exchange offer or from the resale of any shares of Blue Sky common stock by Acibar pursuant to this prospectus. Please see "Plan of Distribution" for a discussion of Acibar's distribution requirements and limitations with respect to the Blue Sky common stock that Acibar purchases from Blue Sky under the equity line agreement.

Dividend Policy

    Blue Sky and TWS have never declared or paid cash dividends, and neither company anticipates declaring or paying cash dividends for the foreseeable future. Instead, both Blue Sky and TWS will retain their earnings, if any, for the future operation and expansion of their businesses. In addition, AST's credit agreement with a infrastructure vendor prohibits the payment of cash dividends by AST.

Blue Sky Capitalization

    The following table sets forth the capitalization of Blue Sky at June 30, 2001. None of the transactions contemplated by the restructuring agreement would have any effect upon Blue Sky's capitalization. This table should be read in conjunction with Blue Sky's consolidated financial statements and the notes thereto.

June 30, 2001
Long-Term Debt
Convertible notes payable	$4,813,647
Long term debt	662,083

Total Long-Term Debt	$5,475,730
Stockholders' Equity/(Deficit)
Preferred stock, $0.001 par value, 10,000,000 shares authorized, 1,175,000 shares issued and outstanding	1,175
Common stock, $0.001 par value, 40,000,000 shares authorized, 5,000,000 shares issues and outstanding	5,000
Additional paid-in capital	14,360,126
Accumulated deficit	(10,540,658)

Total capitalization	$3,825,643

TWS Capitalization

    The following table sets forth the capitalization of TWS at June 30, 2001. None of the transactions contemplated by the restructuring agreement would have any effect upon TWS' capitalization. This table should be read in conjunction with TWS' consolidated financial statements and the notes thereto.

June 30, 2001
Long-Term Debt
Convertible notes payable	$2,208,676

Total Long-Term Debt	$2,208,676
Stockholders' Equity/(Deficit)
Preferred Stock, $0.001 par value, 5,000,000 shares authorized, 1,833,333 shares issued and outstanding	1,833
Common Stock, $0.001 par value, 20,000,000 shares authorized, 10,567,914 shares issued and outstanding	10,569
Additional paid-in capital	28,455,709
Accumulated deficit	(15,183,517)
Cumulative foreign currency translation loss adjustment	(348,000)
Common stock held in treasury, 69,500 shares at cost	(279,500)

Total capitalization	$(12,657,094)

Determination of Offering Price

    The parties entered into the restructuring agreement on March 16, 2001. In negotiating that agreement and establishing the appropriate relative exchange ratio between the shares of TWS and Blue Sky, the boards of directors of TWS and Blue Sky reviewed financial analyses prepared by the financial staff of TWS for each of TWS, TWS International, Blue Sky and AST and considered a number of factors, including:

    In general:

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  The opportunity to provide limited liquidity, in the form of a cash payment, to TWS shareholders who participate in the exchange offer.

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  The necessity to limit Stanford's voting position, either directly or indirectly, to less than twenty-five percent (25%) of TWS in order to comply with FCC regulations and the constraints engendered on both companies by Stanford's having its investment in both companies.

  •
  The opportunity for TWS shareholders to change some of their investment in TWS into a direct investment in Blue Sky whose business has become increasingly distinct from the other businesses of TWS, especially TWS International.

  •
  The benefit to all TWS entities resulting from the reduction of the amount of TWS indebtedness to Stanford and the extension of maturities for other obligations TWS owed to Stanford.

  •
  Stanford's ability to assist TWS International in markets in Central America, South America and the Caribbean.

    As to Blue Sky, in particular:

  •
  The negotiated transaction with InterWAVE in September 2000 pursuant to which InterWAVE purchased Series A Convertible Preferred Stock of Blue Sky (which converts into Blue Sky common stock on a one-for-one basis for no additional consideration) at a purchase price of $4.00 per share in connection with an extensive equipment purchase supply agreement entered into by Blue Sky with InterWAVE.

  •
  The fact that AST had been consolidated entirely into Blue Sky in January 2001, which provided Blue Sky with direct operating assets and also included the indebtedness of AST with respect to the construction and operation of those assets within the capital structure of Blue Sky.

  •
  A discounted cash flow analysis and market valuation for AST over a projected ten-year period.

  •
  Market conditions in the telecommunications industry in the regions in which Blue Sky operates, especially AST and other markets in the Caribbean and Central and South America, to the effect that values had declined since the InterWAVE transaction.

  •
  The addition of value to Blue Sky resulting from the contribution of the license for PCS in the U.S. Virgin Islands.

  •
  The availability to Blue Sky of additional operating capital resulting from the proceeds of the sale of the West Virginia licenses.

    As to TWS, in particular:

  •
  The relative values of the TWS investment in Blue Sky before and after the completion of the exchange offer, namely a direct investment of 30.3% ownership of Blue Sky prior to the restructuring agreement and 40.3% thereafter.

  •
  Valuations of TWS International on the basis of revenue, EBITDA and cash flow compared to its public company competitors with an appropriate private company discount.

  •
  Valuations of TWS' ownership in PCS licenses held by OPM, including the agreement and subsequent sale of licenses covering 1.2 million potential subscribers in West Virginia to a third party.

  •
  The valuation of TWS' ownership of approximately 10% of a former subsidiary.

  •
  The particular value to TWS and to its capital structure in exchanging certain TWS indebtedness held by Stanford for equity and the extension of maturities of other TWS indebtedness owed to Stanford.

    These valuations were derived in the context of market conditions at the time the parties entered into the restructuring agreement and suggested a relative value between the two entities of $6.00 per share for outstanding TWS common stock and approximately $2.25 per share of Blue Sky stock. As a result of negotiations the parties agreed to improve the exchange ratio, to the benefit of TWS shareholders, by setting a price for Blue Sky common stock of approximately $2.06 per share as part of the restructuring agreement with Stanford for purposes of the exchange offer.

Dilution

    The exchange offer will not result in any dilution to the current Blue Sky shareholders, due to the nature of the exchange and the fact that Blue Sky will receive no proceeds in the exchange offer. There will be no change in the book value per share as a result of the exchange offer. The value determined for the Blue Sky shares for purposes of the restructuring agreement is $2.06 per share; the Blue Sky book value is $.77 per share. The value determined for the TWS shares for purposes of the restructuring agreement is $6.00 per share; the TWS book value is $1.20 per share.

    If the private equity line of credit agreement with Acibar becomes effective and is utilized by Blue Sky, you may experience immediate, and potentially substantial, dilution in the book value of your shares of Blue Sky common stock. We cannot predict the extent of the dilution, if any, that may occur under the private equity line of credit, because the amount of shares and price per share will not be determined until some time in the future. See "Private Equity Line of Credit Agreement."

Blue Sky Selected Financial Data

    The following Selected Financial Data of Blue Sky should be read in conjunction with "Blue Sky Management's Discussion and Analysis of Financial Condition and Results of Operations" set forth immediately following this section, and with Blue Sky consolidated financial statements and the related notes thereto included elsewhere herein. Blue Sky commenced operations as a division of TWS in late 1997, and was separately incorporated on November 29, 1999.

	As of and for the Year Ended December 31,				As of and for the Six Months Ended June 30,
	1997	1998	1999	2000	2000	2001(1)
	(unaudited)					(unaudited)
Statement of Continuing Operations Data:
Revenues	$—	$605,849	$763,195	$363,022	$193,919	$1,377,529
Costs and expenses:
Cost of PCS service/operating expenses	—	414,112	1,036,830	253,608	181,373	862,453
Cost of equipment	159,078	—	—	—	—	159,078
Selling, general & administrative	654,830	311,282	2,365,901	3,500,313	1,860,766	2,357,954
Depreciation & amortization	—	421	9,474	31,452	11,977	1,003,368

Operating income (loss)	(654,830)	(119,966)	(2,649,010)	(3,422,351)	(1,860,197)	(3,005,324)
Other income (expense):
Interest income (expense) net	(7,179)	—	21,446	(19,116)	34,614	(480,490)
Other, net	(1,072)	311	—	(505)	311	14,267

Total other income (expense)	(663,081)	(119,966)	(2,627,564)	(3,441,972)	(1,825,272)	(3,471,547)
Minority interest share of income	—	—	—	—	—	—

Income (loss) before income tax expense	(663,081)	(119,966)	(2,627,564)	(3,441,972)	(1,825,272)	(3,471,547)
Income tax expense (benefit)	—	—	—	—	—	—

Net Income (loss)	$(663,081)	$(119,966)	$(2,627,564)	$(3,441,972)	$(1,825,272)	$(3,471,547)

Basic and diluted loss per share	$(0.78)	$(0.61)	$(1.17)	(3)	(3)	(3)
Balance Sheet Data:
Cash	$—	$—	$3,025,617	$125,238	$411,341	$3,136,028
Working capital (deficit)	—	(945,061)	1,520,540	(850,128)	1,200,522	(6,141,922)
Property, plant and equipment, net	9,960	2,014	94,123	280,490	118,703	7,915,112
Licenses, other intangibles and other assets, net	10,000	160,000	—	175,500	—	6,421,542
Total assets	19,960	307,230	3,209,047	3,614,088	3,523,841	20,425,651
Total long-term debt	683,041	(1,090,277)	—	—	1,916,419	662,083
Stockholders Equity	(663,081)	783,047	1,614,662	(394,138)	(228,080)	3,825,643
Other Data:
Capital expenditures	9,960	2,436	103,487	213,796	36,555	1,339,682
EBITDA(2)	(663,081)	(119,545)	(2,639,536)	(3,390,899)	(1,848,221)	(2,001,956)

(1)
Financial data as of and for the six months ending June 30, 2001, include AST, 95% of whose stock was transferred to Blue Sky on January 31, 2001.

(2)
EBITDA from continuing operations as used in this prospectus is earnings (loss) before net interest expense (income), income tax, depreciation and amortization and is presented because Blue Sky believes that such information is commonly used in the telecommunications industry as one measure of a company's operating performance and historical ability to service debt. EBITDA from continuing operations is not determined in accordance with generally accepted accounting principles (commonly referred to as GAAP), is not indicative of cash provided by operating activities, should not be used as a measure of operating income and cash flows from operations as determined under GAAP and should not be considered in isolation, or as an alternative to, or to be more meaningful than, measures of performance determined in accordance with GAAP. In addition, the manner in which Blue Sky calculates EBITDA may not be comparable to the manner in which other companies in the telecommunications industry calculate EBITDA.

(3)
Loss per share information for the years ended December 31, 1997, 1998 and 1999 has not been presented because these years contain periods prior to the incorporation of Blue Sky.

Blue Sky Management's Discussion and Analysis of Financial
Condition and Results of Operations

Overview and Recent Events

    For its fiscal years ending December 31, 2000, 1999 and 1998, Blue Sky's revenues were derived primarily from its provision of management services to AST in connection with AST's build-out of its wireless network in American Samoa. These revenues have declined as AST's network has become operational and Blue Sky's services have not been required. On January 31, 2001, TWS, Stanford and Gelber Securities, Inc. transferred their 95% stake in AST to Blue Sky in exchange for shares of Blue Sky common stock. As a result of that transaction, Blue Sky's operations for the six months ended June 30, 2001 include AST's operations from the date of acquisition, and Blue Sky's consolidated balance sheet as of that date reflects AST's assets, liabilities and stockholders' equity. That transaction also resulted in a reduction in TWS' stock ownership in Blue Sky to below 50%. As a result, Blue Sky's operations are no longer consolidated with TWS, and each party's financial results reflect that deconsolidation at and for the six months ended June 30, 2001.

    During fiscal 2000, Blue Sky spent considerable resources in an effort to raise capital and begin the build-out of wireless networks in West Virginia and in the U.S. Virgin Islands, in each case in accordance with the services agreement that Blue Sky entered into with OPM Auction Co., a wholly-owned subsidiary of TWS and the owner of the PCS licenses in those locations. To this end, Blue Sky spent approximately $500,000 on business development in the West Virginia market and $300,000 on business development in the U.S. Virgin Islands market.

    During the third quarter of fiscal 2000, TWS and OPM decided to sell the West Virginia licenses to a third party. The sale of the licenses was completed on June 27, 2001. At that time, OPM received $14 million in cash and stock of the purchasing company valued at approximately $96,000. Following the sale, TWS loaned Blue Sky $2.6 million of the proceeds TWS received from the sale of the licenses, in accordance with the restructuring agreement. This loan matures on June 30, 2011, and bears simple interest of 10%, to be paid on a quarterly basis.

    In connection with the restructuring agreement, OPM has agreed, subject to FCC approval, to transfer the PCS licenses for the U.S. Virgin Islands to Blue Sky in exchange for 250,000 shares of Blue Sky common stock.

    At June 30, 2001, AST owed BellSouth International Access, Inc. ("BellSouth International") $412,082. On July 16, 2001, AST and BellSouth International agreed to amend certain aspects of the parties' interconnection services agreement. As a part of the amendment, BellSouth International agree to accept from AST $51,094 as the final payment owed on the BellSouth International debt, resulting in a $302,002 gain to AST.

    On July 23, 2001, Blue Sky consummated the acquisition of Cel*Star Caribbean, Inc., which through a wholly-owned subsidiary owns a license to establish a wireless and long distance network covering the country of Guyana. Blue Sky paid the seller of Cel*Star $375,000 at closing and will make seven installment payments to the seller of $375,000 each, plus interest, on a quarterly basis.

    On July 31, 2001, TWS paid $750,000 to Blue Sky in repayment of certain loans made by Blue Sky to TWS during fiscal 2000 and fiscal 2001.

    As discussed elsewhere in this prospectus and in "Liquidity and Capital Resources" below, Blue Sky has significant cash requirements in order to fund its operations and its debt payments, to complete the build-out of its U.S. Virgin Islands network and to build out its proposed Guyana network. The $2.6 million loan that TWS made to Blue Sky in June 2001 and Blue Sky's other cash on hand will not be sufficient to accomplish all of the foregoing, and Blue Sky will be required to raise additional capital at some time in the future. Blue Sky is uncertain if it will be able to raise that additional capital on favorable terms or at all.

Results of Operations

    For the six months ended June 30, 2001, Blue Sky reported a net loss of $3.5 million and EBITDA of $(2.0) million. Blue Sky reported a net loss of $120,000, $2.6 million and $3.4 million in fiscal 1998, 1999 and 2000, respectively. EBITDA approximated the net loss for each of the foregoing yearly periods. Blue Sky anticipates that its losses will continue for the forseeable future, as its operating expenses and the cost to finish the U.S. Virgin Islands build-out and to build-out the Guyana network will remain substantial while revenue will increase more slowly as new customers are added.

Comparison of six months ended June 30, 2001 and six months ended June 30, 2000.

    Revenues.  Blue Sky's revenues increased by 610.4%, or $1.2 million, from $194,000 for the first six months of 2000 to $1.4 million for the first six months of 2001. The increased revenues were a result of consolidating AST's financial results with Blue Sky's results once AST became a 95% subsidiary of Blue Sky on January 31, 2001.

    Gross Margin.  Blue Sky's gross margins increased 2737.5% from $13,000 for the first six months of 2000 (6.5% of revenues) to $356,000 for the first six months of 2001 (25.8% of revenues), again driven by the consolidation of AST with Blue Sky during the first quarter of 2001. As a percentage of revenues, gross margins remained flat over the comparable periods, as revenues and expenses grew in the same proportion.

    Selling, General and Administrative Expenses.  Selling, general and administrative ("SG&A") expenses increased 26.7% from $1.8 million for the first six months of 2000 (959.6% of revenues) to $2.4 million for the first six months of 2001 (171.2% of revenues). The large increase is due to the consolidation of AST into Blue Sky as of February, 2001.

    Depreciation and Amortization.  Depreciation and amortization expense increased dramatically from $12,000 for the first six months of 2000 to $1 million for the first six months of 2001. This increase was in large part the result of increased depreciation costs associated with AST's network equipment. The monthly depreciation for the equipment, which has a cost basis of $8.6 million, is approximately $150,000.

    Interest Expense.  Interest expense increased by $607,000 during the first six months of 2001. There was less than $100 interest expense for the first six months of 2000. The interest expense is primarily related to AST's debt owed to an equipment vendor, as well as new debt relating to the InterWAVE financing arrangement described below. Interest expense was partially offset by $149,000 of interest income in the first six months of 2001, compared to $35,000 earned in the first six months of 2000.

Comparison of fiscal year ended December 31, 2000 and fiscal year ended December 31, 1999

    Revenues.  Blue Sky's revenues totaled $363,000 in fiscal 2000, a decrease of 52.4%, or $400,000, from $763,000 in fiscal 1999. The revenue decline resulted from AST's reduced need for Blue Sky's management services over the course of the year as AST's wireless network in American Samoa became operational and as ongoing systems support responsibilities were transferred to local personnel.

    Gross Margin.  Blue Sky's gross margins improved by 140.0% during the past year, increasing from a loss of $274,000 in fiscal 1999 (35.9% of revenues) to a gross margin of $109,000 in fiscal 2000 (30.1% of revenues). The improvement was primarily due to the provision of reduced services to AST in American Samoa.

    Selling, General and Administrative Expenses.  SG&A expenses increased 48.7%, from $2.4 million in fiscal 1999 (311.2% of revenues) to $3.5 million in fiscal 2000 (972.9% of revenues). This increase resulted primarily from increased efforts to develop and launch new PCS markets, particularly in the West Virginia and U.S. Virgin Islands markets.

    Interest Expense.  Interest expense increased from $0 in fiscal 1999 to $54,000 in fiscal 2000. The interest expense was the result of a new credit arrangement that was used to finance network operations equipment for the U.S. Virgin Islands. This was partially offset by $35,000 in interest income earned during fiscal 2000.

Comparison of fiscal year ended December 31, 1999 and fiscal year ended December 31, 1998

    Revenues.  Blue Sky's revenues increased by 26.0%, or $157,000, from $606,000 in fiscal 1998 to $763,000 in fiscal 1999. The increased revenues were the result of increased management services provided to AST during the launch and early months of the American Samoa wireless network.

    Gross Margin.  Blue Sky's gross margins decreased 242.7% from $192,000 in fiscal 1998 (31.6% of revenues) to a loss of $274,000 in fiscal 1999 (135.9% of revenues), due to the costs required to provide the increased management services to AST.

    Selling, General and Administrative Expenses.  SG&A expenses increased 662.1% from $312,000 in fiscal 1998 (51.4% of revenues) to $2.4 million in fiscal 1999 (311.2% of revenues). This increase in expense resulted primarily from business development efforts in new markets.

Liquidity and Capital Resources

    Blue Sky has a financing arrangement in place with InterWAVE Communications International, Inc., which provides Blue Sky with network equipment, software and services required for the expansion of Blue Sky's network operations. The outstanding borrowings under the arrangement were $2.1 million at both December 31, 2000 and June 30, 2001. The financing arrangement allows for equipment purchases and related borrowings of up to $4.0 million. The outstanding balance under the financing agreement bears interest at 10% per annum, payable quarterly. The first payment on the financing agreement is due April 2002. The principal and accrued interest is convertible into Blue Sky preferred stock at InterWAVE's option.

    Blue Sky's principal subsidiary, AST has a financial arrangement in place with a vendor, which provided AST with equipment for AST's PCS network in American Samoa. Under the terms of the financing arrangement, the vendor provided $7.3 million in financing to AST. Interest accrues quarterly on the outstanding borrowings at one of two rates from which AST may choose (9.83% at June 30, 2001). The borrowings are collateralized by substantially all of AST's assets, and the financing agreement requires AST to comply with certain financial and non-financial restrictive covenants.

    At December 31, 2000, AST was not in compliance with certain restrictive covenants and obtained a waiver for the non-compliance from the vendor. At January 31, 2001, the parties restructured the financing arrangement to, among other matters, provide for the deferral of interest payments (which deferral payments would become additional principal), the extension of the payment period (which will now begin March 2003 and end March 2008), and the modification of certain financial covenants. AST elected to defer the interest payments that would have otherwise been due for the quarters ending December 31, 2000, March 31, 2001 and June 30, 2001, and these interest payments of approximately $215,000 each therefore converted to principal.

    At March 31, 2001 and June 30, 2001, AST was not in compliance with certain financial covenants in the vendor agreement. For the March quarter, AST received a waiver for the non-compliance from the vendor. AST has asked for a waiver for the second quarter, but has not received the waiver, nor has the vendor taken any other action with respect to the covenant violation. The debt owed to the vendor has been reclassified as current until a waiver or other settlement is agreed by both parties.

    Net cash used by Blue Sky in operating activities was $3.9 million in fiscal 2000 and $1.9 million in fiscal 1999. Net cash used by Blue Sky in operating activities was $2.4 million in the six months ended June 30, 2001.

    Net cash used in investing activities was $214,000 in fiscal 2000, compared with $103,000 in fiscal 1999. Overall, Blue Sky's financial condition in fiscal 2000 and fiscal 1999 did not allow Blue Sky to undertake significant investment activities. Net cash used in investing activities was $1.4 million for the six months ended June 30, 2000, due to fixed asset additions at AST and in the U.S. Virgin Islands.

    Net cash provided by financing activities was $1.2 million in fiscal 2000, compared with $5.0 million in fiscal 1999. The cash provided by financing activity in fiscal 2000 was the result of Blue Sky selling 293,750 shares of Blue Sky preferred stock to InterWAVE at $4.00 per share in conjunction with the parties' equipment purchase and financing arrangement. The cash provided by financing activity in fiscal 1999 resulted from the sale by Blue Sky Com International, Ltd. ("Blue Sky International"), now a wholly-owned subsidiary of Blue Sky, of common stock to Stanford for $5 million. Net cash provided by financing activities was $6.8 million for the six months ended June 30, 2001, principally resulting from proceeds from borrowings from a related party of $2.6 million and proceeds from the sale of preferred stock to InterWAVE of $3.5 million.

    Blue Sky's cash balance as of December 31, 2000 was $125,000, compared with $3.0 million at December 31, 1999. At June 30, 2001, Blue Sky's cash balance was $3.1 million. Of that amount, $2.6 million was loaned to Blue Sky by TWS on June 27, 2001, from the proceeds that TWS received from the sale of the West Virginia wireless licenses.

    The significant operating and liquidity issues being experienced by Blue Sky raise substantial doubt about Blue Sky's ability to continue as a going concern unless it is able to continue to raise additional capital. Blue Sky has prepared its financial statements assuming it will continue as a going concern. Accordingly, the financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should Blue Sky be unable to continue as a going concern.

    Blue Sky is uncertain how long its current cash balances will cost. To continue as a going concern and to achieve its business plan, Blue Sky will be required to raise significant capital in the future. Failure to raise it on terms acceptable to Blue Sky could, in addition the risks described in the previous paragraph, prevent Blue Sky from implementing its business plan, which would adversely affect Blue Sky's prospects.

Impact of Inflation

    Inflation generally affects Blue Sky by increasing its cost of labor, equipment and services that it requires from third parties. Blue Sky does not believe that the relatively low rates of inflation experienced in the United States or American Samoa since the time it began operations has had any material effect on its business. Once Blue Sky completes its network build-out in the U.S. Virgin Islands and build-out its Guyana network, its operations will be subject to any inflationary pressures that exist in those countries.

Recent Account Pronouncements

    In December 1999, the SEC issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related, to revenue recognition policies.

Blue Sky has reviewed these criteria and believes its policies for revenue recognition are in accordance with SAB 101.

    In July 2001, the Financial Accounting Standards Board (or FASB) issued Statement of Financial Accounting Standards No. 141, Business Combinations. SFAS 141 requires the purchase method of accounting for business combinations initiated after July 30, 2001 and eliminates the pooling-of-interests method. Blue Sky does not believe that the adoption of SFAS 141 will have a significant impact on its financial statements.

    In July 2001, FASB issued SFAS No. 142, Goodwill and Other Intangible Assets, which is effective January 1, 2002. SFAS 142 requires, among other things, the discontinuance of goodwill amortization. In addition, the standard includes provisions for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill and the identification of reporting units for purposes of assessing potential future impairments of goodwill. SFAS 142 also requires Blue Sky to complete a transitional goodwill impairment test six months from the date of adoption. Blue Sky is currently assessing but has not yet determined the impact of SFAS 142 on its financial position and results of operations.

TWS Selected Financial Data

    The following Selected Financial Data of TWS should be read in conjunction with "TWS Management's Discussion and Analysis of Financial Condition and Results of Operations" set forth immediately following this section, and with TWS' consolidated financial statements and the related notes thereto included elsewhere herein.

	TWS
	As of and for the Year Ended December 31,					As of and for the Six Months Ended June 30,
	1996	1997	1998	1999	2000	2000	2001
	(unaudited)	(unaudited)	(unaudited)	(unaudited)		(unaudited)
Statement of Continuing Operations Data:
Revenues	$5,088,344	$5,173,098	$7,695,356	$11,837,580	$21,513,860	$9,445,426	$10,447,878
Costs and expenses:
Cost of PCS service/operating expenses	1,780,091	4,109,527	5,388,937	8,273,754	15,351,797	6,444,481	9,167,149
Selling, general & administrative	2,455,343	3,012,698	6,163,118	9,321,989	10,750,386	5,251,818	4,607,126
Depreciation & amortization	124,013	149,820	313,357	522,097	445,573	238,399	361,977

Operating income (loss)	728,947	(2,098,946)	(4,170,056)	(6,280,260)	(5,033,896)	(2,489,272)	(3,688,374)
Other income (expense):
Interest income (expense) (net)	(275,186)	(247,644)	(509,246)	(680,331)	(569,252)	(283,770)	(812,146)
Equity in net loss of investee	—	—	—	949,691	(463,158)	—	1,634,107
Gain from sale of licenses	—	—	—	—	—	4,027,760	13,175,098
Other income (expense)	—	(3,706)	(74,133)	(21,321)	(90,768)	(202,187)	199,864

Total other income (expense)	453,761	(2,350,296)	(4,753,435)	(7,931,603)	(6,157,074)	1,052,531	13,307,963
Loss from discontinued operations	—	—	—	3,164,971		2,237,012
Minority interest in subsidiary	—	—	—	243,973	789,924	—	349,841

Income (loss) before income tax expense	453,761	(2,350,296)	(4,753,435)	(10,852,601)	(5,878,305)	(1,184,481)	11,113,286
Income tax expense (benefit)	—	—	—	—	302,538	134,282	—
Discontinued Operations:
Loss on disposal					(604,122)
Loss from operations				(3,164,971)

Net Income (loss)	$453,761	$(2,350,296)	$(4,753,435)	$(10,852,601)	$(6,273,810)	$(1,318,763)	$11,113,286

Balance Sheet Data:
Cash	$268,014	$1,272,846	1,017,215	$4,649,753	$376,096	$810,375	$5,678,033
Working capital (deficit)	586,752	1,562,807	(82,062)	3,208,666	(4,329,365)	(1,910,157)	6,490,026
Property, plant and equipment, net	280,068	668,586	1,463,867	2,014,242	2,262,419	2,107,304	1,929,271
Licenses, other intangibles and other assets, net			3,657,270	4,376,882	4,797,816	14,518,929	7,044,064
Total assets	1,305,081	3,833,737	6,138,882	14,051,400	15,186,719	17,436,608	19,872,812
Total debt	2,576,631	3,393,821	6,248,333	9,388,550	11,183,478	12,009,912	2,208,676
Stockholders Equity	(1,271,550)	439,916	(109,451)	1,718,684	(1,579,798)	5,426,696	12,657,094
Other Data:
Capital expenditures	37,422	325,138	999,781	1,152,286	663,529	274,265	291,967
EBITDA(1)			(3,856,699)	(5,758,163)	(4,471,890)	(2,250,873)	(3,326,397)

(1)
EBITDA from continuing operations as used in this prospectus is earnings (loss) before net interest expense (income), income tax, depreciation and amortization and is presented because TWS believes that such information is commonly used in the telecommunications industry as one measure of a company's operating performance and historical ability to service debt. EBITDA from continuing operations is not determined in accordance with GAAP, is not indicative of cash provided by operating activities, should not be used as a measure of operating income and cash flows from operations as determined under GAAP and should not be considered in isolation, or as an alternative to, or to be more meaningful than, measures of performance determined in accordance with GAAP. In addition, the manner in which TWS calculates EBITDA may not be consistent with the manner in which other companies in the telecommunications industry calculate EBITDA. For example, while it should be excluded from the calculation of TWS' EBITDA, the calculation includes income tax paid on revenue generated by its Brazilian subsidiary.

TWS Management's Discussion and Analysis of Financial
Condition and Results of Operations

Overview and Recent Events

    TWS conducts its operations through TWS International, Inc. and TWS International's various subsidiaries. TWS' revenues for fiscal 2000 were derived almost equally from domestic (U.S.) engineering consulting fees and fees from the Brazilian project management consulting. For fiscal 2000, revenue increased by 81.7%, from $11.8 million in fiscal 1999 to $21.5 million. EBITDA improved during fiscal 2000 by 22.3%, although it was still negative. EBITDA for fiscal 2000 was ($4.4) million and for fiscal 1999 was ($5.7) million. For the first six months of fiscal 2001, TWS' domestic revenues continued to increase compared to fiscal 2000. However, its Brazilian revenues declined compared to the first six months of fiscal 2000, and EBITDA remained negative at $(4.7) million.

    TWS' Brazilian operations began in the first quarter of 1999 and posted revenues of $2.6 million during its first year of operations. For fiscal 2000, the Brazilian operation increased revenues by 281.3%, resulting in fiscal 2000 revenues of $10.0 million. For the first six months of fiscal 2001, the Brazilian operations generated revenues of $4.3 million, compared to $4.5 million in revenues generated during the first six months of fiscal 2000.

    On June 27, 2001, OPM, TWS' wholly-owned subsidiary, sold its West Virginia licenses to a third party for $14 million cash and stock of the purchasing company valued at approximately $96,000. Following the sale, TWS paid off $5.1 million of short-term debt and loaned $2.6 million to Blue Sky. In July 2001, TWS repaid to Blue Sky loans that Blue Sky made to TWS during fiscal 2000 and fiscal 2001, resulting in an additional payment of $750,000 to Blue Sky. TWS also loaned $1.5 million to TWS International at that time.

    For the fiscal years ended December 31, 1998, 1999 and 2000, Blue Sky's assets, liabilities and financial results were consolidated with those of TWS. As a result of Blue Sky's sale of additional shares of its stock to Stanford, TSW and Gelber Securities in connection with Blue Sky's acquisition of AST on January 31, 2001, TWS' share ownership in Blue Sky declined below 50%, and Blue Sky's subsequent results during the six months ended June 30, 2001 are not consolidated with those of TWS.

    As noted below in "Liquidity and Capital Resources" and elsewhere in this prospectus, TWS International, TWS' operating subsidiary, continues to lose money and will do so for the foreseeable future as TWS seeks to expand that business. TWS will in the future require additional capital in order to fund its and TWS International's operations and to grow TWS International's business until it becomes cash flow positive. There can be no assurance that TWS will be able to raise this capital on favorable terms or at all.

Results of Operations

    For the six months ended June 30, 2001, TWS reported net income of $11.1 million and EBITDA of ($3.3) million. TWS reported a net loss of ($4.8) million, ($10.9) million and ($6.2) million in fiscal 1998, 1999 and 2000, respectively. EBITDA was ($3.9) million, ($5.8) million and ($4.5) million in fiscal 1998, 1999 and 2000, respectively.

Comparison of six months ended June 30, 2001 and six months ended June 30, 2000.

    Revenues.  TWS' revenues increased by 10.6%, or $1.0 million, from $9.4 million for the first six months of 2000 to $10.4 million for the first six months of 2001. The increased revenues were primarily the result of strong growth from the domestic engineering services group, which was partially offset by a decrease in Brazilian revenues.

    Gross Margin.  TWS' gross margins decreased by $1.7 million (or 57.3%) from $3.0 million for the first six months of 2000 to $1.3 million for the first six months of 2001. This was driven primarily by the increased costs of operations, particularly increased personnel costs in the engineering group. As a percentage of revenues, gross margins decreased from 31.8% for the first six months of fiscal 2000 to 12.3% for the first six months of fiscal 2001, due to slower market conditions which delayed the start of anticipated revenue-generation projects, while fixed costs remained the same until late in the second quarter, when cost cutting measures were implemented at TWS International.

    Selling, General and Administrative Expenses.  SG&A expenses decreased 12.3%, from $5.2 million for the first six months of 2000 (55.6% of revenues) to $4.6 million for the first six months of 2001 (44.1% of revenues). This decrease was due in part to the deconsolidation of Blue Sky.

    Interest Expense.  Interest expense increased by 185.9%, from $284,000 for the first six months of 2000 to $812,000 for the first six months of 2001. The increase was due to interest incurred on three new lines of credit and the interest rates on three short-term notes owed by TWS were increased by the lenders in consideration of extension of the maturity dates of the notes.

Comparison of fiscal year ended December 31, 2000 and fiscal year ended December 31, 1999

    Revenues.  TWS' revenues totaled $21.5 million in fiscal 2000, an increase of 81.7%, or $9.7 million, from $11.8 million in fiscal 1999. The significant increase was due primarily to the expansion of the project management business of TWS International in Brazil.

    Gross Margin.  TWS' gross margins increased by 72.9% during the past year, increasing from $3.6 million in fiscal 1999 (30.1% of revenues) to $6.2 million in fiscal 2000 (28.6% of revenues). The improvement was a direct result of the increased revenues resulting from the expanded market presence in Brazil. As a percentage of revenues, gross margins decreased by 1.5% over the same period, due to inefficiencies in obtaining incremental revenues.

    Selling, General and Administrative Expenses.  SG&A expenses increased 10.4%, from $9.8 million in fiscal 1999 (83.2% of revenues) to $11.2 million in fiscal 2000 (52.0% of revenues). The $1.4 million increase was due to increased business development costs in both the Blue Sky and TWS International subsidiaries, partially offset by a reduction in similar costs carried by TWS in the earlier year.

    Interest Expense.  Interest expense decreased from $680,000 in fiscal 1999 to $569,000 in fiscal 2000. The decrease was the result of an increase in interest income and offset to interest expense.

Comparison of fiscal year ended December 31, 1999 and fiscal year ended December 31, 1998.

    Revenues.  TWS' revenues increased by 60.5%, or $4.4 million, from $7.4 million in fiscal 1998 to $11.8 million in fiscal 1999. The increased revenues were primarily the result of strengthened market share for the domestic engineering services group.

    Gross Margin.  TWS' gross margins increased 79.3% from $2.0 million in fiscal 1998 (26.9% of revenues) to $3.6 million in fiscal 1999 (30.1% of revenues). This increase was generated by the corresponding growth in revenues over the prior year. As a percentage of revenues, gross margins remained flat over the comparable periods, as revenues and expenses grew in the same proportion.

    Selling, General and Administrative Expenses.  SG&A expenses increased 51.2% from $4.6 million in fiscal 1998 (61.7% of revenues) to $9.8 million in fiscal 1999 (83.2% of revenues). This significant increase was due to increased business development costs, as TWS pursued avenues of expansion in fiscal 1999 related to both engineering services and network operations.

Liquidity and Capital Resources

    Primarily as a result of the sale of OPM's West Virginia licenses at the end of June 2001, TWS' liquidity has improved substantially. TWS paid off approximately $5.1 million in short-term debt on June 29, 2001 and had a cash balance of $8.8 million at June 30, 2001. In addition to the incoming funds from the license sale, one short-term note was converted to common stock during the second quarter of fiscal 2001, resulting in an additional debt reduction by $3.0 million. As of July 31, 2001, TWS' cash balance was $6.9 million. Nevertheless, TWS International continues to generate substantial losses, and TWS is uncertain how long its cash balances will last TWS will require further equity or debt investments will be required.

    At June 30, 2001, TWS has convertible note owed to Stanford with a principal balance of $2.2 million. In accordance with the restructuring agreement, TWS anticipates that Stanford will convert the note into TWS Series A non-voting preferred stock before the end of fiscal 2001.

    As noted above, at June 30, 2001, AST was not in compliance with certain financial covenants in its vendor financing agreement. AST has asked for a waiver for the second quarter, but has not received it. Until AST receives the waiver, the debt owed to its vendor of $7.8 million has been reclassified as current. The note is collateralized by substantially all of AST's assets.

    Net cash used in operating activities was 1.3 million for the six months ended June 30, 2001, $6.6 million in fiscal 2000 and $8.3 million in fiscal 1999.

    Net cash provided from investing activities during the six months ended June 30, 2001 was $11.1 million, principally consisting of proceeds of $14 million from the sale of FCC licenses and loans made to related parties of $2.7 million. Net cash used in investing activities was $574,000 in fiscal 2000, compared with $5.7 million in fiscal 1999. The primary investment during fiscal 1999 was the purchase by OPM of six FCC licenses in the West Virginia, U.S. Virgin Islands and Bloomington markets for $4.1 million.

    Net cash used in financing activities for the six months ended June 30, 2001 was $4.2 million, principally consisting of payments on long-term debt of $4.9 million netted against proceeds from borrowings of $1.1 million. Net cash provided by financing activities was $3.1 million in fiscal 2000, compared with $17.6 million in fiscal 1999. The cash provided by financing activities in both years was the result primarily of issuances of preferred and common stock and the incurrence of debt by TWS. In 1999, TWS sold 678,000 shares of common stock at $5.00 per share in a private placement subscription. TWS also sold 700,000 shares at $3.00 per share to Stanford in February 2000 to repay part of its original principal amount of a $5 million debt to Stanford. TWS borrowed $7.4 million from Stanford in fiscal 1999 under notes that were convertible, and an additional $3.0 million from Standard in a line of credit note. Additionally, Blue Sky International, Blue Sky's wholly-owned subsidiary whose operations are consolidated with Blue Sky, sold stock to Stanford for $3,633,200 in cash and cancellation of $1,366,800 of debt. During fiscal 2000, TWS sold an additional 28,000 shares at $5.00 per share in a private placement, and issued 191,180 shares under a warrant agreement with Gelber for $2.00 per share. TWS borrowed $500,000 from Stanford during fiscal 2000, and approximately $888,000 was drawn from three new lines of credit established during the year.

    The significant operating and liquidity issues being experienced by TWS raise substantial doubt about TWS' ability to continue as a going concern unless it is able to continue to raise additional capital. TWS has prepared its financial statements assuming it will continue as a going concern. Accordingly, the financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should TWS be unable to continue as a going concern.

    TWS is uncertain how long its current cash balances will last. To continue as a going concern and to achieve its business plan, TWS will be required to raise significant capital in the future. Failure to raise it on terms acceptable to TWS could, in addition to the risks described in the previous paragraph, prevent TWS from implementing its business plan, which would adversely affect TWS' prospects.

Impact of Inflation

    Inflation generally affects TWS by increasing its cost of labor, equipment and services that it requires from third parties. TWS does not believe that the relatively low rates of inflation experienced in its markets since the time it began operations has had any material effect on its business.

Recent Accounting Pronouncements

    In December 1999, the SEC issued SAB 101, Revenue Recognition in Financial Statements, which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related, to revenue recognition policies. TWS has reviewed these criteria and believes its policies for revenue recognition are in accordance with SAB 101.

    In July 2001, the FASB issued SFAS 141, Business Combinations. SFAS 141 requires the purchase method of accounting for business combinations initiated after July 30, 2001 and eliminates the pooling-of-interests method. TWS does not believe that the adoption of SFAS 141 will have a significant impact on its financial statements.

    In July 2001, FASB issued SFAS No. 142, Goodwill and Other Intangible Assets, which is effective January 1, 2002. SFAS 142 requires, among other things, the discontinuance of goodwill amortization. In addition, the standard includes provisions for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill and the identification of reporting units for purposes of assessing potential future impairments of goodwill. SFAS 142 also requires TWS to complete a transitional goodwill impairment test six months from the date of adoption. TWS is currently assessing but has not yet determined the impact of SFAS 142 on its financial position and results of operations.

Quantitative and Qualitative Disclosure about Market Risk

    We develop products and offer our services in multiple geographic regions. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets because we do not engage in hedging activities. Additionally, our financial results are subject to market risk from changes in interest rates. If any of the events described above were to occur, our revenues could be seriously impacted, since a significant portion of our revenues are derived from international customers.

    We manage, and plan to continue to manage in new markets, our risk to foreign currency rate changes by maintaining foreign currency bank accounts in currencies in which we regularly transact business. TWS incurred a net loss of $94,000 in 2000 and a net gain of $3,800 in 1999 due to foreign currency fluctuations. In 1998, TWS experienced no loss due to currency fluctuations. During fiscal 2000, revenues from international customers represented 49.4% of TWS' total consolidated revenues.

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". This statement requires that all derivative instruments be recorded on the balance sheet at fair value. We adopted this standard, as amended, on January 1, 2001. The adoption of this statement did not have any impact on our financial position, results of operations or cash flows.

The Restructuring Agreement

    This section of the prospectus describes the restructuring agreement. While we believe that the description covers the material terms of the restructuring agreement, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to for a more complete understanding of the restructuring agreement, including the text of the restructuring agreement which is an exhibit to this prospectus.

Terms of the Restructuring Agreement

    Blue Sky entered into a restructuring agreement with TWS, Stanford, TWS International, AST and Mr. Lasier, effective March 16, 2001, that provides for a restructuring of Blue Sky's stock ownership. The purposes of the restructuring agreement are to:

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  consolidate Stanford's investment at the TWS holding company level,

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  increase current TWS shareholders' percentage ownership of Blue Sky stock,

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  modify TWS' debt repayment obligations owed to Stanford, and

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  extend to TWS shareholders the opportunity to exchange some of their TWS stock into direct ownership of Blue Sky common stock and receive a cash payment or to maintain all of their investment in the restructured TWS.

    Under the restructuring agreement, Stanford agreed to cancel a total of $3.65 million of debt owed to it by TWS and AST in exchange for 700,000 shares of TWS stock. Stanford also agreed to extend the maturity date and modify the terms of loans amounting to $2.8 million owed by TWS. Stanford agreed to pay approximately $2.4 million in cash (not including loans for tax payment purposes) and 40.04% of the total issued and outstanding shares of our common stock for 1,250,001 shares of TWS common stock.

    Other events that have occurred as a result of the restructuring agreement include:

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  An exchange by Mr. Lasier of 300,000 TWS common shares with Stanford for approximately $576,000 and 593,379 shares of Blue Sky common stock.

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  An exchange by Stanford with TWS of 10% of Blue Sky's issued and outstanding common stock held by Stanford for 233,333 shares of TWS Series A non-voting preferred stock.

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  A 10-year loan by TWS to Blue Sky of $2.6 million from the proceeds of the sale by TWS' wholly-owned subsidiary, OPM, of OPM's PCS licenses for the West Virginia market with interest payable at an annual rate of 10%. TWS may choose to convert the outstanding balance under this loan into shares of Blue Sky's common stock at a rate of $8.00 per share.

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  The acquisition by TWS of $650,000 principal amount in debt owed to Stanford by AST in exchange for 100,000 TWS common shares; upon TWS' acquisition of the AST loan, the outstanding balance of the loan was offset against amounts owed by TWS to Blue Sky as a result of certain intercompany transactions.

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  The exchange by Stanford with TWS of 1,000,000 shares of TWS common stock for 1,000,000 shares of TWS Series A Convertible Non-Voting Preferred Stock.

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  The termination and extinguishment of Stanford's $3 million principal amount working capital line of credit extended to TWS in exchange for 600,000 shares of TWS Series A Convertible Non-Voting Preferred Stock.

    Additionally, the restructuring agreement provides for the repayment or extinguishment of all intercompany accounts between TWS and Blue Sky, including each entity's respective subsidiaries; subject to FCC approval, the contribution by OPM of its PCS licenses for the U.S. Virgin Islands market to Blue Sky in exchange for 250,000 shares of Blue Sky common stock at a price of $4.00 per share; a new management services agreement between the companies; and a three year consulting agreement between TWS International and Stanford in which TWS International is obligated to pay Stanford a yearly fee of $200,000 for Stanford's acquisition, investment banking, due diligence and related services. TWS also will issue Stanford warrants to purchase 150,000 shares of TWS Series A non-voting preferred stock.

    The restructuring agreement also provides that if the exchange offer for 950,001 shares of TWS common stock is undersubscribed, Mr. Lasier will make up all or a portion of such undersubscription up to an aggregate of 410,000 additional TWS shares held by him.

The Exchange Offer

    This section of the prospectus describes the exchange offer. While we believe that the description covers the material terms of the exchange offer, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to for a more complete understanding of the exchange offer.

Terms of the Exchange Offer

    All TWS shareholders who were holders of record of TWS common stock on            , 2001 may deliver for exchange up to a total of 950,001 shares of TWS common stock held by them. In return, Stanford will pay to TWS shareholders up to a total of approximately $1,824,002 plus 1,878,994 shares of Blue Sky stock. The exchange offer will remain open for 30 days. Upon completion of the exchange offer, TWS, acting as Exchange Agent, will transfer the number of shares received from TWS shareholders to Stanford for the consideration as specified in the preceding sentence, and will distribute the appropriate number of shares of Blue Sky common stock and cash to the TWS shareholders who delivered their TWS common stock in accordance with the Letter of Transmittal as soon as possible after the close of the exchange offer.

    We have set relative values of $6.00 per share for each share of TWS common stock and $2.06 for each share of Blue Sky common stock for the purposes of this transaction. The exchange consideration for each TWS share will be paid as $1.92 in cash plus 1.9779 shares of Blue Sky. You will be allowed to exchange at least your pro rata portion of the 950,001 shares and you may be able to exchange more than your pro rata share if the exchange offer is undersubscribed by other TWS shareholders.

Availability of Non-Recourse Loan

    TWS expects that the exchange of TWS common stock for cash and Blue Sky common stock will be a taxable transaction for United States federal income tax purposes and may also be taxed under applicable state, local and foreign tax laws. Pursuant to the restructuring agreement, Stanford will loan TWS, on a non-recourse basis, up to $730,000 so that TWS can in turn offer non-recourse loans to assist with tax liabilities incurred by shareholders who participate in the exchange offer. These optional loans will be secured by up to 127,000 additional TWS shares held by the borrowers in addition to any shares sold through the exchange offer. The shares used as collateral will be held by TWS until the loan is paid. The Stanford loan to TWS will have the same basic terms as the loans that TWS extends to its shareholders.

    For purposes of calculating the available loan amount for participating shareholders, TWS will assume that the maximum United States federal income tax rate payable by such shareholders is 20% of long-term gains, and that each shareholder's long-term gain is equal to the total consideration received in Blue Sky stock minus such participant's cost basis in the TWS common stock exchanged as reflected on the stock ledgers of TWS.

    On approximately February 1, 2002, shareholders participating in the exchange will receive a form from TWS on which they may request a tax loan. The loans will have the following material provisions:

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  A term of two years, provided that the loan automatically accelerates in full upon either a TWS change in control or a TWS initial public offering.

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  Interest accruing at the rate of 6% per annum.

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  Repayments, in the absence of acceleration, are as follows:

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  year one: interest only, payable on the first anniversary of the loan; and

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  year two: all principal and the remaining interest payable on the second anniversary of the loan.

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  The maximum principal amount of each loan will be equal to the 20% capital gains tax payable by each shareholder on his or her long-term gain, determined in the manner described above. Each shareholder who elects to participate may seek the maximum dollar amount available to him or her calculated in this manner, or may elect to borrow a lesser amount. However, if requests for loans in the aggregate exceed $730,000, then TWS will reduce the amount of each participant's loan in order to reduce the aggregate loan amount to $730,000. The reduction will be on a pro rata basis and will be based upon the amount that each participant's requested loan bears to $730,000.

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  Each loan must be collateralized (or secured) by additional shares of TWS stock that have been retained by the participating shareholder. The value of the collateral will be based on the participant's pro rata loan amount. Participating in the loan will require entering into a loan agreement with TWS and submitting TWS common stock certificates representing sufficient shares to secure the principal of the loan.

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  Loan proceeds will be available on or about April 1, 2002.

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  The loans will be non-recourse, which means that TWS' only recourse is against the TWS shares pledged as collateral if you fail to repay the loan. TWS can exercise its rights against the collateral as follows:

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  if you fail to make the interest payment due on the first anniversary of the loan or within the grace period provided in the loan agreement, then TWS may enforce its security interest in your TWS shares pledged as collateral to the extent of the interest payment; and

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  if you fail to make the principal and interest payment due on the second anniversary of the loan or within the grace period provided in the loan agreement, then TWS may enforce its security interest in your TWS shares pledged as collateral to the extent of the principal and interest payment.

    The following is an example of how the loan will work:

    Assume that you own 10,000 shares of TWS common stock and you decide to tender 1,500 shares of TWS common stock in the exchange offer. Of the 1,500 shares, approximately 500 shares will be paid for in cash and 1,000 shares will be paid for with illiquid Blue Sky common stock. Further, assume that you desire to take advantage of TWS' offer of a non-recourse loan and that your cost basis in the 1,000 shares that you tender is $2.00 per share. The long-term capital gains tax would be $.80 per share, which is computed as follows: $6.00 per share minus $2.00 per share equals $4.00 per share times 20% (the long-term capital gains tax rate) equals $.80 per share. The total federal tax amount owed would equal $800.00, which is computed as follows: 1,000 shares times $.80 per share. By exercising your right to a non-recourse loan, you could receive a loan from TWS for $800.00 to cover federal taxes associated with the exchange offer. While you would not be permitted to borrow more than $800.00, you could choose to borrow a lesser amount.

    If the loan amount is $800.00, then you must tender 148 additional shares of TWS common stock to secure the loan. The number of shares of TWS common stock necessary to secure the loan is computed based upon your pro rata amount of the $730,000 available for loans multiplied by the 127,000 shares of TWS common stock that will secure the loans. To compute this amount, divide $800.00 by $730,000 (which gives your pro rata amount of the $730,000 available for loans), then multiply this amount by 127,000. The shares of TWS common stock that must be tendered to secure the loan will be held in escrow by TWS until the loan is repaid. If the loan is not timely repaid, then TWS will keep the number of shares necessary to cover the principal and interest balance owed to it.

    If requests for loans in the aggregate exceed the $730,000 maximum loan amount, then your loan would be proportionally reduced. For example, assume that participating shareholders seek loans totaling $830,000, or $100,000 above the amount that Stanford has committed to loan. In the previous example, your requested loan amount was $800.00, which represents approximately 1/10 of 1% of the $730,000 being loaned. As a result, your loan would be reduced by $100.00, or 1/10 of 1% of the $100,000 amount by which the total loans must be reduced. You must pay the balance of any federal taxes owed, which is $100.00 in this example. Regardless of the loan amount, you would also be responsible for the payment of any state, local or foreign taxes owed as a result of the exchange.

Shareholders Agreement and Restrictions on Sales of Shares of Blue Sky to be Received in the Exchange Offer

    If you choose to participate in the exchange offer, you will be required to enter into a shareholders agreement with Blue Sky attached hereto as Appendix A. The Blue Sky shareholders agreement has substantially the same terms as the current TWS shareholders agreement that all TWS shareholders were required to enter, including Blue Sky's right of first refusal and right of repurchase from employees upon termination of employment. Additionally, the shareholders agreement restricts transfers of the shares even if Blue Sky is successful in establishing a public market for its common stock. Please see the section entitled "The Exchange Offer—Shareholders Agreement and Restrictions on Sales of Shares of Blue Sky to be Received in the Exchange Offer" for more information regarding the restrictions. This means that the shares of Blue Sky common stock you receive will not be immediately transferable. By signing and delivering the Letter of Transmittal pursuant to its instructions, you are simultaneously agreeing to the terms of the Blue Sky shareholders agreement and no other signature will be required for you to be bound by that agreement.

    To implement the Private Equity Line of Credit Agreement, the shares of Blue Sky's common stock issued to TWS shareholders in the exchange offer will be subject to lockup provisions as follows:

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  Ten percent (10%) of the shares issued to each shareholder will be free of any contractual restrictions on transfer;

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  An additional twenty percent (20%) of such shares will be transferable free of any contractual restrictions on transfer 12 months after the effective date of the exchange offer (            , 2002);

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  An additional thirty percent (30%) of such shares will be transferable free of any contractual restrictions on transfer 24 months after the effective date of the exchange offer (            , 2003); and

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  The balance, or forty percent (40%), will be transferable free of any contractual restrictions on transfer 36 months after the effective date of the exchange offer (            , 2004).

    These lockup provisions are an integral part of the exchange offer and are reflected in the shareholders agreement attached to this prospectus as Appendix A. Each shareholder who accepts the exchange offer in executing the acceptance form will also be simultaneously accepting the terms of the shareholders agreement including these lockup provisions. Under certain circumstances, Blue Sky may consult with its market maker(s) concerning the release of more shares from the lock-up restrictions sooner than the lock-up provisions would allow and will do so on those occasions when Blue Sky believes that market conditions permit.

    If Blue Sky is unable to obtain a market maker for its stock and is unable to list the common stock prior to the effectiveness of the registration statement, all shares issued in this exchange offer will remain subject to Blue Sky's right of first refusal with respect to the transfer of such shares. If Blue Sky is able to establish a market, Blue Sky will waive its right of first refusal when the shares become released from the lock-up provisions of the shareholders agreement.

Exchange of TWS Stock Certificates for Blue Sky Stock Certificates

    If you choose to exchange some or all of your shares of TWS common stock in the exchange offer you will be required to send your TWS stock certificate(s) to TWS or deliver an affidavit stating that you have lost your stock certificate(s). Please follow the instructions in the enclosed Letter of Transmittal to send in your TWS stock certificate(s).

Material U.S. Federal Income Tax Consequences of the Exchange Offer

    The following discussion is a summary of the United States federal income tax considerations generally relevant to the exchange of TWS common stock for Blue Sky common stock and cash. This discussion is limited to federal income tax considerations relevant to U.S. holders of TWS common stock participating in the exchange offer, and does not address tax considerations relevant to subsequent holders of Blue Sky common stock.

    This summary is based on the Internal Revenue Code (the "Code"), existing and proposed Treasury Regulations promulgated thereunder, published rulings, administrative pronouncements and judicial decisions, all as in effect as of the date of this prospectus and all of which are subject to changes which could affect the tax consequences described below, possibly on a retroactive basis.

    This summary addresses only the TWS common stock transferred in the exchange offer and the cash and Blue Sky common stock received in the exchange offer. In addition, this summary addresses only tax considerations relevant to U.S. holders of TWS common stock and Blue Sky common stock who hold those securities as capital assets within the meaning of Section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to a holder of TWS common stock in light of his or her particular circumstances or tax issues that may be significant to holders of TWS common stock who are subject to special rules, such as:

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  financial institutions;

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  insurance companies;

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  REITs or regulated investment companies;

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  "S" corporations;

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  expatriates;

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  foreign entities and individuals who are not citizens or residents of the United States;

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  pension plans and other tax-exempt entities;

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  brokers or dealers in securities;

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  persons whose functional currency is other than the United States dollar;

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  persons who are subject to the alternative minimum tax provisions of the Internal Revenue Code; or

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  persons who acquired TWS common stock as part of an integrated investment, such as a "straddle," "hedge" or other risk reduction transaction.

    This summary may not be applicable with respect to TWS common stock acquired as compensation and does not address the state, local or foreign tax consequences of participating in the exchange offer.

    The following discussion is limited to United States federal income tax consequences applicable to U.S. holders, and does not address the consequences that may apply to persons that are not U.S. holders. As used in the discussion below, the term "U.S. holder," means a holder of TWS common stock who, for United States federal income tax purposes:

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  is a citizen or resident of the United States;

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  is a corporation, partnership, limited liability company or other entity created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia, unless, in the case of a partnership or limited liability company, Treasury Regulations provide otherwise;

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  is an estate the income of which is subject to United States federal income taxation regardless of its source; or

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  is a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust, or that was in existence on August 20, 1996 and has made a valid election to continue to be treated as a United States person.

    If a holder is a partnership (or an entity treated as a partnership) for United States federal income tax purposes, the tax treatment of each partner of such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership that holds TWS common stock, you should consult your tax advisor.

    You are urged to consult your tax advisor with regard to the application of the United States federal income tax laws to your participation in the exchange offer and the acquisition, ownership and disposition of Blue Sky common stock, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction or laws governing estate and gift tax considerations.

Treatment of the Exchange Offer

    Tendering U.S. holders.  We expect that a U.S. holder's exchange of TWS common stock for Blue Sky common stock and cash will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. Assuming the exchange is treated as a taxable exchange, in general, for United States federal income tax purposes, each U.S. holder participating in the exchange will recognize capital gain or loss on the exchange of TWS common stock in an amount equal to the difference between:

  •
  the sum of (1) the fair market value of the Blue Sky common stock and (2) the amount of cash received for the exchanged TWS common stock; and

  •
  the holder's adjusted tax basis in the exchanged TWS common stock at the time of the exchange.

    If the shares of TWS common stock owned by a U.S. holder were purchased or acquired by such U.S. holder on different dates or at different prices, then the U.S. holder exchanging shares of TWS common stock should determine his or her gain or loss based upon the basis and holding period of the shares represented by the certificates delivered to TWS to effectuate the exchange. Such capital gain or loss will be long-term if the U.S. holder held the TWS common stock for more than one year at the time of the exchange. U.S. holders should consult their tax advisors with respect to applicable rates and holding periods, and netting rules for capital losses. Generally, a U.S. holder's adjusted tax basis for a share of TWS common stock will be equal to the cost of the share of TWS common stock to such holder, less any distributions received from TWS that exceeded the current and accumulated earnings and profits of TWS, and as a result were required to be applied against the basis of TWS stock. Certain limitations exist on the deduction of capital losses by both corporations and individual taxpayers.

    The federal income tax consequences of the exchange will depend in part on a determination of the fair market value of shares of Blue Sky common stock at the time of the exchange. The value assigned to the shares of Blue Sky common stock for purposes of the restructuring agreement is $2.06 per share. The value assigned to the shares for purposes of the restructuring agreement might not equal the fair market value of the shares at the time of the exchange and such value will not be binding on the IRS or the courts. If the value utilized by tendering U.S. holders in determining their tax consequences from the exchange is later found to be incorrect, the amount of items of income, gain, loss or deductions reported by such tendering U.S. holders might change, and such U.S. holders might be required to adjust their tax liability and incur interest and penalties with respect to those adjustments.

    Each tendering U.S. holder's adjusted tax basis in the shares of Blue Sky common stock received in the exchange will equal the fair market value of Blue Sky common stock at the time of the exchange. The holding period for the shares of Blue Sky common stock received in the exchange will begin on the day after the date of the exchange.

    Non-Tendering Holders.  We expect that a U.S. holder who does not tender its TWS common stock pursuant to the exchange offer would not recognize any gain or loss.

Regulatory Filings and Approvals Required to Complete the Restructuring Agreement and Exchange Offer

    Other than the filing with the Securities and Exchange Commission of the registration statement of which this prospectus is a part, there are no regulatory filings or approvals required to complete the restructuring agreement and exchange offer.

Rights of Dissenting Shareholders in the Exchange Offer

    Neither Blue Sky nor TWS shareholders are entitled to dissenters' rights.

Private Equity Line of Credit Agreement

    On August 24, 2001 Blue Sky entered into a private equity line of credit agreement with Acibar International Investments, Ltd. Pursuant to the agreement, Acibar has agreed to purchase up to a maximum of $15,000,000 of shares of Blue Sky common stock upon the exercise of Blue Sky's put right. The agreement becomes effective upon the later to occur of the effectiveness of the registration statement of which this prospectus forms a part and the undertaking by at least one market maker to make a market in the stock of Blue Sky. The equity line agreement remains in force for forty-eight (48) months after its effectiveness unless it terminates sooner because:

  •
  the full commitment has been invested,

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  Acibar has reached the maximum percentage ownership permitted under the agreement or

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  one party or the other breaches the agreement.

    Pursuant to the equity line, Blue Sky may put shares to Acibar for purchase by Acibar. The purchase price is 90% of the market price, which is defined as the weighted average market price for the 15 trading days following the put. If the market price as so established is 10% less than the average market price for the 15 trading days prior to the put, Blue Sky may withdraw the put. The maximum amount of each put is the number of shares having an aggregate purchase price equal to the lesser of $5,000,000 or 25% of the total dollar trading volume of shares over the preceding 20 trading days. The agreement also provides that during the period beginning on the 61st day following the effective date of the agreement and continuing for 91 days thereafter, Blue Sky has the right to put to Acibar 176,470 shares of Blue Sky common stock at a fixed price of $750,000, or $4.25 per share, on each of three occasions at least thirty (30) days apart, for an aggregate of 529,410 shares and an aggregate purchase price of $2,250,000.

    Blue Sky has paid to Acibar a placement fee of $150,000 to establish the equity line. In addition, Blue Sky will pay to Acibar a non-usage fee equal to $20,000 for each six-month period during which Blue Sky does not put any shares to Acibar, payable at the end of each six-month period that triggers the non-usage fee. Blue Sky is entitled to 36 put notices during the life of the agreement. Blue Sky is also entitled to limit the total number of shares issued under the agreement to Acibar to that number which, when combined with all holdings of Acibar and its affiliates in voting securities of Blue Sky, will not exceed 20% of the aggregate of all Blue Sky's voting securities. Blue Sky has a right to refuse to put further shares at any point in time that such percentage ownership limit has been reached. Acibar has a right to participate in any other offerings of securities by Blue Sky to the extent of its pro rata ownership of outstanding securities of Blue Sky at the time of such offering. Any purchases in such other offerings, however, do not reduce Acibar's commitment or obligation to purchase shares under the equity line agreement.

Effect on Market for Shares of Blue Sky Common Stock

    There has previously been no public market in the securities of Blue Sky. In connection with the private equity line of credit agreement entered into between Blue Sky and Acibar, Blue Sky is undertaking to provide a limited resale market for shares of its common stock. Blue Sky will seek to list its shares on the over-the-counter market initially. In that connection and in order to stabilize the market, Blue Sky anticipates that upon effectiveness of this registration statement registering the shares for the exchange offer and the shares for resale for by Acibar, Blue Sky will split its shares of common stock             to             , resulting in an aggregate of 10,000,000 shares outstanding. Of this amount, approximately       million shares will be issued to TWS shareholders participating in the exchange offer, assuming the exchange offer is fully subscribed. In addition, Blue Sky will have registered for resale by Acibar, upon exercise by Blue Sky of its puts under the equity line, an aggregate of up to       million shares.

Blue Sky Business Description

General

    Blue Sky is a holding company whose operating subsidiaries provide or plan to provide wireless telecommunications and data transmission services in underserved markets in the U.S., Latin America and the Caribbean. We will acquire PCS and data licenses or companies that hold such licenses with the objective to build-out telecommunication networks using GSM technology. In certain markets, we may offer high-speed Internet data services, as well as landline long distance and competitive local exchange company-type services. Finally, we may also acquire non-GSM carrier operations to fill in our overall geographic coverage.

    We were established as a division of our parent company, TWS, in 1997 and incorporated in Georgia as a separate entity on November 29, 1999. TWS had also previously incorporated Blue Sky Com International, Ltd. in March 1999. On March 15, 2000, TWS and Stanford, Blue Sky International's sole shareholders, transferred to us their shares of stock in Blue Sky International, and Blue Sky International became our wholly-owned subsidiary.

    We intend to leverage the wireless network engineering and operational strength of TWS and its subsidiaries and the operating expertise of our senior management to grow our business. Our services, marketed under the Blue Sky® brand name, offer customers high quality and reliable wireless voice and data services at competitive prices. We currently operate a PCS and ISP network in American Samoa through our 95%-owned subsidiary, American Samoa Telecom, LLC, or AST, and its wholly-owned subsidiary American Samoa License, Inc.

    American Samoa has served as our "test case," and we have gained valuable experience in building this PCS and ISP network, hiring and training a local management, establishing a unique brand, and dealing with the logistics of managing an operation half-way around the world. We hope to capitalize on the experience that we gained in American Samoa.

Blue Sky Corporate Structure

    Blue Sky is a holding company that holds all or substantially all of the equity interest in the subsidiaries listed below. TWS holds a 40% interest in Blue Sky and Blue Sky's other stockholders are Stanford, Gelber Securities Group, Mr. Lasier and InterWAVE. After the exchange offer, we expect that TWS shareholders will own approximately an additional 30% of Blue Sky stock. The chart below depicts the organizational and ownership structure of Blue Sky's subsidiaries and affiliates.

Our Opportunity

    We believe that a significant opportunity exists in the telecommunications industry to provide quality wireless voice and high-speed Internet access to customers in emerging markets that are currently without wireless voice services utilizing GSM technology, that are underserved by existing network operators or that suffer from poor or expensive service. The demand for quality service is high due to the local culture centering around the family and upon "keeping in touch," which presents an opportunity for rapid wireless voice growth. In addition, many of these island nations are in the process of reorienting their economies from agriculture towards tourism and technology and in doing so, generate additional demand for telecommunication services. Moreover, high-speed Internet access is almost non-existent in these same markets, although the governments, schools and business travelers are all seeking access to information to help the markets develop, to improve education and to attract business. We believe that "island markets," such as American Samoa currently lack affordable alternatives for quality telecommunication services because the local telephone system or incumbent provider is usually poorly operated and the service is expensive. This presents an opportunity for rapid wireless growth.

    In Latin America, which continues to have a fast population growth rate, wireless penetration is still low and most countries still lack a GSM carrier. For instance, in Guyana, a market where Blue Sky recently acquired a 900 MHz license, the wireless and wireline penetration is less than 1% and 20%, respectively. We plan on being the second telecommunications company in Guyana and the only GSM provider in the country.

Our Strategy

    We will employ a multi-step strategy to achieve our business objective. We will first seek to acquire the radio spectrum and data licenses required to provide PCS telephone service and high-speed Internet access to our customers. If we are successful in acquiring radio spectrum licenses, we will then provide our customers with wireless services using GSM technology. In our identified markets where radio spectrum licenses are either unavailable or are cost-prohibitive to acquire, we will seek data licenses to provide our customers with high-speed Internet access services. We may offer a combination of these services in certain markets to meet customer needs.

    Once we have acquired the requisite license, we must then design and implement the network, purchase the required equipment and build-out the infrastructure. The time period required to build and make operational a wireless operation can vary widely, driven in large part by the length of time required to identify tower sites, negotiate the leases for such sites, install the antennas and other equipment on each site, as well as establish our back office operations for billing, customer care, sales and marketing.

    In markets where we do not currently qualify to acquire wireless licenses, such as in Brazil, we are planning to offer high-speed Internet access and local telephone services, also called wireline services, to establish a presence. We hope to later acquire either wireless licenses, or companies which hold such licenses, or resell wireline services to complement our data and wireline telephone service. As we achieve success in Brazil, we will look for expansion in other Latin American markets.

    Successful implementation of our comprehensive business plan depends upon our raising significant amounts of capital in the near future. Our business is capital-intensive, and it requires large up-front investment. Revenue, on the other hand, is not generated until the wireless or data network is fully operational, and then it grows as customers are obtained and we acquire market share. During the year ended December 31, 2000, we generated revenues of $363,022, a net loss of $3,441,972 and EBITDA of $(3,390,899). For the six months ended June 30, 2001, we generated revenues of $1,377,529, a net loss of $3,471,547 and EBITDA of $(2,001,956).

Our Growth Plans

    We plan to grow our business by taking the following actions:

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  Expand our operations in American Samoa;

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  Build-out and launch our wireless voice and data operations in the U.S. Virgin Islands;

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  Launch high-speed Internet access services in Brazil;

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  Acquire complementary telephone and data companies in Brazil;

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  Fund the acquisition of Cel*Star Caribbean, Inc. and build-out and operate wireless voice and data operations in Guyana and possibly other Caribbean markets;

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  Fund the costs associated with our on-going business development activities and our corporate overhead; and

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  Acquire operations with products and services that complement or that have an existing customer base for our products and services.

Our Operations in Certain Geographic Markets

    Our operations to date and our anticipated operations include the following activities in American Samoa, U.S. Virgin Islands, Brazil, Guyana and the Bahamas.

American Samoa

    Our subsidiary, American Samoa Telecom or AST, started business with a single service offering, a digitally secure wireless local and long distance voice service. As customers began to accept AST's service offering, AST introduced Internet access and short messaging as value-added services. In April 2001, AST began offering its wireless and long distance services principally on a prepaid basis in an attempt to reduce collections problems while increasing AST's market penetration and improving operating margins.

    We built the American Samoa PCS network and made it operational in less than seven months. After two years of operations, AST has achieved a 6% market penetration and is achieving average monthly revenue per user of approximately $70. For the twelve months ended December 31, 2000, AST generated revenues of $3,009,403, a net loss of $3,779,528 and EBITDA of $(1,316,334). For the six months ended June 30, 2001, AST generated revenues of $1,540,459, a net loss of $2,028,916 and EBITDA of $(410,293).

    Our PCS 1900 system in American Samoa has been in commercial operation since July 10, 1999 with twelve cell sites. Several of these sites are now operating at maximum capacity. Two new cell sites have been planned for construction to provide additional capacity. We plan to deploy additional equipment to provide coverage to several villages on America Samoa's northern shore where we do not currently provide coverage. We also expect to deploy additional equipment to improve our existing coverage in certain areas. Software upgrades have been planned for September 2001 to support new features and functions and to meet certain FCC requirements.

    In addition to PCS, several "ISP" service offerings such as expanded business connectivity and web hosting are planned for 2002. Field trials of high speed Internet access through the Internet and over twisted pair copper wire have been planned with major local businesses. Finally, we expect to expand our prepaid platform capacity to accommodate the growth of this service.

U.S. Virgin Islands

    In the U.S. Virgin Islands, we have begun to construct a GSM network. We will offer coverage and services similar to those offered by AST in American Samoa and will follow a similar product and service evolution. Because over two million tourists visit the U.S. Virgin Islands on an annual basis, we also intend to provide high-speed Internet access to the hotel industry, a value-added service that we believe will provide convenience to the traveler and an additional revenue stream for us.

Brazil

    In Brazil, our affiliated services company, TWS do Brazil Ltda., has approximately 300 staff involved in the telecommunications industry and five regional offices. We are in the process of acquiring a data license to provide high-speed Internet access to both commercial and residential customers. Acting through our subsidiary, Blue Sky Comunicações do Brazil Ltda., which we call Blue Sky Brazil, most developmental activities have been completed, equipment vendors have been identified, and trial customers have been selected. We anticipate Blue Sky Brazil will commence operations during the fourth quarter of 2001.

    In addition, Blue Sky recently signed a non-binding letter of intent to purchase a company in Brazil that is providing telephone services to over 30,000 customers, and has access to over 700 buildings (as of June 30, 2001), and that has existing back office, sales and technical operations. Members of the management team of this company are experienced professionals and, if the purchase is completed, we plan to retain these management personnel and have them assume responsibility for Blue Sky's high speed Internet access business. We are negotiating a revised letter of intent which, if executed, will lead to due diligence and further negotiations, with a view to reaching a final agreement.

    We will not attempt to compete with established data network operators for the large corporate data or access market. Instead, we will target small and medium sized commercial customers who cannot be served due to the shortcomings of existing in-building distribution networks. Our focus will be on enhancing the "first mile" for these customers in older multi-tenant office buildings, where the tenants do not have the ability to receive reliable, high-speed Internet access at a reasonable cost.

    Later we may expand our marketing efforts to meet the growing Brazilian residential demand by offering the same service to multi-dwelling units or apartment buildings. Once the customer base is established, we intend to add to our service portfolio by offering voice, long distance and other value-added services. We believe that our entry plan in Brazil will evolve into an integrated communications provider whereby we will offer communications for entire buildings. In fact, Brazil plans to deregulate the telecommunications industry in 2002 by allowing existing network operators to expand their service offerings into local, long distance, and possibly even wireless to stimulate market penetration. We are positioning ourselves in Brazil to take advantage of these new regulations if they provide us with the opportunity to complement our current service and prove to be economically attractive.

Guyana

    On July 23, 2001, we acquired 100% of the issued and outstanding common stock of Cel*Star Caribbean, Inc., which we refer to as CSC, in exchange for a cash payment and future debt obligations. CSC, through its wholly-owned subsidiary Cel*Star Guyana, Inc., owns a license to establish a wireless and data network within the country of Guyana.

    We are paying $3 million for the CSC stock, in eight quarterly installments of $375,000, with the first installment of $375,000 paid at the closing. We are currently negotiating with a local investor in Guyana who may acquire a minority interest in CSC Guyana on terms still to be determined. The targeted initial operational date for this network is approximately February 2002.

Bahamas

    Cel*Star Bahamas Ltd., a Bahamian company and wholly-owned subsidiary of CSC, has applied for a license to operate a PCS network in the Bahamas. We anticipate that the Bahamian government will respond to CSC Bahamas' license application within the next nine months, but there is no guarantee that CSC Bahamas will receive that license.

    In anticipation of that license grant and the commencement of operations in the Bahamas, CSC has entered into a shareholders agreement with CSC Bahamas and Media Ventures Limited, a local Bahamian company, to provide for the funding and operation of CSC Bahamas. Pursuant to the shareholders agreement, CSC will own 70% of CSC Bahamas' stock and Media Ventures will own 30% of the stock, and the two parties will fund CSC Bahamas' operations in the same respective percentages. It is estimated that the capital requirements of CSC Bahamas will be $28.8 million. To date, CSC and Media Ventures have funded CSC Bahamas' pre-development activities, and minimal additional funding will be required until the license application is acted upon.

The Industry

Wireless Communication

    The wireless telecommunications industry is a rapidly growing business sector that is driven by the dramatic increase in wireless telephone usage, as well as strong demand for wireless Internet and other data services. The International Telecommunications Union (ITU) has published figures showing wireless growing at 50% per year for the last 10 years, and ITU predicts that growth will continue at or close to that rate for the next 10 years. The demand for wireless Internet access and other data services is accelerating the adoption of new technologies such as those embodied in the emerging third generation or 3G standard.

    Wireless carriers must continuously upgrade their networks with new technologies and expand into new geographic regions in order to remain competitive and to satisfy the demand for pervasive wireless service. In addition, new carriers are entering the market as a result of deregulation, the issuance of new licenses and the demand for new services. As a result, carriers are deploying substantial network equipment both in the U.S. and internationally. These new technologies, such as PCS and broadband wireless, are helping to fuel demand for more advanced wireless applications and services.

High-speed Internet Access

    Dedicated, high-speed Internet access and other broadband data services offer new commercial opportunities to and can substantially improve the productivity of small- and medium-sized businesses. We believe that the demand for connectivity to the Internet is growing as businesses are realizing that the Internet can significantly enhance communications among offices and employees, as well as with customers and suppliers.

    While many large enterprises build or lease expensive, dedicated high-speed networks, most small- and medium-sized businesses are using comparatively slow dial-up connections. We believe that faster, always-on connections enhance the productivity of employees of small- and medium-sized businesses. Forrester Research projects that the worldwide market for dedicated Internet access spending among businesses will grow from $1.4 billion in 1998 to approximately $33.5 billion by 2003.

    In addition to Internet connectivity, many small- and medium-sized businesses already demand value-added services such as web hosting, network security, e-commerce, video conferencing, data storage and retrieval, conference calling, branch office connectivity and business television. However, most of these businesses do not have full access to these services because the existing in-building infrastructure is unable to provide broadband services to small tenants. We believe that value-added services will be one of the fastest growing segments of the Internet services market.

Caribbean and Latin America Telecommunications

    We believe that the Caribbean region is embarking on the reform and liberalization of the telecommunications sectors, which opens new opportunities for small operators in these countries, especially in the wireless mobile and high-speed data telecommunications segments. For the past several years, the regulatory bodies in several of these countries have altered the operating environment for the telecommunications industry, providing new investment opportunities for companies such as ours. We believe the first major shift has resulted from the erosion of the nearly exclusive position formerly held by U.K.-based Cable and Wireless in the long distance and LEC operations in the British Commonwealth-affiliated islands. In addition, France Telecom has realigned its focus in the French-governed islands to focus on delivery of long distance and Internet transmission service.

    Smaller operators like us will seek to secure the next round of wireless and data licenses being publicly auctioned and purchased through private negotiations. The market has seen companies like Centennial, Mossel and others making investments in new local markets and expanding existing operations. To date, based upon information supplied by the GSM association, the only island markets in the Caribbean with existing operations or plans for GSM deployment are Antigua, the Dominican Republic, Jamaica and the Netherlands Antilles. Our priority is to build GSM networks and offer high-speed Internet access throughout this region under a consistent brand.

    According to Yankee Group Inc.'s Latin American and Caribbean Communications unit, the 1999 value of the telecommunications market in Latin America was an estimated $52.8 billion, and its 12% annual growth rate is expected to bring it up to $74.1 billion by 2002. A wave of recent and ongoing privatization throughout the region has boosted telecommunications investments, increasing the quantity and variety of services available to individuals and companies. Teledensity is expected to grow at an average annual rate of 11% in the coming years in Latin America. By way of comparison, the worldwide telecommunications market is presently worth an estimated $700 billion and is growing at a 9% annual rate. Meanwhile, there are currently 3.7 million Internet users in the Latin American region, a figure anticipated to rise to 26.2 million by 2002, an average annual growth rate of 80 percent. We believe that the issues that have prevented the Internet from taking off in Latin America, such as a lack of local content, a low PC penetration rate in the region, high phone surcharges and a wobbly last-mile infrastructure, will be addressed soon.

    Throughout Latin America, there is growing competition in the long distance, local loop and corporate services sector. Governments are awarding licenses to new operators who will compete with the incumbents. The governments are privatizing the local loop, implementing universal service requirements and promoting investments by international companies. The new operators are deploying networks to compete for customers who want local, long distance, data communications and Internet services. New technologies, such as wireless local loop, digital subscriber line and hybrid coaxial cable will play important roles in expanding the availability of high-speed Internet access.

The Brazil Market

    Brazil is the largest and most populous country in South America. With a population of over 170 million, it is second only to the United States in population in the Western hemisphere. Its economy is over 75% larger than Mexico, which currently ranks second in Latin America. The country's wealth is concentrated in the southern states of Minas Gerais, the Federal District, Rio de Janeiro, Sao Paulo, Parana, Santa Catarina, and Rio Grande do Sul. Other pockets of wealth occur primarily in large urban areas scattered throughout the country.

    Favorable market demographics and economic prospects, coupled with an underdeveloped telecommunications market, make Brazil a prime target for telecommunications business growth. According to Pyramid Research, fixed line penetration is currently estimated at 15% and mobile penetration is only 7%. Pyramid projects that both segments will reach 32% penetration by 2005.

Continuing deregulation of the Brazilian telecommunications industry, coupled with favorable market conditions, provide support that these optimistic growth projections are achievable.

Marketing Plan

Wireless Voice Service

    Our Service Proposition. In most markets where we will operate wireless networks, we anticipate two entrenched cellular operators and, potentially, one or more PCS operators sometime in the future. In this type of competitive environment, it is imperative that we quickly establish a significant market presence and position ourselves apart from the existing wireless service providers. For example, we built the American Samoa PCS network and made it operational in less than seven months. To achieve this objective, we will build our marketing plan around the core principle of creating an attractive value proposition for our customers. This will be accomplished through a combination of:

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  Coverage and Capacity. Our first priority in our network build-out is to ensure that our coverage area and network capacity gives us a competitive advantage, both in terms of the number of sites and the number of radio channels available. We believe radio frequency coverage and capacity are critical factors influencing a customer's decision to purchase wireless communication services. Building a foundation of solid coverage and capacity not only allows customers to make calls whenever and wherever they like (thus increasing revenues), but also generates positive word-of-mouth advertising and helps to reduce customer turnover.

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  Brand Image. Our marketing efforts will focus on establishing the "Blue Sky®" brand as a premiere provider of telecommunication services. We plan to launch targeted marketing campaigns across multiple media channels that educate consumers about our service and build brand awareness. We will utilize promotional advertising to assist in establishing market presence and to support specific product and service offerings. In addition, we will use a strategic public relations campaign to enhance our market positioning and support the advertising campaigns.

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  Distribution Channels. We plan to develop a wide variety of distribution channels to reach the marketplace, including company-owned stores, local retailers and direct sales. Each will be designed to reach a specific customer segment. Utilizing a mix of distribution channels gives us a great deal of flexibility in the evolving wireless marketplace, as well as enables high quality market coverage. We intend to maximize our sales productivity by focusing efforts on the most productive channels, as well as minimizing expenses by driving activations through the lower cost channels.

    Our company-owned stores will function as our primary distribution channel because they generate both a high number of subscribers per outlet at a reasonable cost and yield subscribers that are less likely to cancel service. Company-owned stores will provide the highest level of customer service of any distribution channel. We believe that a market presence at launch with company-owned stores typically increases brand awareness and helps establish brand image. Our company-owned stores will be located in high traffic areas and provide a high level of customer service.

    Our retail stores will use a unique and creative merchandising strategy that combines a comfortable environment for the customer with a "sales focused" floor plan. This uncommon floor plan emphasizes features and services through dedicated sales areas within the store. This allows the salesperson to literally walk the customer through the selling process by moving through the store. We seek to have a consistent store décor with an upbeat, clean, fresh look that emphasizes innovative products that add value.

    Our direct sales force sells to businesses or other entities that typically do not respond to retail offerings. The direct sales force focuses on corporate or other "organization" accounts, with a secondary focus on data and similar value added services. Mobile kiosks are used to sell to customers in environments such as community events, street fairs, regattas and festivals.

    Product Offerings. Our product offerings are designed to differentiate us from our competitors. Our plans call for entering the marketplace with a full portfolio of GSM-based features and service offerings to complement our basic wireless voice service. These include two-way short messaging service, voice mail and Group 3 facsimile service. Our management intends to use this opportunity to establish these services as Blue Sky "brands" in order to distinguish us.

    We believe that we need to launch a quality and reliable voice service and then introduce new value-added services on a continual basis in order to achieve differentiation and improve margins. To this end, we intend to develop and execute a strategy for provisioning high-speed Internet access services because we feel that the wireless and wired data market presents an opportunity that is largely untapped.

    Customer Service. Excellent customer service is a primary principle of our operations. Our experience suggests that many of today's wireless customers feel that the carriers have taken advantage of them, and they react accordingly. This contributes to customer turnover and has a negative impact on these carriers. While breaking this behavior pattern is not a short-term event, we believe that our customer service function sets us apart from our competitors and is a source of significant strategic competitive advantage. Consequently, skilled execution of customer services is one of our critical objectives. We intend to differentiate ourselves through superior customer service and training.

    Our customer service philosophy is driven by two primary factors: (1) proper and effective training and the empowerment of the sales and services personnel; and (2) effective and flexible back office computer systems to provide the necessary information and capability to solve customer problems. We intend to focus our energy on ensuring that these factors are properly addressed prior to launching service in each new market, and we plan our customer service operations to offer the following:

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  24 × 7 × 365 availability;

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  Customer assistance with queries related to bills, calls and service;

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  Billing discrepancies resolution (real time); and

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  Other account adjustments.

High-Speed Data Services

    Our Service Proposition. We will offer high-speed data services to residential customers and small- and medium-sized businesses. Later, we will enhance this service offering with other value-added services such as web hosting, video-on-demand, corporate e-mail hosting, and wired or wireless telephony. We will market these services directly to target customers. The value proposition for high-speed Internet access is similar to that offered by us for wireless services, except this product offering focuses on wired high-speed data solutions. Some of the features and benefits of our service will include:

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  High-speed Internet access. Our Internet access service will be able to operate at speeds that are otherwise typically unavailable or unaffordable to small- and medium-sized businesses.

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  Always-on connectivity. While dial-up connections require a user to dial a phone number and wait while the modem connects to the Internet, our service will always be on, providing an instantaneous connection and the capability to send and receive data continuously.

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  Easy bandwidth upgrades. As our customers' needs evolve, our Ethernet-based network technology will enable us to provide our customers with higher bandwidth and new broadband services.

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  Broad range of value-added services. In addition to providing ultra high-speed Internet service, we plan to offer other broadband data services to our customers. We intend to expand our services in the future to include other enhanced services such as web hosting, network security, e-commerce, video conferencing and data storage and retrieval, thereby increasing the value of a connection to our network.

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  Affordable desktop monthly rate. We plan to price our services on a per account basis at an affordable and scaleable rate. This approach permits our customers to initiate a relationship with us for a low monthly cost and to add lines without additional cost.

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  Rapid, easy installation. Unlike other providers of bandwidth-enabled services who rely on local telephone companies to complete each customer installation, we will be able to independently provision a customer within a few days and connect each customer's local area network directly to our Ethernet- based network equipment in the building. Our customers need only to purchase from us and install new customer premise equipment from Blue Sky to have our high-speed Internet access.

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  Reliability. We will provide support for our services through a customer care center and operations control center, both located in the local market. These centers will continuously monitor the network for disruptions in service, remotely resolve problems, configure networks and compile data on customer service levels.

    Brand Image. Similar to our goals in wireless voice, we intend to continue the use of the "Blue Sky®" brand for our "first mile" services. We believe that our brand will, over time, enhance our ability to gain access to additional buildings. Because our services provide significant value to small-and medium-sized businesses, we believe that building owners and tenants will be able to market the space more effectively. In addition, developing a strong, lasting brand should help us in our efforts to add new customers, reduce customer turnover and attract employees.

    Product Offerings. Our products and services are designed for small- and medium-sized businesses and multi-dwelling units. We intend to commercially launch high-speed Internet access and then follow with other enhanced conference call services and other broadband data services.

Our Technology

Wireless Service

    We believe that to succeed we must provide competitively priced, reliable, high quality wireless coverage and/or high-speed Internet service, exceptional customer care, and easy-to-understand value-added services. While deployment of a certain technology is not a strategy by itself, the correct application of superior technologies will allow us as a network operator to focus more on the other aspects of running a profitable operation.

    To this end, we deploy GSM technology for wireless networks, when appropriate radio spectrum exists. Initially developed in Europe in the late 1980's to facilitate pan-European roaming, GSM is the largest standard in the world, used by over 350 operators in 160 countries serving over 500 million subscribers.

    GSM's worldwide deployment allows us to leverage the associated economies of scale, multiple vendor environments, global roaming capabilities and availability of new value-added service applications. GSM provides us with a technology that gives us an edge over our competitors in the markets in which we participate. While all digital wireless standards today provide acceptable voice quality, increased capacity and enhanced services compared to the old analog systems, only GSM and CDMA have toll quality voice and only GSM provides more features and services and a world class progression to third generation standards.

    From a marketing standpoint, we expect our company to be the only GSM provider in most of our service areas. We are a member of the GSM North American Alliance L.L.C., a consortium of PCS operators, which offer PCS using the GSM protocol in over 6,000 cities and towns throughout the United States. Through the GSM Alliance and GSM Association, our customers will be able to roam at favorable pricing in most major metropolitan areas in the United States, Canada and most countries in Europe and Asia.

    We have designed and implemented a GSM network in American Samoa and we are currently implementing our second GSM system for commercial launch in the U.S. Virgin Islands. We determine our coverage based on marketing research, traffic analyses and availability of suitable cell tower locations. Our networks are designed for portable coverage, thus ensuring good mobile service and supporting a strategy to attract customers in areas where wireline penetration is low. Our cell sites are designed to be able to carry additional capacity to allow for the heavier usage associated with residential customers and microcells or cell extenders are utilized to cover traffic "hot spots" or difficult coverage areas.

    We use radio frequency planning tools and expertise to design systems. Pursuant to our Master Service Agreement with TWS International, Inc., our sister company, TWS International assists us with project management, radio frequency engineering and transmission planning. Each wireless market is unique and we develop a unique network design based on the most cost efficient facilities that are available. We try to co-locate cell sites on other tower facilities if at all possible to reduce construction costs and improve network deployment times.

Internet Services

    For "first mile" Internet applications, we intend to use Ethernet-based local loop technology to provide cost effective high-speed Internet access to our multi-tenant building customers. New product innovations like "EtherLoop" technology permit customers in older buildings, or buildings not currently wired, to have reliable, high-speed data services at prices that are very competitive to those of the local exchange companies.

    As in American Samoa, we intend to launch commercial service with a single service, high-speed Internet access. Later we will add other services like telephony, wireless voice, voice over IP, and point-to-point data services as we transition to a more robust integrated communications provider operation. Our business concept is to provide high-speed Internet access or DSL-like service to subscribers that cannot, due to distance and outside plant constraints inherent with DSL deployment, access conventional reliable DSL service from an incumbent telephone company or competitive local exchange company.

    Because of the typically poor condition of the copper wiring in Latin America, the incumbent telephone companies are not able to provide reliable DSL service to over 50% of their customers. By installing the EtherLoop technology in a building with telephone wiring, we will be capable of providing high-speed Internet access and voice service to the tenants from both their computer and telephone to the building equipment room and then on to the Internet or public telephone network.

Blue Sky Employees

    As of July 31, 2001, we employed a total of 23 personnel—five in administration and finance, six in sales and marketing, five in network engineering, six in network operations and one in business development. We also utilize the services of TWS and TWS International employees pursuant to agreements that we have entered into with each of those companies. See "Certain Relationships and Related Transactions."

    AST, our 95%-owned subsidiary in American Samoa, employed 32 personnel as of July 31, 2001.

Blue Sky Properties

    Our headquarters are located at 6120 Windward Parkway, Suite 290, Alpharetta, Georgia 30005, and this facility houses our management, engineering, sales and marketing, finance, accounting, legal and information systems groups. We sublease from TWS 5,040 square feet at this facility for a monthly cost of approximately $8,800. This sublease expires on April 30, 2003.

    We expect that our subsidiaries will lease office space as they commence operations, and that they will also enter into lease commitments for tower sites, central switch facilities and other required locations in connection with their business activities. As of July 31, 2001, AST and Blue Sky Virgin Islands have the following commitments:

    AST has site leases on 12 sites in American Samoa. The terms of these leases are generally 30 years. These leases provide for an annual rental ranging from $400 to $1,800. Rental rates are subject to an increase of 5 to 15% every five years, and four of these leases are subject to increases for inflation and other factors. AST also has entered into two leases for its headquarters facilities in about 5,300 square feet in a shopping center, with terms of five years commencing in January and February 1999, respectively. The annual rents are $30,240 and $47,160 respectively, subject to adjustment. AST has also subleased the site for its switch center and operational facilities (including an earth station), with a term of five years commencing in 2000, under which it pays an annual rental rate of $51,600. AST also leases a residence at a rate of $1,700 per month. The term of this lease currently expires on June 30, 2002.

    Blue Sky Communications U.S. Virgin Islands, Inc. has site leases on seven sites in the U.S. Virgin Islands. The term of each such lease is five years and provides for four renewals of five years each at our option. Rental rates vary from $24,000 to $30,000 per year, subject to automatic yearly escalation of 3%. All these leases are to co-locate on others' facilities, and all are with the same landlord. Blue Sky Communications U.S. Virgin Islands, Inc. expects to assign these leases to its wholly owned subsidiary, Blue Sky Communications U.S. Virgin Islands, LLC, subject to landlord consent. Blue Sky LLC has recently subleased 1,080 square feet on the island of St. Thomas in the U.S. Virgin Islands to house some of its sales, marketing and administrative offices. This sub-lease commenced in 2001, has a five year term, and has an annual rental rate of $37,800, subject to adjustment.

Blue Sky Legal Proceedings

    From time to time, we may be subject to lawsuits and other claims arising in the ordinary course of business. The outcome of such lawsuits or claims against us cannot be predicted with certainty.

    We have been named as a defendant in the matter of Divine Tower International Corporation v. Blue Sky Communications, et. al., a lawsuit apparently filed on July 30, 2001 in the Supreme Court of New York, New York County, in connection with alleged planning and development activities in West Virginia. The suit alleges that we, and certain of our affiliates, authorized the plaintiff to perform services and pay certain vendors in connection with those activities, and that we refused to pay for such services and costs incurred by the plaintiff. The plaintiff is claiming in excess of $4,000,000 in damages. While we have not yet filed an answer, we believe that the material allegations in the lawsuit are without merit, and we intend to defend the lawsuit vigorously.

Blue Sky Management

    Our executive officers and directors, their ages as of July 31, 2001 and their positions with us are listed in the following table:

Name	Age	Position
David D. Lasier	45	Chairman of the Board and Chief Executive Officer
Thomas P. Tanis, Jr.	47	Executive Vice President and Chief Operating Officer
Jeff L. Green	39	Chief Financial Officer
Richard A. Cohen	53	Vice President, General Counsel and Secretary
L. Diane Hamilton	44	Vice President and Treasurer
Larry E. Gattis	49	Vice President, Network Engineering
James E. McNeely	53	Vice President, Operations
Lawrence G. Stewart, Jr.	41	Vice President, Sales and Marketing
Edward L. Winfield	61	Vice President, Business Development
James M. Davis	50	Director
Thomas W. Hubbs	56	Director
Michael Lisogurski	55	Director
Thomas Wardell	60	Director

    The business experience of each of our executive officers and directors for the past five years is described below.

    David D. Lasier is our Chairman of the Board and Chief Executive Officer, and he holds the same positions at TWS. He founded TWS in 1994 and has been with us since our inception. Before founding TWS, Mr. Lasier was Executive Director at BellSouth Enterprises.

    Thomas P. Tanis is our Executive Vice President and Chief Operating Officer. He has been with our company since 1999. From 1997 to 1999, Mr. Tanis provided management services for Globalink, Inc., a developer of machine translation language software, and East West Resources, a telecommunication development company. From 1993 to 1996, Mr. Tanis was employed as V.P. Corporate Finance of Meridian Associates, a Sarasota, Florida based NASD licensed broker-dealer.

    Jeff L. Green is Chief Financial Officer of both Blue Sky and TWS and Chief Executive Officer of TWS International. He joined Blue Sky in 1999. From March 1995 to December 1998, Mr. Green was employed by Palmer Wireless, Inc. Palmer was acquired by Price Communications in October 1997. From April 1998 to December 1998, he served as Palmer's Chief Financial Officer, and from 1995 to 1998, Mr. Green served as its Director of Corporate Planning for its Wireless Division. Prior to joining Palmer, Mr. Green was employed with the leveraged buyout firm Forsch Corporation from 1989 to 1995.

    Richard A. Cohen is our Vice President, General Counsel and Secretary, and he holds those same positions with TWS. Mr. Cohen was affiliated with the Atlanta law firm of King & Carragher from 1994 until he joined TWS in 1997, having previously been chief counsel of Scientific Atlanta's Broadband Division in 1992 and 1993.

    L. Diane Hamilton is our Vice President and Treasurer and she holds these same positions with TWS. She has been with Blue Sky since 1998. Prior to 1998, Ms. Hamilton was self-employed in small business consulting for five years, having previously been employed as a Senior Financial Analyst by both American Airlines (SABRE division) from 1993 to 1994, and by Promus Co. (Embassy Suites division) from 1991 to 1992.

    Larry E. Gattis is our Vice President of Engineering. He has been with the company since its inception in 1994 except for the period between August 1996 and December 1997 when he was employed by Hardin & Associates, a broadband wireless engineering and consulting firm. He previously served as Senior Manager for BellSouth International.

    James E. McNeely is our Vice President of Operations, a position he started in January 2000. From January 1998 to December 1999, Mr. McNeely was an independent consultant, prior to which he was employed by BellSouth for over 17 years.

    Lawrence G. Stewart, Jr. is our Vice President of Sales and Marketing. Prior to joining Blue Sky on March 1, 2000, he was Executive Director, Marketing, for BellSouth International, where he had been since 1990.

    Edward L. Winfield is our Vice President of Project Development. He joined TWS in July 1998 and Blue Sky thereafter. Mr. Winfield worked for Hardin and Associates from February 1998 to July 1998. Prior to this, he worked for Fluor Daniel.

    James M. Davis, one of our directors, is also a director of TWS. Mr. Davis is a member of the Board of Directors and Chief Financial Officer of Stanford, capacities which he has held for more than five years.

    Thomas W. Hubbs is one of our directors. He is the Chief Financial Officer of InterWAVE, where he has served as Executive Vice President and Chief Financial Officer since July 1999, and as Senior Vice President and Chief Financial Officer from December 1995 to April 1998. From November 1998 until July 1999, he consulted with the Company in a variety of financial and business development capacities. From April 1998 until October 1998, Mr. Hubbs served as Senior Vice President and Chief Financial Officer for Walker Interactive Systems, Inc. Prior to joining InterWAVE in 1995, Mr. Hubbs spent 8 1/2 years as Vice President and Chief Financial Officer for VeriFone, Inc.

    Michael Lisogurski, one of our directors, is also a director of TWS. Mr. Lisogurski is retiring from Bell Canada International, Inc. where he served as Executive Vice President Corporate Development. He has been employed by Bell Canada since 1991 and has worked in telecommunications for Bell Canada and its affiliates for over 32 years. Mr. Lisogurski is also director of Cell-Loc, a public corporation developing location based technology and services.

    Thomas Wardell, one of our directors, is also a director of TWS. Since 1994, Mr. Wardell has practiced law with Long Aldridge & Norman LLP, Atlanta, Georgia, as a partner in the securities and corporate finance section.

Compensation of Management

    Prior to August 9, 2001, all executive compensation was reviewed by and passed upon by our Chief Executive Officer and Director of Human Resources. On that date, the board created the Blue Sky Compensation Committee and appointed Messrs. Hubbs, Lisogurski and Wardell to that Committee, which will review and approve all executive compensation.

    Except for Mr. Tanis, most members of Blue Sky's senior management are also senior management of TWS and are paid by TWS, and TWS is reimbursed by Blue Sky. Please see "Executive Compensation" for a description of the compensation paid to our chief executive officer and our executive officers and "Certain Relationships and Related Transactions—TWS Transactions" for a description of the services that TWS provides to Blue Sky and the charges for those services.

Certain Relationships and Related Transactions

    The following is a description of transactions since January 1, 1997 to which Blue Sky, TWS, TWS International or our affiliates has been a party, in which the amount involved exceeds $250,000 and in which any of our respective directors, executive officers or holders of more than five percent of our capital stock had or will have a direct or indirect material interest, other than the compensation arrangements with our executive officers that are described under "Executive Compensation."

Stanford Shareholder Agreement

    Blue Sky entered into a shareholder agreement with TWS and Stanford on March 15, 2000 pursuant to which Stanford, as a minority shareholder, benefits from certain minority shareholder protections. None of the rights of Stanford under the shareholder agreement will be transferred in the exchange offer. The parties instead contemplate that the shareholder agreement will be terminated upon the effectiveness of the registration statement of which this prospectus forms a part, but in any event not later than the time Stanford has disposed of all of its Blue Sky common stock, which is anticipated to occur upon the consummation of the exchange offer. Under the shareholder agreement, Stanford's consent is required under certain circumstances for:

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  an alteration to Blue Sky's certificate of incorporation or bylaws in a manner adverse to Stanford's rights;

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  Blue Sky to enter into a merger or consolidation;

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  a disposition of substantially all of Blue Sky's assets;

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  a disposition of Blue Sky's capital stock or securities in an amount exceeding five percent of its prior 12 months' aggregate revenues;

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  an acquisition by Blue Sky of assets not in the ordinary course of business in an amount exceeding five percent of its prior 12 months' aggregate revenues;

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  an incurrence of indebtedness resulting in a debt-to-equity ratio greater than 4-to-1,

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  a material change in Blue Sky's business;

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  a declaration of cash dividends or extraordinary distributions to shareholders, and

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  a participation in any joint venture in an amount exceeding five percent of Blue Sky's prior 12 months' aggregate revenues.

    Blue Sky's subsidiaries are similarly restricted from engaging in transactions for which Stanford's consent is required. Currently, James M. Davis, Stanford's Chief Financial Officer, is a member of Blue Sky's board of directors and is also a member of the board of directors of each of its wholly-owned subsidiaries. The shareholder agreement provides Stanford with registration rights regarding Blue Sky's securities in certain circumstances. The shareholder agreement also gives Stanford and TWS preemptive rights, and specifies that Stanford gets to elect one member to Blue Sky's board of directors as long as it holds 10% of our outstanding stock and TWS gets to elect 2/3 of the members of Blue Sky's board as long as it holds 55% of our outstanding stock. TWS no longer holds 55% of Blue Sky's outstanding stock.

InterWAVE Transactions

    Blue Sky entered into a shareholders' rights agreement and registration rights agreement with TWS, Stanford and InterWAVE on October 2, 2000 in connection with InterWAVE's purchase of 1,175,000 shares of Blue Sky's Series A preferred stock for $4,700,000.

    The InterWAVE shareholders agreement allows InterWAVE to designate one member of our board of directors as long as it holds at least 587,500 shares of our stock, and requires TWS and Stanford to vote all their respective shares held in Blue Sky for InterWAVE's board designee. The InterWAVE shareholder agreement also contains a right of first refusal in favor of Blue Sky and the other parties to the agreement in the event any party desires to dispose of its Blue Sky stock.

    The InterWAVE registration rights agreement gives each of Stanford, InterWAVE and TWS the right to demand one time that Blue Sky effect a registration of the demanding party's Blue Sky Stock. Such right may be exercised until the earlier of October 2, 2003 or the date upon which Blue Sky completes an initial underwritten public offering of our common stock, and the right is subject to customary restrictions regarding timing in connection with a public offering of our securities, the minimum amount of securities to be registered, and the potential impact on us. The InterWAVE registration rights agreement also provides that in the event of any underwritten registration by Blue Sky of its stock, TWS, Stanford and InterWAVE each has the right to have their respective shares of our common stock included in such registration, subject to customary limitations determined by the underwriters for such registration. See "Description of Blue Sky Capital Stock—Registration Rights."

    In connection with the InterWAVE transactions, Blue Sky has issued 1,175,000 shares of Series A preferred stock to InterWAVE. The Series A preferred stock is convertible into shares of Blue Sky's common stock on a one-for-one basis, and contains a liquidation preference for InterWAVE at a price of $4.00 per share in the event of our dissolution, liquidation or winding up. The Series A preferred stock also contains antidilution rights, certain minority shareholder protections and preemptive rights. See "Description of Blue Sky Capital Stock."

    Blue Sky has agreed to purchase a total of $15,000,000 of infrastructure equipment from an affiliate of InterWAVE during a three year period which commenced on September 25, 2000. Blue Sky has already purchased approximately $2,000,000 of such equipment on a net basis. Blue Sky is obligated to purchase at least $1,000,000 of equipment during each calendar quarter during the term of the agreement, provided that it is not required to purchase any equipment during any calendar quarter that it has at least $2,000,000 worth of equipment undeployed in a warehouse.

    In connection with the InterWAVE supply agreement, InterWAVE agreed to extend a loan to Blue Sky in the principal amount of up to $4,000,000 in connection with its purchase commitment under the InterWAVE supply agreement. The InterWAVE loan is convertible by InterWAVE, under certain circumstances, into shares of Blue Sky Series A preferred stock, it bears interest at an annual rate of 10%, and it matures with respect to the first $2,000,000 drawn down in April 2002 and with respect to the remainder drawn down in October 2002. The terms of this facility were amended in January and April, 2001, to provide in material part that Blue Sky could draw funds under it to finance purchases of equipment from third parties in addition to equipment provided by InterWAVE, and to provide that Blue Sky could receive a credit against the outstanding balance for certain equipment returned to InterWAVE. To date, Blue Sky has drawn a net amount of $2,166,000 under this facility. TWS has guaranteed the performance of Blue Sky's obligations under the InterWAVE loan, and such guaranty remains outstanding until the earlier of full repayment of the InterWAVE loan or Blue Sky obtaining a total of $9,400,000 in equity financing (which sum includes the initial $4,700,000 invested by InterWAVE).

    In connection with the InterWAVE transaction, OPM, a wholly-owned subsidiary of TWS, has issued InterWAVE a warrant to purchase 293,750 shares of OPM Class A common stock at a price of $1.00 per share. The OPM Warrant expires on December 31, 2006.

Restructuring Agreement

    Blue Sky entered into a restructuring agreement with Stanford, TWS, TWS International, certain affiliates and David D. Lasier, effective March 16, 2001. Please see the "The Restructuring Agreement" above for a description of the restructuring agreement.

Blue Sky—OPM Services Agreement

    Blue Sky entered into a services agreement with OPM on May 1, 2000 under which Blue Sky agreed to provide certain services to OPM in the markets for which OPM has received PCS licenses from the FCC. Currently, this arrangement is only in effect in the U.S. Virgin Islands. This agreement expires with the expiration of the PCS licenses held by OPM. The OPM services agreement provides, in material part, that Blue Sky is, consistent with FCC rules and regulations, to construct and lease to OPM the networks to provide PCS in the markets in which OPM has PCS licenses and to assist OPM in operating such networks.

    In return for its services, Blue Sky receives 92% of the subscriber revenue collected by OPM in the markets and is the sole entity to furnish OPM with the described services. If Blue Sky fails to provide the required services, and the failure is not cured, then OPM has the right to engage third parties to furnish the services and Blue Sky will be liable to OPM for 110% of all expenses of such engagement. Under such circumstances, OPM is also entitled to a refund of a reasonable allocation of fees for such services already paid by it. Additionally, OPM is entitled to liquidated damages in the event of network outages. If OPM fails to make required payments under this agreement, after a cure period, then Blue Sky may terminate the agreement, subject to an OPM right to a three-month extension. Upon the sale of any of OPM's PCS licenses, the OPM services agreement will be amended to delete the sold PCS license.

    Pursuant to the restructuring agreement, OPM is transferring the U.S. Virgin Islands PCS licenses to Blue Sky, subject to FCC rules and approval, after the transfer is approved by the FCC.

TWS Transactions

    TWS has made loans to Blue Sky and TWS International. Such loans exist on a long-term basis and are used to assist in managing day-to-day working capital requirements. As of July 31, 2001, the loans from TWS to Blue Sky totaled approximately $2,647,520 and the loans from TWS to TWS International totaled approximately $4,024,987.

    TWS and its subsidiaries, including Blue Sky, entered into a service agreement on March 23, 2001 in which TWS agreed to perform certain executive management, management information, finance and accounting, human resources, legal, administrative and other services for such subsidiaries. TWS charges Blue Sky $55,000 per month for such services and charges TWS International $16,000 per month for such services. TWS is also entitled to reimbursement for the out-of-pocket expenses that it incurs in performance of the services. The term of the service agreement is for one year, and it automatically renews for successive one-year terms unless one party gives the other party written notice of its intention not to renew no more than 60 days prior to the expiration of the then-current term. It is expected that this agreement will either be amended or terminated and replaced by a new agreement as part of the transactions contemplated under the restructuring agreement.

    Effective March 15, 2000, Blue Sky, TWS International and TWS entered into a three-year master service agreement under which TWS International provides Blue Sky with radio frequency engineering services and other engineering services related to PCS technology. Fees for such services are established on a project-by-project basis, but are not to exceed "most favored customer" rates.

    In January 1999, AST, at that time 85% owned by TWS and now Blue Sky's 95% owned subsidiary, entered into a PCS services agreement with TWS under which TWS agreed to supply certain services to AST. Those services include, among other things, assisting with equipment purchases, financing, marketing, recordkeeping and the preparation of annual financial and budget materials. AST agreed to pay TWS 105% of the cost of providing such services. The term of this agreement is for five years. Since Blue Sky's inception in 1999, it has supplied services under this agreement to AST in lieu of TWS. The amount that AST owes to Blue Sky under this agreement is approximately $443,972 as of July 31, 2001.

    AST is also indebted to TWS and Blue Sky for the aggregate principal amount of $1,000,000 under two notes, each of which expires on the later of January 22, 2007 or the repayment of certain obligations AST owes to its vendor under a credit facility. Both notes are subordinate to the facility provided by AST's vendor.

    On May 18, 2000, TWS assigned to Blue Sky trademarks, tradename and all other intellectual property rights associated with the marks "Blue Sky," "Blue Sky Communications," and "Blue Sky Communications and Design", including the U.S. patent and trademark office federal registrations for the foregoing. The assignment of the U.S. registrations has been perfected. Certain foreign trademarks, tradenames and intellectual property rights associated therewith were also assigned to Blue Sky, which is in the process of perfecting such assignment.

    On December 21, 1999, TWS assigned to TWS International major contracts pursuant to which TWS had agreed to perform engineering services for certain entities primarily in the United States.

Blue Sky Subsidiaries' Transactions

    In January 1999, AST entered into an agreement with its wholly-owned subsidiary, American Samoa License, pursuant to which AST, in accordance with FCC rules, agreed to provide services to American Samoa License in connection with the construction, management and operation of the PCS system in American Samoa for which American Samoa License holds an FCC license. American Samoa License reimburses AST for its costs in providing such services. The term of this agreement ends in 2004 upon the expiration of American Samoa License's FCC license for American Samoa. However, American Samoa License intends to renew its license, in which case the services agreement between the parties will remain in effect.

    On December 29, 2000, Blue Sky acquired the rights to use a prepaid platform software package and associated hardware from a vendor, and subsequently sub-licensed it to AST for use in the American Samoa network. Under the terms of this sub-license, AST is obligated to reimburse Blue Sky for its acquisition and other costs regarding this software package. Since the underlying license has a 36 month term, AST has agreed to reimburse Blue Sky for such costs over 36 months. Additionally, after the twelfth month of the term of the underlying license, AST is directly responsible to the vendor for support payments of $1,750 per month until the end of the 36 month term. At June 30, 2001, AST owed Blue Sky $271,000 under this sub-licensing arrangement.

    On January 12, 2001, Blue Sky assigned its rights under the OPM services agreement with respect to the US Virgin Islands market to Blue Sky Communications U.S. Virgin Islands, Inc., an indirect wholly-owned subsidiary. Blue Sky entered into a master services agreement with Blue Sky Virgin Islands under which Blue Sky agreed to provide it services with respect to the wireless network anticipated to be constructed in the U.S. Virgin Islands similar to those Blue Sky agreed to provide OPM under the OPM services agreement. Blue Sky Virgin Islands has agreed to pay Blue Sky $50,000 per month for pre-launch services and $25,000 per month for post-launch services, and will reimburse Blue Sky for its out of pocket expenses under this agreement. The agreement has a two year term, and provides for automatic renewals of 1 year each under certain circumstances. Blue Sky recently formed Blue Sky Communications U.S. Virgin Islands, LLC to be a wholly-owned subsidiary of Blue Sky Virgin Islands and to conduct actual operations in the U.S. Virgin Islands. In view of this, Blue Sky anticipates that all agreements it assigned to Blue Sky Virgin Islands shall be further assigned to Blue Sky Communications U.S. Virgin Islands, LLC.

Other Transactions

    David Lasier, Chairman and CEO of both Blue Sky and TWS, is a party to the restructuring agreement. Under the terms of that agreement, he has already received $576,000 and 593,379 shares of Blue Sky common stock in exchange for 300,000 shares of TWS common stock. If the exchange offer is not fully subscribed, Mr. Lasier has also agreed to exchange additional TWS shares, and in that event he could receive up to a maximum of an additional $624,000 and 894,758 shares of Blue Sky common stock in exchange for up to a maximum of an additional 410,000 shares of TWS stock held by him. See "The Restructuring Agreement."

    Blue Sky has entered into a consulting services agreement with Michael Lisogurski, a member of both the Blue Sky and TWS boards of directors. The consulting agreement has a one year term that may be extended by mutual agreement. However, as of the date of this prospectus, no payments have been made under this consulting agreement. Under the consulting agreement, Mr. Lisogurski's duties are to assist Blue Sky:

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  in business strategy and business development in the Caribbean and Latin American markets;

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  in securing equity and debt financing; and

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  in identifying senior management candidates for anticipated local operations.

    The consulting agreement provides that Mr. Lisogurski is compensated at an annual rate of $150,000, is eligible to receive a bonus of 2% of the equity invested in Blue Sky as a direct result of his efforts, and is to be awarded stock options to purchase 40,000 shares of Blue Sky common stock at a price of $2.06 per share.

TWS Business Description

General

    TWS is a holding company founded in 1994 by former BellSouth International management personnel. Substantially all of TWS' revenues are derived from our major operating subsidiaries, TWS International, Inc. and Blue Sky, which collectively provide professional consulting services and telecommunication services for wireless and data networks, respectively. TWS owns 100% of the outstanding capital stock of TWS International and approximately 40% of Blue Sky.

    Another wholly-owned subsidiary of TWS is OPM Auction Co., which secured PCS licenses covering a population of over 1.5 million people in the United States during the FCC's C-block license re-auction in March 1999. OPM sold its PCS licenses covering markets in West Virginia to a third party on June 27, 2001. OPM's only remaining PCS licenses are for the U.S. Virgin Islands and for the Bloomington, Illinois markets. Pursuant to the restructuring agreement, the PCS licenses for the U.S. Virgin Islands are being transferred to Blue Sky upon approval by the FCC.

TWS Corporate Structure

    The chart below depicts the current organizational and ownership structure of TWS' subsidiaries and affiliates.

TWS Management

    In addition to the two people described in the next paragraph, TWS' senior management consists of David D. Lasier, Chairman of the Board and Chief Executive Officer (who is also Chairman of the Board and Chief Executive Officer for Blue Sky); Jeff L. Green, Vice President and Chief Financial Officer (who is also Chief Executive Officer for TWS International and Chief Financial Officer for Blue Sky); Richard A. Cohen, Vice President, General Counsel and Assistant Secretary (who is also Vice President, General Counsel and Secretary for Blue Sky); and L. Diane Hamilton, Vice President and Treasurer (who is also Vice President and Treasurer for Blue Sky). See "Blue Sky Management" for information regarding their business experience.

    TWS' senior management team also includes Gary E. Scheier, Vice President, Business Development, and Janis E. Wright, Vice President, Human Resources. Before joining TWS in April 1997, Mr. Scheier, who is 50, was a Principal in Weiss, Peck & Greer, where he co-founded the firm's Quantitative Equity Division in 1991. Mr. Scheier was also on the staff of the International Trading Institute where he taught classes in advanced option-trading strategies. Ms. Wright, who is 58, has been with TWS since 1994. Although Mr. Scheier and Ms. Wright are not Blue Sky officers, they provide services to Blue Sky under the services agreement between Blue Sky and TWS.

TWS International, Inc., a Wholly-Owned TWS Subsidiary

Overview

    TWS International provides telecommunications consulting services and solutions to customers operating in the wireless and broadband industries. Currently TWS International has approximately 380 personnel providing radio frequency engineering, network performance and deployment services to approximately 20 leading wireless and broadband telecommunications operators and vendors. TWS International's predecessor, TWS' engineering services division, was established in 1994 to provide radio frequency design and network optimization services in the United States and subsequently expanded into broadband network consulting services, as well as into new geographic markets.

    In March 1999, TWS International opened a Brazilian office and assembled key managers with significant telecommunications operations experience in South America. The monthly operations of this sector turned cash flow positive by the end of 1999, contributing approximately $2.6 million to total revenue in 1999. In 2000, revenues from Brazil increased to $9.6 million. Management believes that, despite the current slowdown, wireless industry growth in South America will be substantial over the next several years and intends to further expand its current telecommunication services business into other Latin American countries.

    Europe is another market TWS International is targeting. Since Europe adopted GSM as its standard at an early date, it is considered to be a few years ahead of the US in wireless technology. According to Red Herring magazine's April 2001 special report on European wireless, cell phone penetration in Scandinavia is more than 60%, and more than 40% in other European markets, as compared to a penetration rate of less than 30% in the US. Third generation licenses (3G) have been auctioned in a number of European countries already, and it is expected that 3G networks will be deployed there in the next few years. TWS International opened a European office in London in May, 2001 in order to generate revenues from this market.

TWS International's Industry

    The telecommunications industry has experienced significant growth and transformation as the demand for wireless services and broadband data transmission has required that new networks be built and older networks be updated to utilize the latest technologies. Many companies operating in this sector have experienced significant growth and are facing new challenges from new network operators and infrastructure equipment providers that have developed new product offerings at a more affordable cost.

    This rapid growth and change in the competitive landscape has been accompanied by an increase in technology construction projects that are complex in scale and in scope. Experienced engineers and technicians are in short supply and the staff needed to build or upgrade a new network is more extensive than most companies have internally. Therefore, businesses are turning to outsourced staffing and technology consultants for access to specialized expertise and services that are not readily available from their internal sources or in their area of core competencies. In this environment, information technology and management consulting services have an increasingly important role in helping to create value. A number of companies have evolved to compete in TWS International's industry, ranging from the big construction companies who take on "turnkey" build-outs, to staffing agencies who provide contract staff by the hour. TWS International operates as a niche player in this market, offering highly specialized engineering expertise to the wireless industry, as well as project management, construction and design engineering for fiber-optic networks.

    During the year 2001, the wireless telecommunications industry has experienced a significant slowdown in spending for build-out and maintenance of networks. This has resulted in a slowdown in the growth of demand for TWS International's services, and the services of its competitors. TWS

International's management believes that this downturn is temporary, especially in international markets, where there is significantly less infrastructure already in place than in the US domestic market. In order to deal with a longer downturn in demand, TWS International has plans to further cut its costs and operate more efficiently.

TWS International Corporate Strategy

    TWS International's mission is to be a leading provider of professional services to the wireless and broadband telecommunications industry. Key elements of our strategy include:

  •
  Attract and Retain Qualified Management and Engineering Personnel

    TWS International derives its success from the ability of its professionals to help customers succeed in their strategic goals. The TWS International staff distinguishes itself from its competitors through its experience with international network operators and expertise in all the significant wireless technologies to date. TWS International focuses on attracting and retaining a highly trained and motivated workforce in order to consistently deliver innovative customer solutions and high quality service. The majority of TWS International personnel are full time employees and are incented to build value to our business by their participation in TWS International's stock incentive program.

  •
  Anticipate and Prepare for Technological Advances

    Carriers and vendors are routinely presented with numerous emerging technology choices that present opportunities and challenges. Customers depend on TWS International to recommend the optimal solutions to these emerging technologies. TWS International's ability to compete effectively in the market is contingent on its engineers being skilled in the newest technology and market innovations. TWS International has instituted training and advanced technology programs for its field engineers to ensure the highest skill levels possible on these new solutions and equipment. By actively marketing its technology expertise to wireless and broadband network operators, plus equipment vendors that are deploying leading edge technologies, TWS International can add value to its customers' products and services offerings.

  •
  Focus On Customer Satisfaction

    TWS International's success depends on its ability to help customers deliver more value to their subscribers. To this end, TWS International works with customer demands and constraints to provide tailored service and pricing plans to meet customer objectives. TWS International routinely uses customer satisfaction surveys to determine how to improve and enhance its service offerings. TWS International also periodically conducts on site quality assurance audits to evaluate its engineering performance and project management. We believe that TWS International has developed a reputation in the industry for designing quality networks and completing projects on time and on budget.

  •
  Expansion of Service Offerings

    Management plans to continue to expand TWS International's core business from radio frequency engineering—consulting services to network design, cell site acquisition and development and telecommunication installation and services. With an expansion of services, TWS International hopes to leverage additional business from existing customers and capture a larger market share of revenues through new customer acquisitions. Our expansion of service offerings is designed to capitalize on the considerable demand for outsourced technical personnel resulting from the upgrade of existing analog systems to digital and the overlay of packet technology, data overlays and second-generation systems. Beyond that, wireless data networks and third generation deployments will present new opportunities that might surpass the demands of voice networks.

  •
  Leverage Existing Relationships

    TWS International's current customer base includes many prominent telecommunications equipment manufacturers and operating companies such as Nortel, Sprint, Cingular, and Lucent. We believe that these and other customers will continue to outsource much of the necessary engineering and technical operations in order to expand and upgrade communications systems to expedite expansion, maintenance, replacement and enhancement of communications systems, as well as to contain costs through a reduction in the size of internal service support groups. TWS International will continue to capitalize on this trend by supplying services to its customer base.

  •
  Geographic Expansions

    TWS International believes that emerging markets will present significant demand for additional capacity, coverage and new data services, especially in developing countries. TWS International's growth strategy focuses on the opportunities in South America and Europe for several reasons. In these markets we believe that "in-country" technological expertise is limited and the cost of hiring expatriate engineers and technical support staff are prohibitively expensive. The existing U.S. based South American support groups are downsizing and the system engineers and field engineers are not being replaced. This trend has resulted in a strain on the remaining resources. We estimate that upgrading the telecommunications networks in South America will continue for at least another five years because of the required infrastructure as well as the fact that PCS licenses have not yet been awarded in many countries.

  •
  Capitalize on Demand for Data and Third Generation Networks

    In the United States, the demand for wireless voice and high speed data requirements is driving network operators to add network capacity. This demand results in the continuation of system expansion and deployment of digital networks. In addition, many wireless network operators will be faced with adding significant data overlays to existing networks to provide additional value added services such as high-speed mobile Internet access. We will continue to focus our consulting services around these new value-added products and services.

    Many TWS International lead engineers came to the United States with project experience from building digital networks in Europe and Asia and are experienced in both GSM and CDMA network deployments. TWS International is well positioned to provide trained and experienced staff to capitalize on this anticipated increased demand for these technical services as well as third-generation network standards that support mobile multi-media applications that use a hybrid CDMA air interface and GSM signaling that are now being licensed in Europe and parts of Asia-Pacific.

  •
  Pursue Preferred Provider Relationships

    TWS International maintains relationships with Nortel, Cingular and Lucent in which it provides services on a preferred basis as a "qualified vendor." As a "qualified vendor," TWS International is one of a few consulting service providers with whom these customers will conduct business. TWS International will continue to pursue arrangements where it is either a preferred or exclusive provider of telecommunications consulting services.

TWS International Service Offerings

    TWS International provides comprehensive professional solutions to network operators and equipment vendors who wish to "outsource" their network design and development functions. TWS International offers its customer base the full range of network development services by providing "Total Network Solutions" from network feasibility and planning through design, deployment and ongoing network management. TWS International believes it can capitalize on this outsourcing trend, particularly in markets where the local competitors lack the necessary resources.

    In North America, approximately one third of the revenues of TWS International have historically been generated by RF optimization services and one third have been generated by network performance measurement services. In Brazil, approximately two thirds of the revenues of TWS International have been generated through project management services and construction management of fiber optic deployment projects.

    In contrast to traditional methods of hiring multiple service providers to plan and deploy wireless networks, TWS International capitalizes on the synergies that result from providing full management services during each phase of the engagement. Our solution allows for the efficient scheduling of resources in a shorter period of time and at a reduced cost for network deployment. TWS International eliminates the need for carriers or equipment vendors to assemble, train and retain network deployment and management staff and allows them to focus on core revenue generating activities. TWS International's service offerings include the following:

  •
  Market Analysis and Strategic Pre-Deployment Planning

    TWS International initially provides a pre-deployment market analysis and strategic plan for a proposed wireless network in a specific market. This includes an examination of specific market demographics to determine the systems coverage parameters based on the client's business plan. In some engagements, TWS International also provides advice on choice of technology in a number of different domestic and international markets to optimize capacity, features, roaming potential, coverage, upgrade ability and strategic partnership issues. This information is utilized to determine the market specific deployment objectives, budget, return on investment and key attributes of the market. This information has been utilized to investigate and prioritize network deployment and marketing strategies, capitalization planning and valuation.

  •
  Radio Frequency Engineering & Optimization

    Our engineering services include an evaluation of network design to optimize high quality radio frequency in all PCS cellular and data network technologies. This includes an assessment of a wireless system's basic attributes and functionality to optimize voice quality, capacity, coverage and transparent transmissions between callers. We strive to help our customers build a network in a timely fashion that will operate with the highest cost efficiency. TWS International's experienced radio frequency engineers design each integrated wireless system to meet the customer's requirements, based on the network's projected level of subscriber density, traffic demand and the coverage area. TWS International has been involved in over 50 radio frequency engineering projects in the United States and abroad.

  •
  Network Performance Engineering

    Network performance engineering has been the mainstay of TWS International's business. Following the design and build-out of a network, it must be optimized and constantly monitored to remain at peak operating efficiency and capacity. TWS International provides network performance engineering services to ensure that a customer's wireless network provides high quality service at sufficient capacity.

  •
  Network Operations and Maintenance

    TWS International can assume operation and maintenance of wireless networks for those customers that require complete outsourcing of their network operations needs. The customer relationships established early in the network design process often produce outsourcing contracts for engineers and other professionals. TWS International provides staffing to perform the necessary services for ongoing optimization, operations, maintenance and repair of not only base station equipment, but also mobile switching centers, network operating centers and other critical network elements demanded by its clients. TWS International takes into account such variables as grade of service and reliability requirements, equipment manufacturer certification and geographic layout of the system in question for determining the allocation of site maintenance and other responsibilities between the TWS International service team and the customer's own personnel. TWS International will also provide training services for a client's internal network staff.

  •
  Project Management and Site Acquisition Services

    In early 1999, TWS International expanded its service offering to include site acquisition, project management and construction services. These additional capabilities allow TWS International to provide a comprehensive service offering to its customer base. TWS International's project management services include a determination of scope of work, its terms and conditions, cost estimates for labor and expenses, lump-sum costs, policies, invoicing and payment systems, contractual milestones and licenses, qualifications of personnel and areas of expertise. The project management team coordinates all milestones, resources and progress reporting to the client in order to deliver a fully optimized network on a time-certain basis. TWS International's site acquisition services include a study of the feasibility of the network base station locations by examining zoning and regulatory requirements, engaging in site evaluation and real estate acquisitions and securing building permits.

  •
  Site Construction and Development Services

    The primary functions of TWS International's site construction and development services include contractor and supplier pre-qualification, contract negotiation, site surveys, architectural and engineering design, land use planning, civil engineering, environmental assessment, equipment procurement and delivery, field construction, tower erection, equipment installation, quality reviews, progress monitoring, close-out documentation and system optimization. TWS International also provides network facilities under a "build-to-suit" program and has substantial experience in managing the teams and activities necessary to develop sites for the rollout of fiber optic systems.

  •
  Field Services

    TWS International's field services involve the installation and commissioning of communications equipment. This process is usually performed under sub-contract to the equipment vendors and is another necessary piece in the Total Network Solutions package.

  •
  Integration and Optimization Services

    TWS International offers specific services targeting efficient network integration and optimization. TWS International's pre-launch optimization services specifically address the most frequently occurring problems in the radio network that also have the highest impact on quality, such as verification of the build-out of the system and integrity of network databases. TWS International recommends how to optimize a network to provide wireless service based upon a predetermined set of operational parameters, including cell density, spectrum usage, base station site locations and estimated calling volumes and traffic patterns.

  •
  Other Services

    In addition to the core business of radio frequency engineering and "Total Network Solutions," TWS International also provides radio frequency engineering training programs for the wireless and fixed wireline industry. In response to customer requests, TWS International has developed highly specialized training programs. Curriculums under these programs include radio frequency design, optimization for GSM and CDMA networks and drive testing. These high margin training programs generate revenue, but more importantly are a critical business development tool.

TWS International Sales and Marketing

    TWS International engages in a variety of marketing activities to promote its services to operators of wireless and wireline telecommunications networks in North America, South America, Asia and Europe.

    The majority of TWS International's current marketing and sales efforts focuses on generating additional business from existing customers and strategic relationships. TWS International utilizes its pre-deployment consulting services to establish relationships with customers as soon as a project is conceived and cross sell TWS International's other service offerings and their advantages relative to the competition. Additional business from existing customers is pursued through the efforts of the engineers and other technical staff who have developed a relationship and worked closely with the customer's engineers and understand the customers' needs. Further, the sales and marketing effort is augmented by TWS International's senior management team, whose substantial industry experience in the wireless industry allows it to consistently leverage industry relationships to bring new business into TWS International. TWS International also generates sales leads for new customers through referrals from existing customers, other industry suppliers, contacts with bidders for new wireless licenses, and other industry sources including advertising, publications, and frequent high-profile participation in conferences and trade shows. TWS International's senior engineering team members also offer training sessions in new technologies to the engineers of existing and potential clients to build brand awareness and generate new business leads.

    TWS International intends to expand its senior engineering staff and expand its sales and marketing organization for the U.S. market. Our efforts, combined with expansion into new markets, including Europe, through strategic partnerships with local service providers and broadening of its service offering, are intended to generate revenue growth.

TWS International Bidding and Contracts

    TWS International's services are provided pursuant to master service agreements, blanket labor agreements and specific project agreements, which are typically awarded on a negotiated basis. Upon receipt of a request for a proposal, TWS International develops a detailed bid that meets the unique specifications and requirements of each project. This process often entails developing an appropriate scope of work, resource planning, network design, cost analysis, and engineering studies, as well as others. Bids may be structured as fixed price or time and material, depending on the requirements of the request for the proposal.

    The majority of TWS International's domestic and international contracts, are based on either an hourly or monthly rate for a consulting engineer or a time and material basis. Fixed price contracts are evaluated and typically bid with higher margins due to the nature of providing a broader scope of services, which also allows TWS International to control its utilization of staff.

TWS International Customers

    TWS International serves a customer base of approximately 20 international telecommunications providers and equipment manufacturers including Cingular, Sprint, Nortel, Motorola, Ericsson and Lucent Technologies. Many of TWS International's major customers have operations or have entered into joint ventures with international wireless operators.

    TWS International's expertise covers the full range of wireless digital technologies, including GSM, CDMA, TDMA, and IDEN. In addition, TWS International's expansion into project management has put it in a leadership role in the deployment of fiber optic systems in Latin America.

TWS International Operating Management and Employees

    TWS International has assembled a team of seasoned officers and key managers with extensive experience in acquiring, designing, building and operating wireless and wireline telecommunications operations in both the United States and in various international markets. TWS International's senior management team possesses a significant background in the telecommunications industry, bringing to TWS International diverse experience from the leading wireless companies in the U.S., Latin America and Europe. This team brings strong relationships with tower site owners, site acquisition firms, infrastructure vendors and wireless operators. TWS International has 337 technical staff plus 56 support staff, consisting of 109 U.S.-based and 284 TWS do Brazil-based personnel in the wireless engineering project management and network engineering fields. Of the 284 TWS do Brazil-based employees, approximately 148 are contractors.

Competition

    The telecommunications consulting industry market is highly competitive and fragmented. The primary competitors are often the internal engineering departments of the carriers and equipment vendor's customers. Additional competition comes from radio frequency engineering services by firms such as Comsearch (a subsidiary of Allen Telecom Inc.), LCC International, WFI and Metapath Software International (MSI, now a subsidiary of Marconi Communications Inc). Companies such as Cellular Realty Advisors, Inc. and Whalen & Company, Inc. (a subsidiary of Tetra Tech, Inc.) compete with TWS International's site acquisition and site management services. Competitors that perform civil engineering work during a build-out are normally regional construction companies, such as Bechtel Group, Inc., Black & Veatch and Fluor Daniel Inc., who can provide adequate cash flow to fund build-outs in the hundreds of millions of dollars. Often TWS International will be sub-contracted to these companies for professional services. Many of these competitors have significantly greater financial, technical and marketing resources, generate greater revenues and have greater name recognition than TWS International.

    Our largest domestic competitors in this market are LCCI, MSI, Comsearch and WFI and the engineering divisions of tower companies such as American Tower. However, there are also a number of small privately held telecommunications engineering services companies limited by a narrow service offering, geographic constraints and lack of growth capital. Additional competitors include wireless providers and equipment vendors.

    TWS International believes the principal competitive factors in its market include the ability to deliver results within budget and on time, reputation for technical expertise, accountability, project management expertise, industry experience and competitive pricing. In addition, expertise in new and evolving technologies, such as broadband wireless, has become increasingly important and is still relatively scarce in the industry. TWS International believes that the ability to integrate new technologies, as well as to work with equipment from multiple vendors, gives it a competitive advantage as it can offer the best technology and equipment to meet a customer's needs.

TWS International Management

    The section below lists the names and background summaries of the members of the TWS International senior management team.

    Please see "Blue Sky Management" for a profile of Jeff Green.

    Clay Herron serves as TWS International's Chief Financial Officer. Mr. Herron started with TWS International in July 2000. From January 1998 to April 2000, Mr. Herron was the Chief Financial Officer of BellSouth Ecuador. From April 2000 to June 2000, he was on special assignment in the finance department of the Network Services division of BellSouth Telecommunications. From 1994 to 1997, he was Director of Financial & Business Planning for BellSouth International.

    Stephen Latimer joined TWS International as Managing Director for Europe, the Middle East, and Africa in April 2001. Prior to this, Mr. Latimer was Director of British Telecom Operations for LCC International, Inc. from 1998 to 2000. From 1997 to 1998, he was EMEA Sales Director for MSI, Inc. Mr. Latimer was Group Regional Sales Manager for Orange Plc/Hutchinson Wompoa from 1992 to 1996.

    Helvio Sousa is TWS do Brasil's Chief Operating Officer. He joined TWS do Brasil in June 2000. Prior to this, Mr. Sousa worked as an executive for COBRAPI (a Brazilian engineering company) and Profabril (a Portuguese engineering company) for the last 10 years.

    Ray Strickland is TWS International's Vice President of Deployment Services. He came to TWS International in January 2000. Prior to this, he was employed by WNS as Director of Operations from 1998 to 1999. Form 1996 to 1998, Mr. Strickland worked for TDI, Inc. as Senior Construction Manager. In 1996, he was a Construction Manager for Black & Veatch on a contract basis.

    Reginald Clarke is TWS International's Vice President of Engineering Mr. Clarke started with TWS, Inc. in October 1996 and moved to TWS International in October 1999. He was Senior RF Design Engineer for Nortel from 1995 to 1996.

    Marijan Kehler is TWS International's General Manager for the Northeast Region. He joined TWS International in February 2001. From 1997 to 2000, Mr. Kehler ran an independent telecommunications consulting company, M/K Consulting. In 1997, he was Director of Engineering for GWS Inc., and he was Manager of Engineering at BellSouth International from 1995 to 1997.

TWS International Capitalization

    TWS International is a wholly-owned subsidiary of TWS. It has two classes of stock, common and preferred. TWS International has authorized 10,000,000 shares of preferred stock, par value $.001 per share, none of which have been issued, and 20,000,000 shares of common stock, par value $.001 per share, of which 13,500,000 have been issued to TWS. Additionally, TWS International has reserved 1,500,000 shares of its common stock for issuance to its employees under the TWS International 2000 Stock Incentive Plan. Non-qualified stock options to purchase approximately 1,466,000 shares of TWS International common stock have been awarded under this plan. Such stock options vest at a rate of 25% per year and the initial grants of stock options under this plan occurred in 2000.

TWS Human Resources

    As of July 31, 2001, TWS had 239 full time employees and 153 independent contractors, primarily in TWS International and its Brazilian subsidiary.

    TWS employs human resources managers, both at the parent company and at TWS International, and engages several outside recruiters on a regular basis. TWS' and TWS International's primary hiring sources include employee referrals, print advertising, Internet job postings and direct recruiting. Blue Sky uses TWS' human resources personnel to fulfill its human resources needs under an intercompany services arrangement. See "Certain Relationships and Related Transactions."

    TWS and its subsidiaries attract and retain employees by offering technical training opportunities, stock option award programs, bonus opportunities, and competitive salaries and benefits. TWS arranges for ongoing education programs to enhance the technical abilities of field personnel through both classroom and field training.

TWS Properties

    TWS does not own any real estate. TWS' headquarters are located at 6120 Windward Parkway, Suite 290, Alpharetta, Georgia 30005, where TWS occupies approximately 23,000 square feet under a lease that expires in April 2003 and a sublease which expires in June 2003. TWS International currently occupies about 50% of such space and Blue Sky occupies 40% of such space. TWS International leases approximately 700 square feet in the Washington, D.C. area for $4,700 per month for a term which expires in February, 2002. TWS' South American headquarters is located in Sao Paulo, Brazil in approximately 2,000 square feet of leased space. This lease for this space expires in various increments during 2001. TWS International's English subsidiary leases approximately 1000 square feet in Amersham, United Kingdom for $10,000 per month for a term that expires on June 30, 2002.

TWS Legal Proceedings

    From time to time, TWS may be subject to lawsuits and other claims arising in the ordinary course of business. The outcome of such lawsuits or claims against us cannot be predicted with certainty.

    TWS has been named a defendant in an action filed in the State Court of Fulton County, Georgia. The action is for breach of contract, the amount claimed is approximately $108,000, and the claim is based upon alleged acts of a former TWS subsidiary that had been sold by TWS to a third party prior to the time of the alleged acts. The purchaser of that subsidiary, and the subsidiary itself, have each agreed to defend such action on TWS' behalf and to indemnify TWS against all claims in such action.

    TWS has recently been named as a defendant in an action filed on July 17, 2001 in the State Court of Fulton County, Georgia. Entitled Waller Capital Corporation v. OPM Auction Company and Telecom Wireless Solutions, Inc., this action is for fees allegedly owed in connection with alleged brokerage activities related to OPM's sale of its West Virginia licenses. While TWS has not yet filed an answer, TWS believes that the plaintiff's claims are without merit and intends to defend this lawsuit vigorously.

    TWS International and OPM have also been named as defendants in the Divine litigation described above in "Blue Sky Legal Proceedings."

Executive Compensation

    Many of Blue Sky's and TWS International's executive salaries are paid at the TWS level. TWS and its subsidiaries, including TWS International and Blue Sky, entered into service agreements on March 23, 2001 whereby Blue Sky and TWS International compensate TWS for these services at a rate of $55,000 per month and $16,000 per month, respectively. Please see "Certain Relationships and Related Transactions—TWS Transactions" for a description of the service agreements. The following table sets forth the cash and non-cash compensation awarded or paid by TWS and Blue Sky for services rendered during each of the years in the three year period ended December 31, 2000 to Blue Sky and TWS' chief executive officer and to certain other executive officers whose annual compensation exceeded $100,000.

					Long-Term Compensation Awards
		Annual Compensation
Name and Principal Position					Securities Underlying Options(#)(1)		All Other Compensation($)(2)
	Year	Salary		Bonue($)
David D. Lasier(3) Chairman of the Board and Chief Executive Officer	2000 1999 1998	$259,115 252,394 241,002		$30,000 31,500 —	95,000 — 25,000	(4)	$6,825 6,597 6,509
Jeff L. Green(5) Chief Financial Officer	2000 1999 1998	165,554 139,792 —	(5) (5)	20,000 — —	130,000 50,000 —	(6)	4,192 3,941 —
Gary E. Scheier(7) Vice President	2000 1999 1998	179,850 172,312 159,406		10,000 12,500 15,000	10,000 5,000 45,000		4,496 4,308 3,985

Janis E. Wright (8) Vice President	2000 1999 1998	105,034 96,625 86,750		10,000 10,000 —		20,000 5,000 15,000		3,300 3,766 3,383
Richard A. Cohen(9) Vice President	2000 1999 1998	120,569 107,459 95,844		15,000 10,500 —		25,000 7,000 10,000		3,135 741 —
Thomas P. Tanis, Jr.(10) Chief Operating Officer	2000 1999 1998	130,625 — —	(10)	12,000 — —	(10)	30,000 — —	(11)	— — —
Larry E. Gattis(12) Vice President	2000 1999 1998	110,994 103,792 95,844	(12) (12) (12)	— — 10,000	(12)	15,000 — —	(11)	2,833 3,557 3,575
Lawrence G. Stewart(13) Vice President Sales Marketing	2000 1999 1998	104,167 — —	(13)	20,000 — —	(13)	15,000 — —	(11)	3,250 — —
James E. McNeely(14) Vice President	2000 1999 1998	117,468 — —	(14)	500 — —	(14)	15,000 — —	(11)	4,581 — —

(1)
Except as noted otherwise, all of the listed "Securities Underlying Options" are TWS non-qualified stock options, which were issued subject to shareholder approval and vest 25% on each of the first four anniversaries from the date of grant.
(2)
Represents matching contributions by TWS and Blue Sky under their respective 401(k) Plans.
(3)
Mr. Lasier serves as Chairman of the Board and Chief Executive Officer for TWS and Blue Sky.
(4)
Of the 95,000 options listed, 45,000 are Blue Sky options with the terms described in footnote 11.
(5)
Mr. Green serves as Chief Financial Officer of TWS and Blue Sky. Mr. Green's salary is paid by TWS International and he serves as full-time Chief Executive Officer of TWS International. In March 2001, TWS International granted to Mr. Green options to purchase 200,000 shares of its common stock at an exercise price of $2.33 per share. These options vest 25% on each of the first four anniversaries from the date of grant.
(6)
Of the 130,000 options listed, 30,000 are options for Blue Sky with the terms described in footnote 11.
(7)
Mr. Scheier serves as TWS' Vice President—Business Development. He is a full-time employee of TWS, but provides services to both Blue Sky and TWS International.
(8)
Ms. Wright serves as Vice President, Human Resources of TWS.
(9)
Mr. Cohen serves as Vice President—General Counsel and Secretary of TWS and Blue Sky.
(10)
Mr. Tanis serves as Vice President and Chief Operating Officer of Blue Sky. His salary and bonus are paid by Blue Sky.
(11)
Represents non-qualified stock options granted in Blue Sky under the Blue Sky 2000 Stock Incentive Plan. These options, which were issued subject to shareholder approval, were scheduled to vest 25% on each of the first four anniversaries from the date of grant.
(12)
Mr. Gattis serves as Vice President—Network Engineering of Blue Sky. His 2000 salary was paid by Blue Sky. In 1999, Blue Sky paid his bonus and $44,167 of his salary and TWS paid the other $59,625 of his salary. TWS paid all of his salary in 1998.
(13)
Mr. Stewart serves as Vice President—Sales and Marketing for Blue Sky. His salary and bonus are paid by Blue Sky.
(14)
Mr. McNeely serves as Vice President—Operations for Blue Sky. His salary and bonus are paid by Blue Sky.

Option Grants In Last Fiscal Year

    The following table sets forth information regarding the grant of stock options to the executive officers named above during the fiscal year ended December 31, 2000.

						Potential Realizable Value ($) at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
	Individual Grants
	Number of Securities Underlying Options Granted		% of Total Options Granted To Employees in Fiscal Year
Name				Exercise Price Per Share	Expiration Date
						5%	10%
David D. Lasier	50,000 45,000	(2) (3)	21.2 21.6%	$5.00 0.33	10/1/2010 9/25/2010	$157,200 9,338	$398,436 23,667
Jeff L. Green	100,000 30,000	(2) (3)	42.4 14.4	5.00 0.33	10/1/2010 9/25/2010	314,400 6,225	796,870 15,778
Gary E. Scheier	10,000	(2)	4.2	5.00	10/1/2010	31,440	79,687
Janis E. Wright	20,000	(2)	8.5	5.00	10/1/2010	62,880	159,374
Richard A. Cohen	25,000	(2)	10.6	5.00	10/1/2010	78,600	199,218
Thomas P. Tanis	30,000	(3)	14.4	0.33	9/25/2010	6,225	15,778
Larry E. Gattis	15,000	(3)	7.2	0.33	9/25/2010	3,113	7,889
Lawrence G. Stewart	15,000	(3)	7.2	0.33	9/25/2010	3,113	7,889
James E. McNeely	15,000	(3)	7.2	0.33	9/25/2010	3,113	7,889

(1)
The figures shown are potential future undiscounted values based upon the actual option term and annual compounding at the applicable appreciation rate. Potential realizable value equals the stock price at the end of the option term less the exercise price, times the number of options granted. The 5% and 10% appreciation rates are set forth in the Securities and Exchange Commission rules and no representation is made that the common stock will appreciate at these assumed rates or at all.
(2)
Represents options to acquire TWS common stock that will vest 25% on each of the first four anniversaries from the date of grant. The date of grant is ten years earlier than the expiration date.
(3)
Represents options to acquire Blue Sky common stock that will vest 25% on each of the first four anniversaries from the date of grant. The date of grant is ten years earlier than the expiration date.

Aggregated Option and Warrant Exercises In Last Fiscal Year and Fiscal Year-End Option Values

    The following table sets forth summary information concerning the value at December 31, 2000 of unexercised options held by TWS' and Blue Sky's executives. None of the executives exercised options in 2000.

	Number of Securities Underlying Unexercised Options at 12-31-00				Value of Unexercised In-The-Money (1)Options at 12-31-00
Name
	Exercisable		Unexercisable		Exercisable	Unexercisable
David D. Lasier	18,750	(2)	56,250	(2)	$56,250	$68,750
	0		45,000	(3)	0	77,850
Jeff L. Green	12,500	(2)	137,500	(2)	31,250	193,750
	0		30,000	(3)	0	51,900
Gary L. Scheier	140,000	(2)	75,000	(2)	577,625	255,875
Janis E. Wright	16,250	(2)	33,750		55,625	61,875
Richard A. Cohen	16,500	(2)	38,500	(2)	58,375	66,125
Thomas P. Tanis	0		30,000	(3)	0	51,900
Larry E. Gattis	0		15,000	(3)	0	25,950
Lawrence G. Stewart	0		15,000	(3)	0	25,950
James E. McNeely	0		15,000	(3)	0	25,950

(1)
There was no public trading market for our common stock as of December 31, 2001. Accordingly, the value of unexercised in-the-money options as of that date was calculated at a price of $6.00 per share with respect to TWS options and $2.06 per share with respect to Blue Sky. "In-the-money"

  means the options have an exercise price less than $6.00 per share with respect to TWS options and $2.06 per share with respect to Blue Sky.

(2)
Represents TWS options with multiple exercise prices ranging from $1.60 to $5.00 per share.
(3)
Represents Blue Sky options with an exercise price of $0.33 per share.

Post Fiscal-Year 2000 Option Grants

    On August 9, 2001, the Blue Sky 2000 Stock Incentive Plan Committee approved grants of non-qualified stock options to the chief executive officer and certain of the above-named executive officers as follows:

Name	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees Post Fiscal Year 2000(2)	Exercise Price Per Share	Expiration Date
David D. Lasier	25,000	6.6%	$2.06	8/9/2011
Janis E. Wright	15,000	4.0	2.06	8/9/2011
Richard A. Cohen	30,000	8.0	2.06	8/9/2011
Thomas P. Tanis	35,000	9.3	2.06	8/9/2011
Larry E. Gattis	35,000	9.3	2.06	8/9/2011
Lawrence G. Stewart	35,000	9.3	2.06	8/9/2011
James E. McNeely	5,000	1.3	2.06	8/9/2011

(1)
Represents non-qualified stock options to purchase Blue Sky common stock that are scheduled to vest 25% on each of the first four anniversaries from the date of grant, which was August 9, 2001.
(2)
Options to purchase a total of 377,000 shares of Blue Sky common stock have been issued post fiscal year 2000.

Executive Employment Agreements

    Our policy is not to enter into employment agreements with any executives of our U.S.-based companies. TWS International has entered into an employment agreement with Stephen Latimer, the managing director of its wholly-owned English subsidiary, TWSI Europe, Ltd. The agreement has a two year term, and Mr. Latimer's base salary is $123,344; he also received a loan in the amount of $108,833, which may be extinguished if he is continuously employed for two years by TWSI Europe. He is also eligible for other bonuses. It is expected that this agreement will be assigned to TWSI Europe shortly.

Description of Blue Sky Capital Stock

    As of July 31, 2001, our authorized capital stock consists of 40,000,000 shares of common stock and 10,000,000 shares of preferred stock, of which 2,175,000 shares have been designated Series A Convertible Preferred Stock. Each share of Series A preferred stock is convertible into one share of common stock (subject to adjustments in the event of certain future dilutive issuance's). Other rights and preferences of the shares include liquidation preference, registration rights and board representation for the investors.

    The following description of our capital stock is a summary and is qualified in its entirety by the provisions of the Amended Articles of Incorporation and other agreements referenced in this prospectus, where such rights are set forth in full, and the provisions of applicable law.

Blue Sky Common Stock

    As of July 31, 2001, there were 5,000,000 shares of common stock outstanding, options to purchase 208,000 shares of common stock outstanding, 617,500 shares of common stock reserved for future issuance under Blue Sky's 2000 Stock Incentive Plan and 2,175,000 shares of common stock reserved for the conversion of Series A preferred stock and the InterWAVE note into common stock.

    The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. The holders of common stock are not entitled to receive any dividends. In the event of liquidation, dissolution, or winding up of Blue Sky, after the full payment of preferential amounts have been paid to the holders of Series A preferred stock as described below, all of the holders of our common stock shall receive a liquidation distribution in an amount equal to an aggregate of $4,700,000. After payment of the full amount of the liquidating distributions to which the holders of Series A preferred stock and holders of common stock are entitled, the holders of common stock are entitled to share ratably with the holders of preferred stock (on an as-converted basis) in all remaining assets and funds. The holders of common stock have no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully-paid and non-assessable.

Blue Sky Preferred Stock

    As of July 31, 2001, there were 1,175,000 shares of Series A Convertible Preferred Stock outstanding, all of which are held by InterWAVE. The holders of Series A preferred stock are not entitled to receive any dividends. There are no redemption or sinking fund provisions applicable to the Series A preferred stock. A summary of the rights, preferences and privileges of the Series A preferred stock follows:

Liquidation

    In the event of any liquidation, dissolution, or winding up of Blue Sky (either voluntary or involuntary), the holders of Series A preferred stock are entitled to receive out of the assets of Blue Sky available for distribution to its shareholders, a per share amount equal to four dollars ($4.00) per share, prior to any distribution to the holders of common stock. If upon any liquidation, dissolution or winding up of Blue Sky the assets of Blue Sky are insufficient to pay the full preferential amounts to all the holders of Series A preferred stock, then all of our assets legally available for distribution to shareholders shall be distributed ratably among the holders of Series A preferred stock in proportion to the sum of their respective per share liquidation values. After the full preferential amounts have been paid to the holders of Series A preferred stock, all of the holders of our common stock shall receive a liquidation distribution in an amount equal to an aggregate of $4,700,000. After payment of the full amount of the liquidating distributions to which the holders of Series A preferred stock and holders of common stock are entitled, all remaining assets and funds shall be distributed ratably among the holders of common stock and Series A preferred stock on an as-converted basis.

Voting

    Generally, the holders of Series A preferred stock will vote on an as-converted basis with the holders of the common stock on all matters to come before the shareholders voting with the shares of common stock and not as a separate voting class. For so long as 50% of the originally issued shares of Series A preferred stock remain outstanding, consent of the holders of at least 67% of the Series A preferred stock outstanding is required for any action which:

  •
  prior to October 2, 2001, effects a liquidation, merger or reorganization in which the Blue Sky shareholders own less than 50% of Blue Sky's voting power immediately after such consolidation, or sale of substantially all of Blue Sky's assets;

  •
  alters or changes the rights, preferences or privileges of the Series A preferred stock;

  •
  increases or decreases the authorized number of shares of Series A preferred stock;

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  creates (by reclassification or otherwise) any new class or series or any other security convertible into equity securities having a preference over or pari passu with the Series A preferred stock;

  •
  does any act or thing which would result in taxation of the holders of the Series A preferred stock under Section 305 of the Internal Revenue Code;

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  declares or pays any dividend;

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  causes or permits repurchase or redemption of any common stock (other than pursuant to employee agreements);

  •
  amends Blue Sky's Articles of Incorporation or bylaws in a manner that adversely affects the rights and privileges of the Series A preferred stock; or

  •
  increases the number of shares reserved under Blue Sky's employee stock option plan other than as provided in the Stock Purchase Agreement between Blue Sky and InterWAVE, dated October 2, 2000.

Conversion

    The holders of shares of Series A preferred stock will have the right to convert their shares at any time into shares of common stock. Each share of Series A preferred stock is convertible into one (1) fully paid and non-assessable share of common stock, subject to adjustment. In the event of any stock split, stock dividend, recapitalization, reclassification or other corporate restructuring changing the number of shares of common stock outstanding on a fully diluted basis, the conversion rate for each share of Series A preferred stock will be adjusted to preserve the same proportionate ownership as reflected in the stock purchase agreement between these parties on October 2, 2000. Each share of Series A preferred stock will automatically be converted into shares of common stock upon:

  •
  the closing of a sale of shares of our common stock at a price of at least $8.40 per share (as appropriately adjusted for changes in the conversion value of the Series A preferred stock) in a firmly underwritten public offering of at least $25,000,000 prior to underwriting commission and expenses or

  •
  the election of holders of at least 67% of the outstanding Series A preferred stock then outstanding.

Preemptive Rights

    A holder of shares of Series A preferred stock is entitled to preemptive rights to purchase their pro rata share of all or any part of any new securities which we may propose to sell and issue until we have obtained $65 million of financing, of which the sale of shares of Series A preferred stock represents the first $4.7 million. A holder's pro rata share is the ratio that the number of shares of our common stock on a fully-diluted basis then held by such holder bears to the total number of shares of our common stock on a fully-diluted basis then outstanding.

    "New securities" shall mean any shares of our capital stock, including common stock, whether now authorized or not, and rights, options or warrants to purchase shares of common stock, and securities of any type whatsoever that are, or may become, convertible into shares of our common stock. "New securities" does not include

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  securities offered to the public generally pursuant to a registration statement filed with the Securities and Exchange Commission and declared effective under the Securities Act of 1933, as amended, in connection with a public offering,

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  securities issued in the acquisition of another corporation or entity by merger, purchase of substantially all of the assets or other reorganization or transaction governed by Rule 145 under the Securities Act of 1933, as amended,

  •
  shares of common stock or related options convertible into or exercisable for such common stock, up to ten percent (10%) in the aggregate of the number of shares of our capital stock on a fully-diluted basis as of the date of issuance of such stock or options, without regard to the number of such options or shares outstanding on the date hereof, issued or granted after the date hereof to employees, officers and directors of, and consultants to, us pursuant to arrangements approved by our board,

  •
  stock issued pursuant to any rights or agreements, including without limitation convertible securities, options and warrants, or

  •
  stock issued in connection with any pro rata stock split, stock dividend or recapitalization.

    The preemptive right will expire upon the closing of certain underwritten offerings by Blue Sky to the general public which is effected pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the preemptive right and related right of notice will not apply to the offer or sale of shares pursuant to such public offering.

Registration Rights

    We entered into a registration rights agreement dated October 2, 2000, with TWS, Stanford and InterWAVE, that gives each of TWS, Stanford and InterWAVE certain registration rights with respect to certain shares of common stock held by them or issuable to them upon conversion of shares of Series A preferred stock held by them as described below. A shareholder's registration rights may be transferred only to someone who:

  •
  is a partner or retired partner of the shareholder that is a partnership;

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  is an immediate family member or trust for the benefit of the shareholder; or

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  any subsidiary of the shareholder which is a corporation.

    In addition to the foregoing, such rights may be assigned to any other transferee or assignee with our written consent.

Requested Registration

    Not later than the earlier of October 2, 2003 or six (6) months after a qualifying initial public offering, which is underwritten public offering of our shares at a price per share of at least $8.40 and with an aggregate offering proceeds of at least $25,000,000 to us, the shareholders with registration rights shall be entitled to three demand registrations of their registrable securities, provided that each holder is only entitled to one such request, by providing a written request that we effect a registration under the Securities Act with respect to not less than thirty percent (30%) of the registrable securities. Upon such a request, we shall:

  •
  promptly give written notice of the proposed registration, qualification or compliance to all other holders; and

  •
  as soon as practicable, use our commercially reasonable best efforts to effect such registration (including, without limitation, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of the registrable securities as specified in the request, together with all or such portion of the registrable securities of any holder or holders joining in such request as specified in a written request received by us within sixty (60) days after receipt of the written notice from us.

    Provided, however, that we will not be obligated to take any action to effect a registration, qualification or compliance:

  •
  Prior to the date that is six (6) months after the effective date of our first registered public offering of our stock;

  •
  If we, within twenty (20) days of the receipt of the request from the initiating holder, give notice of our bona fide intention to effect the filing of a registration statement with the SEC within one hundred twenty (120) days of the receipt of such request (other than with respect to a registration statement relating to a Rule 145 transaction, an offering solely to employees or any other registration which is not appropriate for the registration of registrable securities);

  •
  With respect to a qualifying initial public offering, during the period starting with the date sixty (60) days prior to our estimated date of filing and ending on the date six (6) months immediately following the effective date of our qualifying initial public offering. With respect to any other public offering, during the period starting with the date sixty (60) days prior to our estimated date of filing and ending on the date three (3) months immediately following the effective date of any registration statement pertaining to our securities (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan); provided that we are actively employing in good faith all commercially reasonable efforts to cause such registration statement to become effective;

  •
  If the anticipated aggregate offering price of the registrable securities, net of underwriting discounts and commissions, does not exceed $3,000,000; or

  •
  If we furnish the holders a certificate signed by our President stating that in the good faith judgment of our board of directors it would be seriously detrimental to us or our shareholders for a registration statement to be filed in the near future, in which case our obligation to use our commercially reasonable best efforts to register will be deferred for a period not to exceed one hundred twenty (120) days from the date of receipt of the written request from the initiating holders, provided that the right to delay such request shall be exercised by us not more than once in any twelve (12) month period.

Our Determination to Register our Securities

    If at any time we determine to register any of our securities, either for our own account or for the account of a security holder or holders, other than a registration relating solely to employee benefit plans, a registration relating solely to a Rule 145 transaction, or any other registration which is not appropriate for the registration of the securities of the parties to the registration rights agreement for sale to the public, then we must:

  •
  promptly give each party to the agreement written notice thereof; and

  •
  include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the registrable securities specified in a written request or requests, made within twenty (20) days after receipt of the written notice from us, by any holder.

Holdback

    If we file a registration statement in connection with an underwritten public offering, a holder of registrable stock, if requested by the managing underwriter of such public offering, shall not effect any sale or distribution of any shares of our capital stock (other than pursuant to that registration) during the period commencing with the effective date of such registration statement and ending six (6) months after the registration statement has become effective.

Termination of Registration Rights

    All registration rights shall terminate at such time as the party owns securities constituting less than 5% of our outstanding voting stock and when all shares held by the party (or its assignee) may be sold under Rule 144 promulgated under the Securities Act within a ninety (90) day period.

Description of TWS Capital Stock

    As of July 31, 2001, TWS' authorized capital stock consists of 20,000,000 shares of common stock of which 18,500,000 are voting common stock and 1,500,000 shares have been designated as non-voting common stock. There are 5,000,000 shares of preferred stock authorized, of which 4,000,000 shares have been designated Series A Non-Voting Convertible Preferred Stock.

    The following description of TWS' capital stock is a summary and is qualified in its entirety by the provisions of the Amended Articles of Incorporation and other agreements referenced in this prospectus, where such rights are set forth in full, and the provisions of applicable law.

TWS Common Stock

    As of July 31, 2001, there were 12,401,247 shares of voting common stock outstanding, options to purchase 1,132,250 shares of common stock, an additional 822,450 shares of common stock reserved for future issuance under TWS' Stock Incentive Plan and approximately 2,600,000 shares of common stock reserved for the conversion of Series A Non-Voting Convertible Preferred Stock. As of July 31, 2001, there were no shares of non-voting common stock outstanding, subject to options or reserved for issuance.

    The holders of voting common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. The holders of non-voting common stock are not entitled to any vote except as required by law. The holders of voting and non-voting common stock are not entitled to receive any dividends or preferential payments upon an event of liquidation, dissolution, or winding up of TWS. There are no redemption or sinking fund provisions applicable to the voting and non-voting common stock. All outstanding shares of common stock are fully-paid and non-assessable.

TWS Preferred Stock

    As of July 31, 2001, there were 1,833,333 shares of Series A Non-Voting Convertible Preferred Stock outstanding, all of which are held by Stanford. The holders of Series A preferred stock are not entitled to receive any dividends unless a dividend is declared on the common stock, at which time the Series A Non-Voting Convertible Preferred Stock are entitled to participate in the dividend on the same terms as the common stock holders. There are no preemptive, subscription, redemption or sinking fund provisions applicable to the Series A preferred stock. A summary of the rights, preferences and privileges of the Series A preferred stock follows.

Liquidation

    In the event of any liquidation, dissolution, or winding up of TWS (either voluntary or involuntary), the holders of Series A preferred stock are entitled to participate equally, on a share-for-share basis with the holders of common stock. Neither the consolidation nor the merger of TWS into or with another entity will be deemed to be a liquidation, dissolution of or winding up of TWS for purposes of liquidation rights.

Voting

    Except as specified in the following sentence and as required by applicable law, the Series A Non-Voting Preferred Stock shall have no voting rights. In the event of any capital reorganization, any reclassification of TWS' stock or in the event of a change in control (defined below), each share of Series A Non-Voting Preferred Stock then outstanding will have the same vote as each share of common stock and will be entitled to the same rights and benefits as each share of common stock in such capital reorganization, reclassification or change in control. Change in control means a sale of a majority of the assets of, or the transfer, in any transaction or series of transactions, of a majority of the voting equity of TWS, whether by separate or combined actions of TWS or one or more of its shareholders. Holders of shares of Series A Non-Voting Preferred Stock shall have the right to participate in such transactions on a pro rata basis, whether by tender, exchange or otherwise, as if they were holders of shares of common stock.

Conversion

    The holders of shares of Series A preferred stock will have the right to convert their shares upon the date of the closing of the first underwritten public offering for the account of TWS of common stock pursuant to a registration statement filed under the Securities Act of 1933, as amended, into that number of fully paid and nonassessable shares of common stock on a one-to-one basis. In addition to the events described in the previous sentence, shares of Series A Non-Voting Preferred Stock shall be deemed automatically converted into common stock on a one-to-one basis whenever the FCC's rules, regulations or policies would so permit. Any conversion of Series A Non-Voting Preferred Stock into common stock shall be limited to that number of shares as would not disqualify OPM Auction Co. or any of its successor entities under the FCC rules from continuing to hold the FCC licenses OPM currently holds or would not result in the imposition of any unjust enrichment penalties under the FCC's rules, relating to the FCC licenses OPM currently holds by reason of OPM's status as a "Small Business" under the FCC's rules, in either case, so long as such licenses are so held. Notwithstanding the foregoing, Stanford Financial Group shall have the option, in its sole discretion to make any unjust enrichment payment necessary to enable to conversion of Series A Non-Voting Preferred Stock into common stock.

Comparison of Rights of Holders of Blue Sky Common Stock and TWS Common Stock

    This section of the prospectus describes certain differences between Blue Sky common stock and TWS common stock. While Blue Sky and TWS believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to TWS shareholders, including the information set forth in the certificates of incorporation and bylaws of each company. TWS shareholders should read this entire document and the other documents referred to carefully for a more complete understanding of the differences between Blue Sky common stock and TWS common stock.

    The rights of shareholders of Blue Sky are governed by Blue Sky's certificate of incorporation, as amended, and Blue Sky's bylaws. Because Blue Sky is a Georgia corporation, if you participate in the exchange offer, your rights will be governed by the Georgia Business Corporation Code of the State of Georgia. TWS is a Delaware corporation and your rights as a TWS shareholder are governed by the general Corporation Law of the State of Delaware.

Comparison of Authorized and Outstanding Capital Stock

    Blue Sky.  The authorized capital stock of Blue Sky currently consists of 50,000,000 shares, of which 40,000,000 shares shall be common stock of $0.001 par value per share, and 10,000,000 shares of which shall be preferred stock of $0.001 par value per share. As of July 31, 2001, 5,000,000 shares of

Blue Sky common stock were outstanding and 1,175,000 shares of Blue Sky preferred stock were outstanding.

    TWS.  The authorized capital stock of TWS currently consists of 25,000,000 shares, of which 20,000,000 shares shall be common stock of $0.001 par value per share, and 5,000,000 shares of which shall be preferred stock of $0.001 par value per share. As of July 31, 2001, 10,567,914 shares of TWS common stock were outstanding and 1,833,333 shares of TWS preferred stock were outstanding.

Classes of Common Stock

    Blue Sky.  Blue Sky has one class of common stock issued and outstanding. Holders of Blue Sky common stock are entitled to one vote for each share held.

    TWS.  TWS has one class of common stock with 20,000,000 shares authorized. It has 18,500,000 shares authorized whose holders are entitled to one vote for each share held. This class also has a series of common stock designated "Series A Non-Voting Common Stock" and has 1,500,000 shares authorized. The holders of the Series A Non-Voting Common Stock are not entitled to vote for any purposes.

Classes of Preferred Stock

    Blue Sky.  Blue Sky has authorized 10,000,000 shares of preferred stock and designated 2,175,000 shares of the preferred stock as Convertible Series A Preferred Stock.

    TWS.  TWS has authorized 5,000,000 shares of preferred stock and designated 4,000,000 shares of the preferred stock as Series A Non-Voting Convertible Preferred Stock.

Special Meeting of Shareholders

    Blue Sky.  Special meetings of Blue Sky may be called by the board of directors, the Chairman of the Board, the President, or, upon delivery to the corporation's President of a signed and dated written request setting out the purpose of the special meeting, or on call of 51% of the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting. A special meeting is limited to the purpose or purposes described in the notice of the special meeting.

    TWS.  Special meetings of TWS may be called at any time by the board or by the President.

Action by Written Consent in Lieu of a Shareholders' Meeting

    Blue Sky.  Blue Sky shareholders may take any action which they could otherwise take at a meeting of the shareholders by written consent without a meeting of all of the shareholders entitled to vote on such action. Blue Sky shareholders may, without a meeting, take, require or permit an action to be taken by written consent of not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shareholders entitled to vote were present and voting. No written consent will be valid unless the consenting shareholder has been furnished the same material that would have been required to be sent to the shareholders for action, including notice of any applicable dissenters' right, or the written consent contains an express waiver of the right to receive the material otherwise required to be furnished. The written notice, along with the required materials, has to be given within ten (10) days of the taking of the corporate action without a meeting by less than a unanimous consent to all persons who are voting shareholders on the date the consent is first executed and who have not consented in writing.

    TWS.  Any action which may be taken at a meeting of TWS' shareholders may be taken by written consent without a meeting. Any such written consent must be executed by the holders of outstanding stock having at least the minimum amount of votes necessary to take such action at a meeting where all shareholders entitled to vote on such action are present. TWS shareholders may take action without a meeting, without prior notice and without a vote, if a written consent or consents, setting forth the action to be taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voting. Each written consent must bear the signature of the shareholder and no written consent can be effective to take the corporate action unless, within sixty (60) days of the earliest dated consent delivered to TWS' registered office, its principal place of business, or to an officer or agent of TWS having custody of the book in which proceedings of meetings of shareholders are recorded. Also, the delivery of the written consents must be by hand, certified mail, or registered mail, with return receipt requested. Prompt notice of the corporate action without a meeting by less than a unanimous consent must be given to those shareholders who did not consent in writing.

Shareholder's List for Meeting

    Blue Sky.  The Blue Sky bylaws require the preparation of an alphabetical list of the names of all shareholders who are entitled to notice of the shareholder's meeting. The list shall be arranged by voting group and show the address of and number of shares held by each shareholder. Blue Sky must make the shareholders' list available for inspection by any shareholder, his agent, or his attorney at the time and place of the meeting.

    TWS.  The TWS bylaws require TWS' Secretary to prepare and make available at least ten (10) days before every meeting of shareholders, a complete alphabetically arranged list of the shareholders entitled to vote at the meeting. The list should show the address and number of shares owned for each shareholder. The list will be open to any shareholder, for any purpose germane to the meeting, during ordinary business hours, for a period of a least ten (10) days prior to the meeting and the list will be available at the time and place of the meeting during the whole time thereof.

Record Date for Determining Shareholders

    Blue Sky.  The Blue Sky bylaws provide that its board of directors may fix a record date for the purpose of determining shareholders entitled to vote at any meeting of the shareholders or any adjournment thereof, or to express written consent to corporate action without a meeting, or to receive payment of any dividend or other distribution of rights, or to exercise any rights in respect of any change, conversion, or exchange of stock or for purposes of any other lawful action. The fixed record date may not be more than seventy (70) days before the meeting or action requiring a determination of shareholders. The record date will apply to any adjourned meeting except that the board of directors shall fix a new record date for the adjourned meeting if the meeting is adjourned to a date more than one hundred twenty (120) days after the date fixed for the original meeting.

    TWS.  The TWS bylaws provide specifically for three different sets of record dates. First, for determining the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, the board may a fix a record date that does not precede the date upon which the resolution fixing the record date is adopted and the record date shall not be more than sixty (60) days nor less than ten (10) days before the day of the meeting. If no record date has been fixed, the record date shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. This record date shall also apply to adjourned meetings, but the board may fix a new record date for the adjourned meeting.

    Second, for determining shareholders entitled to consent in writing to corporate action, the board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted. If no record date has been fixed, the record date shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to TWS. But if no record date has been fixed and prior action is required under the Delaware law, the record date shall be at the close of business on the day on which the board adopts the resolution taking such prior action.

    Third, for determining the shareholders entitled to receive payment for any dividend or other distribution or allotment of other rights, the board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to the action. If no record date has been fixed, then the record date will be at the close of business on the day on which the board adopts to resolution relating thereto.

Voting Rights of Shareholders

    Blue Sky.  Under the Blue Sky bylaws, each shareholder is entitled to cast one vote, either in person or by proxy, for each share standing in his or her name on the books of the corporation as of the record date. For the appointment of proxy, the appointment is effective when received by the President of Blue Sky or agent authorized to tabulate votes and the proxy appointment is valid for eleven (11) months unless a longer period is expressly provided in the appointment of the proxy form. The proxy appointment is revocable by the shareholder unless the appointment form conspicuously creates an irrevocable proxy appointment coupled with an interest. When a quorum is present, action on a matter by a voting group will be approved if the votes cast favoring the action exceed the opposition votes. A quorum is present when at least a majority of the votes entitled to be cast by all shares voting together as a group are present.

    TWS.  Under the TWS bylaws, each shareholder entitled to vote at a meeting is entitled to vote in person or by proxy for each share or fractional share of the stock. For voting by proxy, the shareholder must provide the proxy by an instrument in writing, subscribed, and dated by such shareholder or the shareholder's attorney, and delivered to the secretary of the meeting prior to the meeting. No proxy can be voted or acted on after three years from its date unless the proxy provides a longer period. A shareholder's attendance at a meeting does not have the effect of revoking the proxy unless the shareholder provides the secretary with written notice of revocation or a duly executed proxy bearing a later date prior to the voting of the proxy that has been revoked or superseded. The affirmative vote of a majority of shares present in person or by proxy at the meeting and entitled to vote on the subject matter will be the act of the shareholders. In the event that quorum was initially present and there has been a withdrawal of a sufficient number of shares to defeat quorum, the shareholders present may continue to transact business provided that action taken, other than adjournment, is approved by at least a majority of the required quorum for such meeting.

Business Combinations with Interested Shareholders

    Blue Sky.  The Georgia Business Corporation Code contains provisions regarding business combinations with interested shareholders. These provisions are designed to encourage any person, before acquiring 10% of the outstanding voting stock of a corporation, to seek approval of its board of directors regarding the terms of any contemplated business combination by prohibiting such business combination for a period of five years, subject to certain exceptions in the statute. The provisions of the Georgia Business Corporation Code regarding business combinations do not apply to a Georgia corporation unless it has affirmatively elected in its bylaws to be governed by them. Blue Sky has not adopted the business combination provisions of the Georgia Business Corporation Code.

    TWS.  Unlike the Georgia provisions, Section 203 of the Delaware General Corporation Law prohibits a corporation from entering into certain business combination transactions with any interested shareholder for a period of three years from the time the shareholder becomes an interested shareholder, unless a certain super-majority of the shareholders vote in favor of the transaction. The prohibition will not apply if:

  •
  the board of directors has approved either the proposed business combination or the transaction resulting in interested shareholder status prior to the date that the shareholder became an interested shareholder;

  •
  upon completion of the transaction in which the shareholder became an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

  •
  after the date that the shareholder became an interested shareholder, the interested shareholder obtains the approval of the board of directors and the approval at an annual or special meeting (and not by written consent) of two-thirds of the shares outstanding that are not held by the interested shareholder.

    A Delaware corporation may "opt out" of the requirements of Section 203 of the Delaware General Corporation Law if a majority of the outstanding shares entitled to vote adopt an amendment to the corporation's certificate of incorporation or bylaws expressly electing not to be governed by Section 203. TWS has not "opted out" of Section 203.

Appraisal Rights

    Blue Sky.  The Georgia Business Corporation Code grants shareholders the right to dissent and receive payment of the fair value of their shares in the event of:

  •
  certain specified amendments to the articles of incorporation which materially and adversely affect the rights or interests of shareholders in their capacity as shareholders;

  •
  sales of all or substantially all of the corporation's assets, unless the sale is pursuant to a court order and the proceeds are distributed to the shareholders within one year after the sale; or

  •
  mergers or share exchanges on which the shareholders are entitled to vote or certain mergers of subsidiaries into parent corporations not requiring a shareholder vote.

    The right of appraisal is not available when the affected shares are listed on a national securities exchange or held of record by more than 2,000 shareholders unless:

  •
  the articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise; or

  •
  in a plan of merger or share exchange, the holders of such shares are required to accept anything other than shares of the surviving corporation or another publicly-held corporation listed on a national securities exchange or held of record by more than 2,000 shareholders, except for cash paid in lieu of fractional shares.

    Under the Georgia Business Corporation Code, the board of directors may nevertheless grant appraisal rights to shareholders with respect to merger transactions. Shareholders who are entitled to appraisal rights and who perfect those rights subsequently receive cash from the corporation equal to the fair value of their shares as established by agreement of the parties or judicial appraisal. Under the Georgia Business Corporation Code, however, fair value does not include any appreciation or depreciation in share price due to the anticipated corporate action, such as a merger.

    TWS.  Generally, the shareholders of a Delaware corporation who object to mergers or consolidations of the corporation are entitled to appraisal rights, requiring the corporation to pay the "fair value" of the dissenting shares. There are no statutory rights of appraisal, if:

  •
  the stock with respect to which the dissent is made is either:

  •
  listed on a national securities exchange or designated as a national market system security on an intedealer quotation system; or

  •
  held of record by more than 2,000 holders; or

  •
  is stock in the surviving corporation in a merger that was legally completed without shareholder approval under Delaware law.

    Notwithstanding the above, appraisal rights are available if the shareholders receive anything in the merger or consolidation other than:

  •
  shares of stock in the surviving corporation;

  •
  shares of stock of another corporation that is listed on a national securities exchange, designated as a national market system security or held by more than 2,000 holders, or

  •
  cash in lieu of fractional shares.

    The Delaware General Corporation Law provides that a corporation may provide in its certificate of incorporation for appraisal rights in connection with an amendment to the corporation's certificate of incorporation, any merger or consolidation, regardless of the shareholder's right to vote on such transaction, or the sale of all or substantially all of the assets of the corporation. TWS has not made provision for such rights in its certificate of incorporation.

Election and Terms of Directors

    Blue Sky.  Under the Georgia Business Corporation Code, a corporation may provide in its articles of incorporation for a board of directors divided into two or three classes, with the size of the classes as even as possible. Blue Sky shareholders elect directors by a plurality of the votes cast and may vote by written ballot or by voice vote. The Blue Sky bylaws provide that directors shall be elected at the annual meeting of shareholders and their terms shall expire at the next annual shareholder's meeting, but despite the expiration of a director's term he shall continue to serve until a successor is elected and qualified or until there is a decrease in the number of directors.

    TWS.  The Delaware General Corporation Law permits a classified board of directors, divided into as many as three classes. However, the Delaware General Corporation Law does not require that the classes be as even in size as possible. The TWS bylaws require directors to be elected annually by the shareholders and the persons receiving the greatest number of votes, up to the number of directors to be elected, shall be the directors. Also, the directors shall hold office until the director's successor shall have been duly elected and shall qualify or until the director shall resign or shall have been removed. The TWS bylaws allow resignation by a director at any time by giving written consent to the board or to the secretary.

Number of Directors

    Blue Sky.  The Blue Sky articles of incorporation and bylaws provide that the Blue Sky board of directors must consist of at least one member and not more than nine members, with the exact number to be fixed from time to time by the Blue Sky board.

    TWS.  Likewise, the TWS certificate of incorporation and bylaws provide that the TWS board of directors must consist of at least one member and not more than eleven members, with the exact number of directors within such range determined from time to time by the board.

Removal of Directors

    Blue Sky.  The Blue Sky bylaws provide that any one or more directors may be removed from office, with or without cause, at any meeting of shareholders where notice of the removal purpose has been given, by the affirmative vote of the holder or holders of a majority of the outstanding shares of Blue Sky.

    TWS.  Pursuant to the TWS bylaws, any director may be removed at any time, either with or without cause, by the affirmative vote of the shareholders having a majority of the voting power given at a special meeting of the shareholders called for such purpose.

Board of Directors Vacancies

    Blue Sky.  The Blue Sky bylaws provide that vacancies may be filled by the shareholders, board of directors, or, if the directors remaining in office constitute fewer than a quorum of the board, by the affirmative vote of a majority of all directors remaining in office. Also, if the vacant office was held by a director elected by a voting group of shareholders, only the holders of shares in that voting group or the remaining directors who were elected by that voting group may vote to fill the vacancy.

    TWS.  The TWS bylaws provide that vacancies may be filled by the vote of the majority of the remaining directors, although less than a quorum, or by a sole remaining director. If there are no directors in office, then an election of directors may be held in the manner provided by law. A director chosen to fill a vacancy will hold office until the director's successor has been elected and qualified or until the director resigns or has been removed.

Committees of the Board of Directors

    Blue Sky.  The Blue Sky bylaws provide that the board of directors may by resolution designate amongst the board members certain committees to consist of one or more directors, except that for committees concerning indemnification of directors, directors' conflicting interest transactions or derivative proceedings shall consist of two or more directors. The committees may exercise all authority of the board in the management of the business affairs of Blue Sky except that they may not:

  •
  approve action that the Georgia Business Corporation Code requires to be approved by shareholders;

  •
  fill vacancies on the board of directors or any of its committees;

  •
  amend the articles of incorporation;

  •
  adopt, amend, or repeal bylaws; or

  •
  approve a plan of merger not requiring shareholder approval.

    TWS.  The TWS bylaws provide that the board may, by resolution passed by a majority of the board, designate one or more committees that have at least one of the directors of TWS on such committee. The committees, to the extent provided in the resolution of the board, will have the powers and authority of the board in the management of the business affairs of the corporation. In the absence or disqualification of a member of a committee, the member or members present may unanimously appoint another member of the board to act at the meeting in the place of the absent or disqualified member.

Notice of Special Meeting of the Board of Directors

    Blue Sky.  The Blue Sky bylaws provide that any director may call a special meeting of the directors at any time by giving each director two (2) days notice, either oral or written. If by written notice, notice is effective when received or five days after its deposit in the mail if mailed with first-class postage pre-paid and correctly addressed. There is no need to specify the business to be transacted or other purpose of the special meeting

    TWS.  Under the TWS bylaws, special meetings of the board may be held whenever the Chairman of the Board, President, or a majority of the authorized number of directors request the special meeting. Notice of the time and place of the special meeting shall be provided to each director, but notice of the purpose of the special meeting is not required.

Amendments to Certificate or Articles of Incorporation

    Blue Sky.  Under the Georgia Business Corporation Code, the board of directors may amend the articles of incorporation to take the following actions without obtaining shareholder approval:

  •
  delete the names and addresses of the initial directors, initial registered agent or registered office, the initial principal office, and each incorporator;

  •
  change each issued or each issued and unissued authorized share of an outstanding class of stock into a greater number of whole shares if the corporation has only shares of that class outstanding;

  •
  change the corporate name;

  •
  extend the corporation's duration if it was incorporated at a time the law required limited duration;

  •
  change or eliminate the par value of each issued and unissued share of an outstanding class if the corporation has only shares of that class outstanding; or

  •
  make any other change permitted by the Georgia Business Corporation Code without shareholder action.

    The board of directors must approve other amendments and recommend them to the shareholders. The shareholders must then approve the amendments by a majority of the votes entitled to be cast on the amendment by each voting group entitled to vote on the amendment unless the articles of incorporation, the bylaws or another provision of the Georgia Business Corporation Code require a higher vote. In general, the Georgia Business Corporation Code permits class or series voting on an amendment if the amendment would change the number of authorized shares of a class, unless the articles of incorporation provide otherwise, or adversely affect the rights, powers or preferences of the shares of a class or series in a manner specified by the statute.

    TWS.  TWS' certificate of incorporation reserves the power and right to amend, alter, change or repeal any provision of the certificate of incorporation in the manner prescribed by law. Section 242 of the Delaware General Corporation Law specifies that the following amendments to TWS' certificate of incorporation require approval by the holders of a majority of the voting power of TWS' common stock and resolution of TWS' board of directors in order to amend the certificate of incorporation:

  •
  to change its corporate name;

  •
  to change, substitute, enlarge or diminish the nature of its business or its corporate powers and purposes;

  •
  to increase or decrease its authorized capital stock or to reclassify the same, by changing the number, par value, designations, preferences, or relative, participating, optional, or other special rights of the shares, or the qualifications, limitations or restrictions of such rights, or by changing shares with par value into shares without par value, or shares without par value into shares with par value either with or without increasing or decreasing the number of shares, or by subdividing

83

    or combining the outstanding shares of any class or series of a class of shares into a greater or lesser number of outstanding shares;

  •
  to cancel or otherwise affect the right of the holders of the shares of any class to receive dividends which have accrued but have not been declared;

  •
  to create new classes of stock having rights and preferences either prior and superior or subordinate and inferior to the stock of any class then authorized, whether issued or unissued; or

  •
  to change the period of its duration.

Amendment to Bylaws

    Blue Sky.  The Blue Sky bylaws provide that the bylaws may be amended, repealed, or replaced with new bylaws by a majority vote of all shares voted at any annual or special meeting of the shareholders. The board of directors may also amend, repeal, or create new bylaws, but will be limited by the Georgia Business Corporation Code, which may reserve some powers exclusively to the shareholders. Likewise, a bylaw limiting the authority of the board of directors or establishing staggered terms for directors may only be adopted by the shareholders. Also, a bylaw fixing a greater quorum or voting requirement for shareholders is reserved for adoption by shareholders only. A bylaw fixing a greater quorum or voting requirement for the board of directors may only be adopted by the affirmative vote of holders of a majority of the shares entitled to be cast or by a majority of the entire board of directors.

    TWS.  The TWS bylaws may be amended, altered, repealed, or replaced with new bylaws by a majority vote of the board, by the shareholders acting at any meeting of the shareholders without previous notice, or at any special meeting of the shareholders provided that notice of such proposed amendment is given in the notice of the special meeting.

Par Value; Dividends and Repurchases of Shares

    Blue Sky.  The Georgia Business Corporation Code dispenses with the concept of par value of shares, as well as with statutory definitions of capital and surplus. The Georgia Business Corporation Code states, however, that solely for the purpose of any statute or regulation imposing any tax or fee based upon capitalization of the corporation, shares shall be deemed to have a nominal or par value of $0.001 per share. Where any federal or other statute or regulation requires that shares have par value, a deemed par value shall be determined by the board of directors solely for the purpose of satisfying the requirements of the statute or regulation.

    The Georgia Business Corporation Code prohibits Blue Sky from making a distribution to its shareholders, if, after giving such distribution effect:

  •
  Blue Sky would not be able to pay its debts as they become due in the usual course of business; or

  •
  Blue Sky's total assets would be less than the sum of its total liabilities plus the amount that would be needed if Blue Sky were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution, unless the Blue Sky articles permit otherwise. The Blue Sky articles are silent on this matter.

    The concept of distribution to shareholders includes any share repurchases by Blue Sky. Blue Sky's articles of incorporation provide that shares of Blue Sky common stock carry a par value per share of $0.001.

84

    TWS.  The Delaware General Corporation Law has retained the concepts of par value, capital and surplus. The Delaware General Corporation Law permits a corporation to declare and pay dividends out of statutory surplus (defined as the excess of paid in par value of shares or stated capital). If there is no surplus, dividends may be paid out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year. No dividends may be paid unless the amount of capital remaining of the corporation following the payment of the dividend is at least the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, the Delaware General Corporation Law generally provides that a corporation may redeem or repurchase its shares only if such redemption or repurchase would not impair the capital of the corporation.

    TWS' certificate of incorporation provides that shares of TWS common stock carry a par value per share of $0.001.

Principal Shareholders of Blue Sky and TWS

Blue Sky

    As of July 31, 2001, the issued and outstanding classes of Blue Sky securities were as follows:

	Shares Outstanding	Common Shares Equivalent
Common stock	5,000,000	5,000,000
Series A preferred stock	1,175,000	1,175,000

Total securities	6,175,000	6,175,000

TWS

    As of July 31, 2001, the issued and outstanding classes of TWS securities were as follows:

	Shares Outstanding	Common Shares Equivalent
Common stock	10,567,914	10,567,914
Series A non-voting preferred stock	1,833,333	1,833,333

Total securities	12,401,247	12,401,247

    The following tables set forth information regarding the beneficial ownership of Blue Sky and TWS' common stock and each individual class of their non-voting stock and preferred stock as of July 31, 2001 for:

  •
  each person who beneficially owns more than 5% of our common stock;

  •
  each of our current directors individually;

  •
  each of our current executive officers who would be a named executive officer under Rule 402 of Regulation S-K of Blue Sky and TWS; and

  •
  all of our current directors and executive officers as a group.

    The following tables also set forth information assuming the successful completion of this exchange offer and the restructuring agreement.

Blue Sky

Name	Shares Owned(1)	Shares Underlying Derivative Securities(2)	Total Shares Beneficially Owned(1) Before Completion of the Exchange Offer	Percentage Owned Before Completion of the Exchange Offer(3)	Total Shares Beneficially Owned(1) After Completion of the Exchange Offer		Percentage Owned After Completion of the Exchange Offer(3)
Blue Sky common stock
Telecom Wireless Solutions, Inc (4)	2,488,114	-0-	2,488,114	40.29%	2,488,114		40.29%
Stanford Financial Group Company (5)	1,878,994	-0-	1,878,994	30.43%	-0-		-0-
Gelber Securities Group (6)	39,474	-0-	39,474	*	195,423	(10)	3.16%	(10)
David D. Lasier†‡ (7)(8)	593,418	11,250	604,668	9.77%	604,668	(9)(10)	9.77%	(9)(10)
Thomas P. Tanis ‡	-0-	7,500	7,500	*	7,500		*
Jeff L. Green ‡	-0-	7,500	7,500	*	15,076	(10)	*	(10)
L. Diane Hamilton ‡	-0-	-0-	-0-	-0-	152	(10)	*	(10)
Larry E. Gattis ‡	-0-	3,750	3,750	*	56,781	(10)	*	(10)
Lawrence E. Stewart ‡	-0-	3,750	3,750	*	3,750		*
James E. McNeely ‡	-0-	3,750	3,750	*	3,750		*
Edward L. Winfield ‡	-0-	3,750	3,750	*	3,750		*
James M. Davis †(11)	1,878,994	-0-	1,878,994	30.43%	-0-		-0-
Thomas W. Hubbs †(12)	-0-	1,175,000	1,175,000	19.03%	1,175,000		19.03%
Michael Lisogurski †	-0-	-0-	-0-	-0-	1,515	(10)	*	(10)
Thomas Wardell †(13)	-0-	-0-	-0-	-0-	25,955	(10)	*	(10)
Richard A. Cohen ‡	-0-	-0-	-0-	-0-	76	(10)	*	(10)
All executive officers and directors as a Group (12 persons)	2,472,412	1,216,750	3,688,662	49.90%	1,897,897	(10)	25.68%	(10)
Blue Sky Series A preferred stock
InterWAVE Communications International, Ltd. (12)	1,175,000	-0-	1,175,000	100.0%	1,175,000		100.0%

*
Less than one percent
†
Director
‡
Named executive officer
(1)
Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of Blue Sky common stock beneficially owned by them.
(2)
Unless otherwise indicated, represents shares which may be acquired by the exercise of stock options and warrants on or before November 7, 2001.
(3)
Shares of common stock subject to options, warrants and convertible securities are deemed outstanding for the purpose of computing the percentage ownership of the person holding such derivative securities, but are not deemed outstanding for computing the percentage ownership of any other person. Shares of Series A preferred stock are treated as if they were converted into common stock on a one-for-one basis for purposes of calculating percentage owned.
(4)
The business address for TWS is 6120 Windward Parkway, Suite 290, Alpharetta, Georgia 30005.
(5)
The business address for Stanford is 6075 Poplar Avenue, Suite 202, Memphis, Tennessee 38119.
(6)
The business address for Gelber is 141 West Jackson, 21st Floor, Chicago, Illinois 60604.
(7)
The business address for Mr. Lasier is 6120 Windward Parkway, Suite 290, Alpharetta, Georgia 30005.
(8)
David Lasier is the Chairman of the Board and Chief Executive Officer of TWS. Mr. Lasier is not deemed the beneficial owner of the Blue Sky shares owned by TWS. Mr. Lasier will not be given the opportunity to participate in this exchange offer by tendering his TWS shares, except in the event of an undersubscription by the other TWS shareholders.
(9)
If the exchange offer is undersubscribed, Mr. Lasier is obligated to exchange up to a maximum of an additional 410,000 shares of TWS common stock. Should this occur, he would receive up to a maximum of 810,934 shares, or 13.13%, of Blue Sky common stock for the 410,000 shares of TWS common stock.
(10)
Gelber Securities Group and Messrs. Lasier, Green, Cohen, Gattis, Lisogurski, Wardell and Ms. Hamilton are shareholders of TWS and will receive the exchange offer. The total shares beneficially owned and percentage owned after completion of the exchange offer is based upon these individuals participating in the exchange offer in their full proportionate share. If they, in the aggregate, participate in the offer in their full proportionate share, the aggregate amount of Blue Sky common stock they will beneficially own, assuming the exchange offer is fully subscribed, will be 704,223 shares or 11.36% (including the portion attributable to Long Aldridge & Norman LLP).

(11)
James M. Davis is a member of the board of directors and Chief Financial Officer of Stanford. Stanford owns 1,878,994 shares of common stock. Mr. Davis is deemed to be the beneficial owner of these shares due to his role as director and Chief Financial Officer of Stanford. The business address for Mr. Davis is 6075 Poplar Avenue, Suite 202, Memphis, Tennessee 38119.
(12)
InterWAVE owns 1,175,000 shares of series A convertible preferred stock, which is convertible into 1,175,000 shares of common stock. If InterWAVE converted all of its shares of Series A Preferred Stock into common stock, then it would own 19.03% of Blue Sky's common stock. Thomas Hubbs served as the Chief Financial Officer of InterWAVE until August 16, 2001, at which time he ceased to serve as Chief Financial Officer and began to serve as an advisor to InterWAVE's board of directors. He is deemed to be the beneficial owner of the Blue Sky shares owned by InterWAVE. Blue Sky owes InterWAVE approximately $2,200,000 that was drawn on an open line of credit, and this indebtedness is currently convertible into series A preferred stock at $4 per share, or an aggregate of 550,000 shares. These shares are absent from all calculations in the table because it is uncertain whether the debt will ever be converted into stock. The business address for Mr. Hubbs is 312 Constitution Drive, Menlo Park, CA 94025.
(13)
Mr. Wardell is a partner of Long Aldridge & Norman LLP which owns 161,300 shares of TWS common stock; if the firm participates in the exchange offer to its full proportionate share, it will receive 24,440 shares of Blue Sky common stock. Mr. Wardell may be deemed the beneficial owner of these shares. However, he disclaims beneficial ownership in these shares except to the extent of his beneficial ownership in Long Aldridge & Norman. Mr. Wardell owns 10,000 shares of TWS common stock personally, for which he will receive, should he participate in the exchange offer to his full proportionate share, 1,515 shares of Blue Sky common stock.

TWS

Name	Shares Owned(1)	Shares Underlying Derivative Securities(2)	Total Shares Beneficially Owned(1) Before Completion of the Exchange Offer	Percentage Owned Before Completion of the Exchange Offer(3)	Total Shares Beneficially Owned(1) After Completion of the Exchange Offer		Percentage Owned After Completion of the Exchange Offer(3)
TWS common stock
Stanford Financial Group Company (4)	2,695,145	2,600,000	5,295,145	35.30%	6,245,146		41.63%
Gelber Securities Group (5)	1,029,251	286,769	1,316,020	10.37%	1,237,174	(7)	9.75%	(7)
David D. Lasier †‡(6)	1,657,800	31,250	1,689,050	13.59%	1,559,660	(7)	12.55%	(7)
Jeff L. Green ‡	60,000	50,000	110,000	*	101,573	(7)	*	(7)
Richard A. Cohen ‡	500	27,000	27,500	*	25,393	(7)	*	(7)
Janis Wright ‡	236,500	26,250	262,750	2.11%	242,622		1.95%
Gary Scheier †‡	20,000	190,000	210,000	1.67%	193,913		1.5%
Diane Hamilton ‡	1,000	6,250	7,250	*	6,695	(7)	*	(7)
Thomas Wardell †(8)	171,300	-0-	171,300	1.38%	158,178	(7)	1.28%	(7)
Hugh Sawyer †	30,000	35,000	65,000	*	60,021		*
Mike Lisogurski †	10,000	30,000	40,000	*	3,064	(7)	*	(7)
James M. Davis †(4)	2,695,145	2,600,000	5,295,145	35.30%	6,245,146		41.63%
Brian Gelber †(5)	1,029,251	286,769	1,316,020	10.37%	1,237,174	(7)	9.75%	(7)
All executive officers and directors as a group (11 persons)	5,911,496	3,282,519	9,194,015	58.62%	9,833,439		62.70%
TWS non-voting preferred stock
Stanford Financial Group	1,833,333	-0-	1,833,333	100.0%	1,833,333		100.0%

*
Less than one percent
†
Director
‡
Named executive officer
(1)
Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of TWS common stock beneficially owned by them.

(2)
Unless otherwise indicated, represents shares which may be acquired by the exercise of stock options on or before November 7, 2001.
(3)
Shares of common stock subject to options and convertible securities are deemed outstanding for the purpose of computing the percentage ownership of the person holding such derivative securities, but are not deemed outstanding for computing the percentage ownership of any other person. Shares of Series A preferred stock are treated as if they were converted into common stock on a one-for-one basis for purposes of calculating percentage owned.
(4)
Stanford Financial Group owns 2,395,145 shares of common stock and debt conversion rights to an additional 300,000 shares of common stock. Stanford Bank of Antigua owns 100,000 shares of common stock. Stanford International Bank owns 200,000 shares of common stock. Stanford Financial Group is deemed the beneficial owner of all shares owned by Stanford Bank of Antigua and Stanford International Bank. Of the 2,600,000 shares underlying derivative securities, 1,833,333 of such shares are issuable upon the conversion of the non-voting preferred stock and 766,667 of such shares are issuable upon the conversion of debt. James M. Davis is a member of the board of directors and Chief Financial Officer of Stanford Financial Group. Mr. Davis is deemed to be the beneficial owner of all shares owned by Stanford Financial Group, Stanford Bank of Antigua, and Stanford International Bank due to his role as director and Chief Financial Officer of Stanford Financial Group. The business address for Stanford and Mr. Davis is 6075 Poplar Avenue, Suite 202, Memphis, Tennessee 38119.
(5)
Brian Gelber is the founder and Chief Executive Officer of Gelber Securities Group and is responsible for its investment decisions. Mr. Gelber is deemed the beneficial owner of the stock owned by Gelber Securities Group. The Gelber Securities Group includes Gelber Securities, Inc., GO, LLC, FIRE, LLC and ICE, LLC. Brian Gelber owns no shares of TWS common stock personally. Gelber Securities, Inc. owns 109,500 shares of common stock. GO, LLC owns 191,180 shares of common stock. FIRE, LLC owns 728,571 shares of common stock. ICE, LLC owns 286,769 warrants that must be exercised on or before September 27, 2001. Gelber Securities, Inc. has granted David Lasier an option to purchase 109,500 shares of TWS common stock held by it at an exercise price of $1.35 per share. The option expires if it is not exercised by Mr. Lasier prior to January 1, 2002. The business address for Mr. Gelber is 141 West Jackson, 21st Floor, Chicago, Illinois 60604.
(6)
Mr. Lasier is obligated to exchange up to a maximum of an additional 410,000 shares of TWS common stock if the exchange offer is undersubscribed. Otherwise, he will not participate in this exchange offer.The business address for Mr. Lasier is 6120 Windward Parkway, Suite 290, Alpharetta, Georgia 30005.
(7)
Gelber Securities Group and Messrs. Lasier, Green, Cohen, Lisogurski, Wardell and Ms. Hamilton are shareholders of TWS and will receive the exchange offer; to the extent they participate in the exchange offer, their stock ownership in TWS will be reduced. The total shares beneficially owned and percentage owned after completion of the exchange offer is based upon these individuals participating in the exchange offer in their full proportionate share.
(8)
Mr. Wardell is a partner of Long Aldridge & Norman LLP which owns 161,300 shares of TWS common stock. If the firm participates in the exchange offer to its full proportionate share, it will receive 24,440 shares of Blue Sky common stock in exchange for 13,122 shares of TWS common stock. Mr. Wardell may be deemed the beneficial owner of these shares, however he disclaims beneficial ownership in these shares except to the extent of his beneficial ownership in Long Aldridge & Norman. Mr. Wardell owns 10,000 shares of TWS common stock personally.

Selling Security Holder

    In addition to the Blue Sky shares of common stock offered in the exchange offer, this prospectus also relates to the resale by Acibar of shares of Blue Sky common stock that Acibar may acquire from time to time pursuant to the private equity line of credit agreement. Blue Sky is registering the resale of the shares of stock offered to Acibar pursuant to the equity line agreement and is paying the expenses of such registration. Acibar may from time to time offer and sell any or all of these shares pursuant to this prospectus. For purposes of this prospectus, references to "Acibar" includes the beneficial owners of the shares and Acibar's transferees, pledgees, donees, distributees or other such successors. The percentage of beneficial ownership is based upon 6,175,000 shares of Blue Sky capital stock outstanding as of            , 2001.

    The following table sets forth information with respect to Acibar as of            , 2001 and the shares beneficially owned by Acibar that they may offer pursuant to this prospectus, assuming Blue Sky utilizes the equity line of credit to the fullest extent possible.

Selling Securitiy Holders	Shares of Common Shares Beneficially Owned Prior to Offering	Shares of Common Stock Offered Hereby	Shares of Common Shares Beneficially Owned Upon Completion of Offering	Percentage of Common Stock Beneficially Owned Upon Completion of Offering
Holder of Common Stock
Acibar International Investments, Ltd.	1,543,750	1,543,750	0	0%

    Acibar has never had any position, office or other material relationship with Blue Sky or any of its predecessors or affiliates. Acibar may have sold, transferred or otherwise disposed of all or a portion of its shares, in transactions exempt from the registration requirements of the Securities Act, since the date on which they provided the information regarding their shares. If required, Blue Sky may identify and provide additional selling security holders and information with respect to them in one or more prospectus supplements.

Plan Of Distribution

    As used herein, the terms "selling security holder" and "Acibar," when used in the selling security holder context, includes the named selling security holder and donees, pledgees, transferees, distributees and other successors-in-interest selling shares received after the date of this prospectus from a named selling security holder as a gift, pledge, partnership or trust distribution or other non-sale related transfer. The selling security holder may offer all or part of the shares included in this prospectus from time to time in one or more types of transactions (which may include block transactions) on applicable exchanges or automated interdealer quotation systems, in negotiated transactions, through put or call options transactions relating to the securities offered by this prospectus, through short sales or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each selling security holder will act independently of us in making decisions with respect to the timing, manner and size of each sale. The methods by which the selling security holder may resell shares include, but are not limited to, the following:

  •
  a cross or block trade in which the broker or dealer engaged by a selling security holder will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker or dealer as principal and resale by such broker or dealer for its account;

  •
  an exchange distribution in accordance with the rules of such exchange;

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  •
  negotiated transactions;

  •
  short sales or borrowing, returns and reborrowings of the shares pursuant to stock loan agreements to settle short sales;

  •
  pledge and hedging transactions with broker-dealers or other financial institutions;

  •
  delivery in connection with the issuance of securities by issuers, other than us, that are exchangeable for (whether on an optional or mandatory basis), or payable in, such shares (whether such securities are listed on a national securities exchange or otherwise) or pursuant to which such shares may be distributed; and

  •
  a combination of any such methods of sale or distribution.

    In effecting sales, brokers or dealers engaged by a selling security holder may arrange for other brokers or dealers to participate in such sales. Brokers or dealers may receive commissions or discounts from a selling security holder or from the purchasers in amounts to be negotiated immediately prior to the sale. A selling security holder may also sell the shares in accordance with Rule 144 or Rule 144A under the Securities Act or pursuant to other exemptions from registration under the Securities Act.

    If the securities offered by this prospectus are sold in an underwritten offering, the underwriters may acquire them for their own account and may further resell these securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The names of the underwriters with respect to any such offering and the terms of the transactions, including any underwriting discounts, concessions or commissions and other items constituting compensation of the underwriters and broker-dealers, if any, will be set forth in a prospectus supplement relating to such offering. Any public offering price and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers may be changed from time to time. Unless otherwise set forth in a prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the securities specified in such prospectus supplement if any such shares are purchased. Brokers who borrow the securities to settle short sales of securities and who wish to offer and sell the securities under circumstances requiring use of the prospectus or making use of the prospectus desirable may use this prospectus. This prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

    From time to time a security holder may engage in short sales, short sales against the box, puts, calls and other transactions in our securities, or derivatives thereof, and may sell and deliver the shares offered by this prospectus in connection therewith.

    We will not receive any of the proceeds from the sales of the securities by a security holder pursuant to this prospectus. We will, however, bear certain expenses in connection with the registration of the securities being offered by the selling security holders, including all costs, expenses and fees incident to the offering and sale of the securities to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. Our common stock is not currently listed for trading on the Nasdaq national market or any other stock exchange, and the shares offered by this prospectus have not been approved for quotation on any such exchange.

    In order to comply with the securities laws of certain states, the selling security holders may only sell the securities through registered or licensed brokers or dealers. In addition, in certain states, the selling security holders may only sell the securities if they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirements of such state is available and is complied with.

    A selling security holder, and any broker dealer who acts in connection with the sale of shares hereunder, may be deemed an underwriter within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and profit on any resale of the securities as principal might be deemed underwriting discounts and commissions under the Securities Act. We have agreed to indemnify certain of the selling security holders and other participants in the or distribution of the securities and their directors, officers, employees and agents against certain liabilities including liabilities arising under the Securities Act. Because the selling security holders may be deemed underwriters within the meaning of Section 2(11) of the Securities Act, the selling security holders will be subject to the prospectus delivery requirements of the Securities Act.

    We are permitted to suspend the use of this prospectus in connection with the sales of securities by selling security holders upon the happening of certain events. These include the existence of any fact that makes any statement of material fact made in this prospectus untrue or that requires the making of additions to or changes in this prospectus in order to make the statements herein not misleading. The suspension will continue until such time as we advise the selling security holders that use of the prospectus may be resumed, in which case the period of time during which we are required to maintain the effectiveness of the registration statement shall be extended. Blue Sky will bear the expense of preparing and filing the registration statement and all post-effective amendments.

Recent Developments

    On August 9, 2001, Blue Sky's Board of Directors and shareholders decreased the number of shares of common stock reserved for issuance under the Blue Sky 2000 Stock Incentive Plan from 1,500,000 shares to 617,500 shares. On that same date, non-qualified stock options to purchase a total of 377,000 shares of Blue Sky common stock at an exercise price of $2.06 per share were granted to certain employees of Blue Sky and TWS.

Experts

    The financial statements listed below, included in this prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein, which reports express unqualified opinions and include explanatory paragraphs referring to the substantial doubt about Blue Sky Communications, Inc.'s, Telecom Wireless Solutions, Inc.'s, American Samoa Telecom, LLC's, and Cel*Star Caribbean, Inc.'s ability to continue as going concerns, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

  •
  Blue Sky Communications, Inc. consolidated financial statements as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000;

  •
  Telecom Wireless Solutions, Inc. consolidated financial statements as of and for the year ended December 31, 2000;

  •
  American Samoa Telecom, LLC consolidated financial statements as of December 31, 2000 and 1999 and for the years then ended; and

  •
  Cel*Star Caribbean, Inc. consolidated financial statements as of December 31, 2000 and for the period May 12, 2000 (date of inception) through December 31, 2000.

Legal Matters

    The legality of the Blue Sky common stock offered by this prospectus will be passed upon for Blue Sky by Long Aldridge & Norman LLP, Atlanta, Georgia. Long Aldridge & Norman is the owner of 171,300 shares of TWS common stock issued to Long Aldridge & Norman as payment for legal fees incurred from time to time. Mr. Thomas Wardell, a partner at Long Aldridge & Norman and a director of Blue Sky and TWS, is the owner of 10,000 shares of TWS common stock. Long Aldridge & Norman and Mr. Wardell may tender some or all of the TWS common stock owned by them in the exchange offer.

BLUE SKY COMMUNICATIONS, INC.

INDEX TO FINANCIAL STATEMENTS

F–1

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of
  Blue Sky Communications, Inc.:

    We have audited the accompanying consolidated balance sheets of Blue Sky Communications, Inc. and its subsidiaries (the "Company") as of December 31, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity/(deficit), and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1999 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company's recurring losses from operations and deficiency in stockholders' equity raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

DELOITTE & TOUCHE LLP

Atlanta, Georgia
August 10, 2001

F–2

BLUE SKY COMMUNICATIONS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 1999	December 31, 2000	June 30, 2001
			(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,025,617	$125,238	$3,136,029
Accounts receivable from related party	67,904	196,329	—
Accounts receivable, net	—	—	533,990
Note receivable from related party	—	665,000	1,065,000
Other current assets	21,403	5,403	228,275

Total current assets	3,114,924	991,970	4,963,294
Furniture, fixtures, and equipment, net	94,123	280,490	7,915,112
Intangible assets net	—	—	6,421,542
Network equipment	—	2,166,128	787,912
Other assets	—	175,500	337,791

Total assets	$3,209,047	$3,614,088	$20,425,651

LIABILITIES AND STOCKHOLDERS' EQUITY/(DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$58,454	$105,355	830,157
Accrued expenses	5,702	96,405	1,583,732
Payable to related party	1,530,229	1,640,338	518,830
Deferred revenue			83,743
Current portion of long term debt			8,088,754

Total current liabilities	1,594,385	1,842,098	11,105,216
Convertible notes payable	—	2,166,128	4,813,647
Other long term liabilities	—	—	19,062
Long term debt			662,083

Total liabilities	1,594,385	4,008,226	16,600,008
STOCKHOLDERS' EQUITY/(DEFICIT):
Class A Convertible Preferred Stock, $0.001 par value, 10,000,000 shares authorized, 293,750 and 1,175,000 shares issued and outstanding at December 31, 2000 and June 30, 2001	—	294	1,175
Common Stock $0.001 par value, 40,000,000 shares authorized, 3,000,000 issued and outstanding at December 31, 1999 and 2000 and 5,000,000 shares issued and outstanding at June 30, 2001	3,000	3,000	5,000
Additional paid-in capital	5,004,801	6,496,179	14,360,126
Accumulated deficit	(3,393,139)	(6,893,611)	(10,540,658)

Total stockholders' equity/(deficit)	1,614,662	(394,138)	3,825,643

Total liabilities and stockholders' equity/(deficit)	$3,209,047	$3,614,088	$20,425,651

See notes to consolidated financial statements.

F–3

BLUE SKY COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,			Six Months Ended June 30,
	1998	1999	2000	2000	2001
				(unaudited)
Operating revenues from related party	$605,849	$763,195	$363,022	193,919	34,241
Access and other revenues	—	—	—	—	1,343,288
Total revenue	605,849	763,195	363,022	193,919	1,377,529
Cost of services	414,112	1,036,830	253,608	181,373	1,021,531

Gross margin (loss), excluding depreciation and amortization	191,737	(273,635)	109,414	12,546	355,998
Selling, general, and administrative expenses	311,703	2,375,375	3,531,765	1,872,743	3,361,322

Loss from operations	(119,966)	(2,649,010)	(3,422,351)	(1,860,197)	(3,005,324)
Interest (expense) income, net	—	21,446	(19,116)	34,614	(480,490)
Other income/(expense), net	—	—	(505)	311	14,267

Net loss	$(119,966)	$(2,627,564)	$(3,441,972)	$(1,825,272)	$(3,471,547)

Basic and diluted loss per share			$(1.17)	$(0.61)	$(0.78)

Basic and diluted weighted average shares outstanding			3,000,000	3,000,000	4,666,667

See notes to consolidated financial statements.

F–4

BLUE SKY COMMUNICATIONS, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY/(DEFICIT)

	Class A Convertible Preferred Stock
			Common Stock
					Paid-In Capital	Accumulated Deficit	Total Stockholders' Equity/(Deficit)
	Shares	Amount	Shares	Amount
Balance at December 31, 1997 (unaudited)						$(645,609)	$(645,609)
Net loss						(119,966)	(119,966)

Balance at December 31, 1998						(765,575)	(765,575)
Net loss						(2,627,564)	(2,627,564)
Issuance of common stock—conversion of debt	—	—	369,036	$369	$1,366,431	—	1,366,800
Issuance of common stock			2,630,964	2,631	3,638,370		3,641,001

Balance at December 31, 1999			3,000,000	3,000	5,004,801	(3,393,139)	1,614,662
Net loss						(3,441,972)	(3,441,972)
Contributed capital—OPM warrants					234,000		234,000
Issuance of preferred stock	293,750	$294			1,116,206		1,116,500
Charge for beneficial conversion feature associated with issuance of preferred stock					58,500	(58,500)	—
Stock compensation charge					82,672		82,672

Balance at December 31, 2000	293,750	294	3,000,000	3,000	6,496,179	(6,893,611)	(394,138)

Net loss						(3,471,547)	(3,471,547)
Issuance of common stock—acquisition of AST			2,000,000	2,000	4,118,000		4,120,000
Issuance of preferred stock	881,250	881			3,348,619		3,349,500
Charge for beneficial conversion feature associated with issuance of preferred stock					175,500	(175,500)	—
Stock compensation charge	—	—	—	—	221,828	—	221,828

Balance at June 30, 2001 (unaudited)	1,175,000	$1,175	5,000,000	$5,000	$14,360,126	$(10,540,658)	$3,825,643

See notes to consolidated financial statements.

F–5

BLUE SKY COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,			Six Months Ended June 30,
	1998	1999	2000	2000	2001
				(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(119,966)	$(2,627,564)	$(3,441,972)	$(1,825,272)	$(3,471,547)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	421	9,474	31,452	11,977	1,003,368
Stock compensation charge	—	—	82,672	—	221,828
Loss on disposal of fixed assets	—	—	2,270	—	—
Changes in assets and liabilities:
Accounts receivable from related party	(145,165)	77,261	(128,425)	(2,761,587)	196,329
Accounts receivable	—	—	—	(57,342)	(34,172)
Note receivable from related party			(665,000)		(400,000)
Other current assets	9,949	(21,352)	16,000	(85,561)	(212,388)
Accounts payable and accrued expenses	54,380	9,775	137,604	1,761,908	770,906
Payable to related party	362,816	513,709	103,816	378,156	(1,771,508)
Other current and long term liabilities	—	—	—	—	16,321
Other assets	(160,000)	160,000	—	—	1,270,062

Net cash (used in)/provided by operating activities	2,435	(1,878,697)	(3,861,583)	(2,577,721)	(2,410,801)

CASH FLOWS FROM INVESTING ACTIVITIES-
Purchases of furniture, fixtures, and equipment	(2,435)	(103,487)	(213,796)	(36,555)	(1,339,682)

Net cash used in investing activities	(2,435)	(103,487)	(213,796)	(36,555)	(1,339,682)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowing from related party	—	—	—	—	2,647,520
Proceeds from borrowing	—	1,366,800	—	—	688,754
Repayment of line of credit	—	—	—	—	(100,000)
Proceeds from issuance of preferred stock and OPM warrants	—	—	1,175,000	—	3,525,000
Proceeds from issuance of common stock	—	3,641,001	—	—	—

Net cash provided by financing activities	—	5,007,801	1,175,000		6,761,274

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	—	3,025,617	(2,900,379)	(2,614,276)	3,010,791
CASH AND CASH EQUIVALENTS, beginning of period	—	—	3,025,617	3,025,617	125,238

CASH AND CASH EQUIVALENTS, end of period	$—	$3,025,617	$125,238	$411,341	$3,136,029

NONCASH INVESTING AND FINANCING ACTIVITIES:
Assets transferred from related party	—	—	6,293	—	—
Assets transferred to related party	9,960	1,904	—	—	—
Conversion of debt into common stock	—	1,366,800	—	—	—
Network equipment acquisitions financed with convertible debt	—	—	2,166,128	—	—
Contributed capital—OPM warrants	—	—	234,000	—	—
Charge for beneficial conversion feature associated with issuance of preferred stock		—	58,500	—	175,500
Acquisition of AST—issuance of common stock	—	—	—	—	4,120,000

See notes to consolidated financial statements.

F–6

BLUE SKY COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Description of Business—The business of Blue Sky Communications, Inc. (the "Company" or "Blue Sky") was established as an unincorporated division of Telecom Wireless Solutions, Inc. ("TWS") in 1997. TWS incorporated Blue Sky Com International, Ltd. ("Blue Sky International") on March 24, 1999 as a wholly-owned subsidiary, in anticipation of conducting business through that subsidiary. In October 1999, Blue Sky International issued shares of its common stock to Stanford Financial Group ("Stanford"), with TWS retaining a majority interest. On November 29, 1999, TWS incorporated Blue Sky Communications, Inc. as a wholly owned subsidiary. On March 15, 2000, Stanford invested in the Company, and the Company, TWS and Stanford entered into a Contribution Agreement pursuant to which TWS and Stanford transferred their shares in Blue Sky International to the Company. As a result of this transaction, Blue Sky International became a wholly-owned subsidiary of the Company. Stockowners' equity, share and per share amounts have been restated to give effect to this reorganization. See Note 3 for additional details regarding these transactions.

    The consolidated financial statements include the accounts of the Company and its subsidiaries over which the Company exercises voting control. All significant intercompany transactions and accounts have been eliminated in consolidation.

    Management's Plans—The Company has incurred losses and experienced negative cash flows since inception. In addition, the Company expects to incur significant operating losses and negative operating and investing cash flows as it develops and constructs wireless networks and grows its subscriber base in its proposed markets. The Company's ultimate success is dependent upon its ability to secure financing to fund the development of its network and convince its target customers to utilize its services.

    The Company is subject to risks common to technology-based companies including, but not limited to, development of markets and distribution channels, dependence on key personnel, and the ability to obtain additional capital as needed to execute its business model and strategy. To date, the Company has been funded principally by private equity financing. Management believes that it has several alternatives available to obtain required capital, including private placement financing, debt financing, and/or a public offering of its common stock.

    The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. However, the Company's recurring operating losses and stockholders' deficit raise substantial doubt about its ability to continue as a going concern. Management plans to raise additional equity and/or debt financing in 2001 sufficient for the Company to continue to meet its cash flow obligations in the normal course of business.

    Interim Financial Data—The interim consolidated financial information as of June 30, 2001 and for the six months ended June 30, 2000 and 2001 is unaudited. In the opinion of management, this financial information includes all adjustments, consisting solely of normal recurring adjustments that management considers necessary for a fair presentation of the consolidated financial position and results of operations for the interm periods. The results of operations for the six-month period ended June 30, 2001 are not necessarily indicative of the results to be expected for the full calendar year 2001 or any other future period.

    Based on operating losses incurred through June 30, 2001 and projected for the year ended December 31, 2001, the Company did not record an income tax provision for the six-month period ended June 30, 2001. Total net deferred tax assets are offset by a valuation allowance.

F–7

    Cash and Cash Equivalents—Management considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

    Furniture, Fixtures, and Equipment, Net—Furniture, fixtures, and equipment, including equipment under capital leases, are reported at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the assets' expected useful lives. Expenditures for repairs and maintenance are charged to operations as incurred. Upon sale, retirement, or other disposition of these assets, the cost and the related accumulated depreciation are removed from the respective accounts and any gain or loss on the disposition is included in operations.

    Long-Lived Assets—The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the assets fair value. The Company does not believe its long-lived assets are impaired.

    Network Equipment—Network equipment is recorded at cost, and will be used in the build-out of wireless communication networks.

    Income Taxes—The Company recognizes deferred tax assets and liabilities for the expected future tax consequences attributable to differences between the carrying amounts of assets and liabilities for financial reporting purposes and their respective tax bases, and for operating loss and tax credit carryforwards. A valuation allowance is recorded if it is "more likely than not" that a portion or all of a deferred tax asset will not be realized.

    Revenue Recognition—Revenues are recognized when earned. Revenues related to management fees are recognized as the services are rendered. Access service is billed monthly in advance and is recognized the following month when services are provided. Amounts billed in advance are presented as deferred revenue. Revenues for airtime usage are recognized monthly as services are provided. Long distance charges are billed and recognized monthly. Revenues for equipment sales are recognized upon delivery of the equipment to customers.

    Marketing and Advertising—The Company expenses marketing and advertising costs as they are incurred. The Company expensed approximately $4,708, $33,182 and $134,851 of such costs during 1998, 1999 and 2000 respectively.

    Expense Allocations—TWS incurs costs that are mutually beneficial for its subsidiaries and allocates these costs to the subsidiaries. These costs include indirect labor charges, office expenses, rent, depreciation, and other administrative expenses. The costs are allocated to the subsidiaries based upon the relationship of the direct labor expenses recorded for the subsidiary to the total labor expenses incurred. Management of TWS believes that the allocations were made on a reasonable basis, however, the allocations are not necessarily representative of the costs incurred had the Company contracted with third parties. Management did not make a study or attempt to obtain quotations from third parties to determine what the costs of obtaining such services from third parties would have been. TWS costs allocated to Blue Sky were $20,817 and $29,467 during 1998 and 1999, respectively. During 2000, Blue Sky maintained separate facilities and incurred no allocated costs from TWS.

    Stock-Based Compensation—The Company applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25") and related interpretations in accounting for its employee stock options. In accordance with the provisions of APB 25, compensation expense is recorded as stock options vest in an amount equal to the excess of the fair value of the Company's stock over the option price at the measurement date. The Company has adopted the disclosure-only

F–8

provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation.

    Loss Per Share—Loss per common share is based on the weighted average number of common shares outstanding. Stock options, convertible notes payable and convertible preferred stock have not been considered in the loss per share calculations because they are anti-dilutive. Loss per share information for the years ended December 31, 1998 and 1999 has not been presented because these years contain periods prior to the incorporation of the Company.

    Segments—The Company has adopted SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information, which requires companies to report selected information about operating segments, as well as enterprise-wide disclosures about products, services, geographic areas, and major customers. Operating segments are determined based on the way management organizes its business for making operating decisions and assessing performance. The Company has determined that it conducts its operations in one business segment, the wireless telecommunications services segment. All of the Company's revenues through December 31, 2000 have been services provided to American Samoa Telecom, LLC, a related party.

    Financial Instruments—For certain of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses, the carrying amounts approximate fair value due to their short maturities. The fair value of long-term debt is estimated by discounting the future cash flows using rates currently available to the Company for debt with similar terms and maturities. The estimated fair value of the convertible notes payable at December 31, 2000 approximated their carrying value.

    Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Recent Financial Accounting Pronouncements—In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS 137, Accounting for Derivative Instruments and Hedging Activities—Deferral of the Effective Date of FASB Statement No. 133 and SFAS 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities—an amendment of FASB Statement No. 133. This statement establishes accounting and reporting standards for derivative instruments and requires recognition of all derivatives as assets or liabilities in the statement of financial position and measurement of these instruments at fair value. The statement, as amended, is effective for fiscal years beginning after June 15, 2000. The Company adopted this standard, as amended, on January 1, 2001. The adoption of this statement did not have any impact on the financial position, results of operations or cash flows of the Company.

    In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101, ("SAB 101") Revenue Recognition in Financial Statements, which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related, to revenue recognition policies. The Company has reviewed these criteria and believes its policies for revenue recognition to be in accordance with SAB 101.

    In July 2001, the FASB issued Statement of Financial Accounting Standards No. 141, Business Combinations. SFAS 141 requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. The Company does not believe that the adoption of SFAS 141 will have a significant impact on its financial statements.

F–9

    In July 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangible Assets, which is effective January 1, 2002. SFAS 142 requires, among other things, the discontinuance of goodwill amortization. In addition, the standard includes provisions for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill and the identification of reporting units for purposes of assessing potential future impairments of goodwill. SFAS 142 also requires the Company to complete a transitional goodwill impairment test six months from the date of adoption. The Company is currently assessing but has not yet determined the impact of SFAS 142 on its financial position and results of operations.

2.  FURNITURE, FIXTURES, AND EQUIPMENT, NET

    Furniture, fixtures, and equipment are comprised of the following at December 31, 1999 and 2000:

	Estimated Useful Life (Years)	1999	2000
Furniture, fixtures and equipment	7	$60,960	$175,768
Computers and software	3	42,528	151,382

		103,488	327,150
Less: accumulated depreciation		9,365	46,660

		$94,123	$280,490

    Depreciation expense for the periods ended December 31, 1998, 1999, and 2000, was $421, $9,474 and $31,452, respectively.

3.  STOCKHOLDERS' EQUITY

    On March 24, 1999, TWS Incorporated Blue Sky International as a wholly-owned subsidiary. In October 1999, Blue Sky International issued 45% of its common stock to Stanford in exchange for $3,633,200 in cash and the conversion of $1,366,800 of debt payable to Stanford in cash, with TWS holding the other 55% of Blue Sky International's common stock. On January 14, 2000, in connection with an amendment to the Blue Sky International Shareholder Rights Agreement, Blue Sky International issued additional shares to TWS to increase its ownership interest to 60%.

    On November 29, 1999, TWS incorporated the Company as a wholly-owned subsidiary, in order to conduct the business that it had originally planned to conduct in Blue Sky International. On March 15, 2000, Blue Sky declared a 17,999-to-1 stock split and issued an additional 1,799,900 common shares to TWS to increase its holdings to 1,800,000 shares. On March 15, 2000 but subsequent to the foregoing stock split, the Company issued 1,200,000 shares of common stock to Stanford for $1,200, which shares represented 40% of the then outstanding shares. All shares and per share amounts have been restated to retroactively reflect the stock split.

    On March 15, 2000, the Company, TWS and Stanford also entered into a new Shareholders' Rights Agreement with respect to the Company's common stock. In that agreement they agreed to cancel the Blue Sky International Shareholder Rights Agreement. In another agreement, TWS and Stanford agreed to contribute their Blue Sky International shares to the Company for no additional consideration. As a result, Blue Sky International became a wholly-owned subsidiary of the Company on that date. The new Blue Sky Shareholders' Rights Agreement provided that unless the Company received an equity infusion of at least $5,000,000 by July 15, 2000, TWS would be obligated to return to Stanford 5% of its Blue Sky common stock holdings. Because the Company did not receive an investment by that date, in August 2000, TWS transferred 150,000 shares of Blue Sky common stock to Stanford.

F–10

    On January 26, 2000, the Company amended its Articles of Incorporation authorizing the issuance of up to fifty million shares of stock: forty million shares of common stock with a par value of $.001 per share and ten million shares of preferred stock with a par value of $.001.

    On October 2, 2000, the Company issued to InterWAVE Communications International, Ltd. ("InterWAVE") 293,750 shares of Series A Preferred Stock for $1,175,000 in conjunction with the financing agreement entered into with InterWAVE (see note 4). On February 5, 2001, the Company issued to InterWAVE an additional 881,500 shares of Series A Preferred Stock for $3,525,000. The Series A Preferred Stock is convertible at any time into shares of the Company's common stock on a one-for-one basis and contains a liquidation preference for InterWAVE at a price of $4.00 per share in the event of dissolution, liquidation, or winding up; it also contains antidilution rights, certain minority stockholder protections, and preemptive rights. In addition, in conjunction with the issuance of preferred stock to InterWAVE, OPM Auction Co. ("OPM"), a wholly-owned subsidiary of TWS, has issued to InterWAVE a warrant to purchase a total of 293,750 shares of OPM Class A common stock at a price of $1.00 per share. The OPM Warrant expires on December 31, 2006. The fair value of the warrant issued to InterWAVE has been recorded as a capital contribution from TWS to Blue Sky. A beneficial conversion feature is associated with the preferred stock issued to InterWAVE. Because the preferred stock is convertible at any time, at the option of InterWAVE, the value of the beneficial conversion feature, which is the fair value of the OPM warrants, has been recorded as a charge to accumulated deficit.

4.  CONVERTIBLE NOTES PAYABLE

    In October 2000, the Company entered into a financing agreement with InterWAVE for purchases of network equipment, software and services. The agreement established a loan in the principal amount of up to $4,000,000 to be used as advances against purchases of equipment from InterWAVE. The interest rate on outstanding principle is 10% paid quarterly. The first draw of $2,000,000 matures in April 2002, and the remainder drawn down matures in October 2002. The principal and accrued interest is convertible into Series A Preferred Stock of the Company at InterWAVE's discretion. At December 31, 2000 the outstanding principal was $2,166,128. The terms of the note were amended in January and April 2001, to allow the Company the ability to use the funds to purchase equipment from third-party suppliers and to receive credit against the outstanding balance of the loan for certain equipment returned to InterWAVE. TWS has guaranteed the Company's performance of its obligations pursuant to the financing agreement with InterWAVE. Such guaranty remains outstanding until the earlier of the full repayment of the InterWAVE loan or the receipt by the Company of equity investments totaling $9,400,000.

    On June 29, 2001, the Company received a loan of $2,647,520 from TWS. The loan has a ten-year term and bears interest at a rate of 10%. Interest is payable quarterly. The Company contributed $600,000 of the amount received from this loan to AST, which is 95% owned by Blue Sky. TWS may convert the outstanding balance under this loan into shares of the Company's Common Stock at an exchange rate of $8.00 per share.

5.  DEBT

    American Samoa Telecom, LLC. ("AST"), a subsidiary of the Company, has an outstanding balance of $7,900,000 to Northern Telecom Inc. ("Nortel") as of June 30, 2001. At June 30, 2001, AST was not in compliance with certain restrictive covenants and had not obtained a waiver. As a result, the Company has reclassified the balance to short term debt.

    AST has an outstanding balance of $412,082 to BellSouth International Access, Inc. ("BellSouth") as of June 30, 2001. On July 16, 2001, AST and BellSouth agreed to amend certain aspects of the parties' interconnection services agreement. As part of the amendment, BellSouth agreed to accept from AST $51,094 as the final payment owed on the BellSouth debt, resulting in a $362,082 gain to

F–11

AST. The gain will be recognized by AST as a reduction of interconnect service fees, on a straight-line basis over the term of the amended interconnect services agreement, which extends through March 31, 2004.

    On April 20, 2001, the Company acquired AST's $650,000 note payable from Stanford.

6.  STOCK OPTION PLAN

    On July 21, 2000, the Board of Directors adopted the 2000 Stock Incentive Plan (the "Plan"), under which the Board of Directors is authorized to grant selected employees and other key persons options to purchase the Company's common stock. Generally, options vest at the rate of 25% per year, commencing with the first anniversary date of the grant and the options expire after 10 years. The total number of shares available for grant under the Plan is 1,500,000 shares. On August 9, 2001, the number of shares available for grant under the Plan was reduced to 617,500. The following table summarizes the activity for stock options outstanding under the Plan:

	2000
	Shares	Weighted-Average Exercise Price
Outstanding at beginning of year	—	$
Granted	208,000		0.33
Exercised	—		—
Forfeited	—		—

Outstanding at end of year	208,000		0.33

Options exercisable at year-end	—

Weighted average grant date fair value of options granted during the year	$3.75
Shares available for grant	1,292,000

    All options issued in 2000 and outstanding at December 31, 2000 were issued at an exercise price per share of $0.33. The weighted-average remaining contractual life is 9.75 years.

    The granting of options in 2000 resulted in total compensation expense to be recorded of approximately $780,767 because the estimated fair value of the granted options was greater than the exercise price of options granted at the date of grant. The compensation expense is being amortized over the vesting period, using the graded vesting method, and amounted to $82,672 during 2000.

    The weighted-average fair value of the options granted during 2000 was computed using the Black-Scholes valuation model with the following assumptions: no dividend yield, no volatility, a risk-free interest rate range of 5.86 percent, and an expected life of five years.

7.  RETIREMENT PLAN

    The Company has a qualified deferred compensation plan (the "Retirement Plan") under section 401(k) of the Internal Revenue Code. Under the Retirement Plan, employees may elect to defer up to 15% of their salary, subject to Internal Revenue Service limits. The Retirement Plan provides for a matching contribution by the Company, which is 65% of the first 6% of gross salary contributed by an employee, subject to Internal Revenue Service limits. Substantially all employees of the Company are eligible to participate in the plan.

    Participant account balances are fully vested immediately upon entry into the Retirement Plan. Benefits are generally payable following retirement, disability, death or hardship, or termination of employment.

F–12

    During the periods ended December 31, 1998, 1999 and 2000, matching contributions were approximately $11,276, $20,541, and $31,973, respectively.

    The Retirement Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974. The Retirement Plan administrator has obtained notification from the Internal Revenue Service that the plan is qualified as a tax-exempt entity under applicable provisions of the Internal Revenue Code. It is the intention of the Retirement Plan administrator to continue to operate the Plan in compliance with these provisions.

8.  LOSS PER SHARE

    The following table sets forth the computation of basic loss per share:

		Six Months Ended
	Year Ended December 31, 2000
		June 30, 2000	June 30, 2001
		(unaudited)
Numerator:
Net loss	$(3,441,972)	$(1,825,272)	$(3,471,547)
Effect of beneficial conversion feature	(58,500)		(175,500)

Net loss attributable to common shareholders	$(3,500,472)	$(1,825,272)	$(3,647,047)

Demoninator—weighted-average shares	3,000,000	3,000,000	4,666,667

Loss per share	$(1.17)	$(0.61)	$(0.78)

    Certain securities were not included in the computation of diluted loss per share for the year ended December 31, 2000 and the six month periods ended June 30, 2000 and 2001 because they would have an antidilutive effect on loss per share. These securities include stock options to purchase 208,000 share of common stock with a weighted-average exercise price of $0.33 per share for the year ended December 31, 2000. In addition, the Company has convertible notes payable, which are further discussed in Note 4 and convertible preferred stock, which is further discussed in Note 3.

9.  RELATED PARTY TRANSACTIONS

    Revenues earned from American Samoa Telecom, LLC, a related party, for engineering and network development services were approximately $605,849, $763,195 and $363,022 for the periods ended December 31, 1998, 1999 and 2000, respectively. At December 31, 1999 and 2000, amounts due to related parties was $1,452,887 and $1,628,005, respectively, primarily for operational costs reimbursable to TWS.

    In May 2000, the Company executed an intercompany note receivable with TWS for $665,000. The note was scheduled to mature on November 30, 2000, but was extended until July 31, 2001 and bears interest at 8 percent per year, payable at maturity. As of December 31, 2000, the note receivable and accrued interest receivables of $698,289 was outstanding. On July 31, 2001, the note and accrued interest were paid in full.

    TWS and its subsidiaries, including Blue Sky, entered into a service arrangement in August 2000 pursuant to which TWS performs certain management, management information, finance and accounting, human resources, legal, administrative, and other services for such subsidiaries, in return for $55,000 per month. TWS is also entitled to reimbursement from Blue Sky for out-of-pocket expenses incurred by it in performance of the services. The term of the service agreement, which the parties executed on March 23, 2001, is for one year, and automatically renews unless one party gives the other party written notice of its intention not to renew no more than 60 days prior to the expiration of the term. It is expected that this agreement will either be amended or terminated and replaced by a new agreement as part of the transactions contemplated under the restructuring agreement described

F–13

below. Management of Blue Sky believes that the costs that TWS is charging for the services were determined on a reasonable basis. However, the charges are not necessarily representative of the costs that the Company would have incurred had it contracted with third parties. The Company's management did not make a study or attempt to obtain quotations from third parties to determine what the costs of obtaining such services from third parties would have been. TWS charges to Blue Sky under the services arrangement were $289,530 during 2000.

    Blue Sky entered into a restructuring agreement with TWS, Stanford, TWS International, AST, and Mr. Lasier, the Chairman of the Board of Directors and Chief Executive Officer of Blue Sky and TWS effective March 16, 2001 that provides for a restructuring of the Company's stock ownership and that of TWS. The purposes of that agreement are, among others, to:

  •
  eliminate Stanford's direct ownership in Blue Sky's stock,

  •
  increase current TWS shareholders' percentage ownership of Blue Sky's stock,

  •
  increase Stanford's percentage ownership of TWS,

  •
  modify TWS's repayment obligations owed to Stanford, and

  •
  extend to TWS shareholders the opportunity to either exchange some of their TWS stock into Blue Sky stock and to receive a cash repayment or to maintain all of their investment in the restructured TWS.

    Pursuant to the restructuring agreement, on April 20, 2001, Stanford cancelled a total of $3.65 million of debt owed to it by TWS and AST in exchange for 700,000 shares of TWS stock. Stanford has also extended the maturity date and modified the terms of loans to TWS totaling $2.8 million. Stanford has agreed to pay approximately $2.4 million in cash and 40.04 percent of the total issued and outstanding shares of Blue Sky's common stock for 950,001 TWS shares sought in a proposed exchange offer and 300,000 TWS shares exchanged with Mr. Lasier.

    In connection with the restructuring agreement, OPM has agreed, subject to FCC approval, to transfer PCS licenses to operate in the U.S. Virgin Islands to the Company in exchange for 250,000 shares of the Company's common stock.

10. COMMITMENTS AND CONTINGENCIES

    The Company leased from TWS certain office equipment under month-to-month leases during 2000. Total rental expense under all operating leases was approximately $0, $80,754, and $178,368 in 1998, 1999, and 2000, respectively.

    Blue Sky Communications U.S. Virgin Islands, Inc. ("Blue Sky V.I.") has site leases as a lessee on seven sites in the U.S. Virgin Islands. The term of each such lease is five years and provides for four renewals of five years each at Blue Sky V.I.'s option. Rental rates vary from $24,000 to $30,000 per year, subject to automatic yearly escalation of 3 percent. Blue Sky V.I. has recently subleased 1,080 square feet to house some of its sales, marketing, and administrative offices. This sublease commenced in 2001, has a five-year term, and provides for at an annual rental rate of $37,800, subject to adjustment.

F–14

    As of December 31, 2000, future minimum rental commitments under noncancelable operating leases are:

Year Ending December 31,
2001	$440,759
2002	513,940
2003	439,940
2004	342,195
2005	290,873
2006 and thereafter	659,342

$2,687,049

    The Company has also agreed to purchase a total of $15,000,000 of infrastructure equipment from an affiliate of InterWAVE during a three-year period, which commenced on September 25, 2000. As of December 31, 2000, the Company had purchased approximately $2,000,000 of such equipment. The Company is obligated to purchase at least $1,000,000 of equipment during each calendar quarter during the term of the agreement, except that the Company is not required to purchase any equipment during any calendar quarter that the Company has at least $2,000,000 worth of equipment undeployed in a warehouse.

    The Company entered into a service agreement with OPM, on May 1, 2000, under which the Company agreed to provide certain services to OPM in the markets for which OPM has received PCS licenses from the Federal Communications Commission ("FCC"). Currently, this arrangement is only in effect in the U.S. Virgin Islands. This agreement is coterminous with expiration of the PCS licenses held by OPM. The OPM services agreement provides, in material part, that the Company is, consistent with FCC rules and regulations, to construct and lease to OPM the networks to provide PCS in the markets in which OPM has PCS licenses and assist OPM in operating such networks. Since OPM is the license holder for such markets, it must maintain control of its licenses, and the Company is expressly prohibited from representing itself as the FCC licensee in those markets and from attempting to sell, trade, surrender, pledge, or modify such licenses.

    In return for the Company's services, the Company will receive 92 percent of the subscriber revenue collected by OPM in the markets, and the Company is the sole entity to furnish OPM the services described. If the Company fails to provide the services required, and such failure is not cured, OPM has the right to engage third parties to furnish the services, and the Company will be liable to OPM for 110 percent of all expenses of such engagement. Under such circumstances, OPM is also entitled to a refund of a reasonable allocation of fees for such services already paid by it. Additionally, OPM is entitled to liquidation damages in the event of network outages. If OPM fails to make required payments under this agreement, after a cure period, the Company may terminate the agreement, subject to an OPM right to a three-month extension. Upon the sale of any of OPM's PCS licenses, the OPM services agreement will be amended to delete the sold PCS license.

    From time to time, the Company may be subject to lawsuits and other claims arising in the ordinary course of business. The Company has been named as a defendant in the matter of Divine Tower International Corporation v. Blue Sky Communications, et al., a lawsuit filed on July 30, 2001 in the Supreme Court of New York, New York County, in connection with alleged planning and development activities in West Virginia. The suit alleges that the Company, and certain of the Company's affiliates, authorized the plaintiff to perform services and pay certain vendors in connection with those activities, and that the Company refused to pay such services and costs incurred by the plaintiff. The plaintiff has claimed in excess of $4,000,000 in damages. While the Company has not yet filed an answer, the Company believes the material allegations in the lawsuit are without merit, and intends to defend against these claims vigorously.

F–15

    The Company has been threatened with another lawsuit, which relates to alleged investment banking services, and the amount claimed against the Company is approximately $500,000. The Company believes all allegations supporting these claims are without merit. This action has not been filed, and if filed, the Company intends to defend against these claims vigorously.

    Management believes that resolution of such matters would not have a significant adverse effect on the Company's financial position or results of operations.

11. INCOME TAXES

    The Company's current domestic taxable loss is included in the consolidated U.S. federal tax return of TWS. The consolidated provision or benefit is allocated between the subsidiaries based upon taxable income or loss of each company in the consolidated federal tax return as if each company calculated its tax on a separate return basis. Since its inception, the Company has incurred losses and a valuation allowance has been established for all deferred tax assets, as it is not considered more likely than not that such deferred tax assets will be realized.

    The income tax expense is different from the amount computed using the applicable statutory federal rates for the following reasons:

	1998	1999	2000
Income tax expense (benefit) at statutory rate	$(40,788)	$(894,723)	$(1,198,767)
Nondeductible expenses	—	—	7,505
Unremitted earnings of foreign subsidiary	—	—	(11,606)
State taxes	(4,751)	(104,209)	(140,099)
Valuation allowance	45,539	998,932	1,342,967

Income tax expense	$—	$—	$—

    The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at December 31, 1999 and 2000 are as follows:

	1999	2000
Net operating losses	$1,044,471	$2,394,178

Total	1,044,471	2,394,178
Less valuation allowance	(1,044,471)	(2,387,437)

Deferred tax asset, net	—	6,741
Property, plant, and equipment	—	6,741
Deferred tax liability, net	—	6,741

Deferred tax asset (liability)	$—	$—

    At December 31, 2000, the Company had net operating losses for federal income tax purposes of approximately $6.3 million, which will expire in 2021.

12. BUSINESS COMBINATIONS

    On January 31, 2001, a contribution agreement was entered into by and among the Company, TWS, Stanford and Gelber Securities ("Gelber"). Under the agreement provisions, the Company issued 2,000,000 shares of its Common Stock (valued at $4,120,000) in exchange for the units of ownership of American Samoa Telecom, LLC ("AST"), previously held by TWS, Stanford, and Gelber. As a result of this exchange, the Company owns 95% of AST's outstanding units.

    The Company's acquisition of AST was recorded using the purchase method of accounting. Accordingly, the assets acquired and liabilities assumed have been recorded in the Company's financial

F–16

statements at their fair values. The results of operations of AST are included in the Company's statement of operations beginning February 1, 2001. Goodwill resulting from the acquisition is being amortized over 10 years. The following pro forma information presents the Company's results of operations as if the acquisition of AST had occurred as of January 1, 2000:

	Year Ended December 31, 2000	Six Months Ended June 30, 2001
		(unaudited)
Revenue	$3,372,425	$1,624,700
Net loss	$(7,696,022)	$(3,784,387)
Loss per share	$(1.54)	$(0.76)

    On July 23, 2001, the Company completed its acquisition of all of the outstanding shares of Cel*Star Caribbean, Inc. for an aggregate purchase price of $3,000,000.

F–17

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of
Telecom Wireless Solutions, Inc.:

    We have audited the accompanying consolidated balance sheet of Telecom Wireless Solutions, Inc. and its subsidiaries (the "Company") as of December 31, 2000, and the related consolidated statements of operations, stockholders' equity/(deficit), and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the 2000 consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2000, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company's recurring losses from operations and negative cash flows from operations raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

DELOITTE & TOUCHE LLP

Atlanta, Georgia
August 10, 2001

F–18

TELECOM WIRELESS SOLUTIONS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 1999	December 31, 2000	June 30, 2001
	(unaudited)		(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4,649,753	$376,096	$5,678,033
Accounts receivable, net	2,145,172	5,121,792	4,480,939
Other current assets	234,111	462,468	740,505

Total current assets	7,029,036	5,960,356	10,899,477
Furniture, fixtures, and equipment, net	2,014,242	2,262,419	1,929,271
Network equipment	—	2,166,128	—
Capitalized software costs, net	168,082	—	—
Investment in affiliate	463,158	—	1,634,107
Intangible assets	4,048,550	4,048,550	2,127,600
Other assets	328,332	749,266	3,282,357

Total assets	$14,051,400	$15,186,719	$19,872,812

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
Debt maturing within one year	$2,340,000	$6,808,674	$46,801
Notes payable to related party	—	—	1,065,000
Current portion of capital lease obligations	90,500	22,620	196,201
Accounts payable	1,162,473	1,448,241	1,067,919

Accrued expenses	227,397	2,010,186	2,033,530
Total current liabilities	3,820,370	10,289,721	4,409,451
Long-term debt	3,000,000	—	—
Capital lease obligations	43,711	21,315	27,607
Convertible notes payable	4,048,550	4,374,804	2,208,676
Total liabilities	8,284,166	11,041,213	4,437,058

Minority interest	1,420,085	2,080,677	824,880

STOCKHOLDERS' EQUITY/(DEFICIT):
Preferred stock, $0.001 par value, 5,000,000 shares authorized, none issued and outstanding at December 31, 1999 and 2000, 18,333,330 shares issued and outstanding at June 30, 2001	—	—	1,833
Common Stock, $0.001 par value, 20,000,000 shares authorized, 10,494,129 and 11,469,414 issued and outstanding at December 31, 1999 and 2000, respectively and 10,569,414 issued and outstanding at June 30, 2001	10,494	11,469	10,569
Additional paid-in capital	21,684,122	24,806,642	28,455,709
Accumulated deficit	(19,979,718)	(26,296,803)	(15,438,413)
Cumulative foreign currency translation loss adjustment	3,786	(93,606)	(348,000)
Common stock held in treasury, nil, 1,500 and 69,500 shares at cost at December 31, 1999, 2000 and June 30, 2001, respectively	—	(7,500)	(279,500)

Total stockholders' equity/(deficit)	1,718,684	(1,579,798)	12,402,198

Total liabilities and stockholders' equity/(deficit)	$14,051,400	$15,186,719	$19,872,812

See notes to consolidated financial statements.

F–19

TELECOM WIRELESS SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,			Six Months Ended June 30,
	1998	1999	2000	2001	2000
	(Unaudited)	(Unaudited)		(Unaudited)
Operating revenues	$7,376,334	$11,837,580	$21,513,860	$10,447,878	$9,445,426
Cost of services	5,388,937	8,273,754	15,351,797	9,167,149	6,444,481

Gross margin	1,987,397	3,563,826	6,162,063	1,280,729	3,000,945
Selling, general, and administrative expenses	4,552,171	9,844,086	11,195,959	4,969,103	5,684,692

Loss from operations	(2,564,774)	(6,280,260)	(5,033,896)	(3,688,374)	(2,683,747)
Interest (expense) income, net	(503,008)	(680,331)	(569,252)	(812,146)	(283,770)
Other (expense) income, net	(74,056)	(21,321)	(90,768)	199,864	(7,712)
Equity in net loss of investee	—	(949,691)	(463,158)	1,634,107	(463,158)
Gain from sale of licenses	—	—	—	13,175,098	—

Income/(Loss) from continuing operations before income taxes, and minority interest in subsidiary	(3,141,838)	(7,931,603)	(6,157,074)	8,874,442	(3,438,387)
Income tax expense	—	—	(302,538)	—	(134,282)
Minority interest in subsidiary	—	243,973	789,924	349,841	—
Income/(loss) from continuing operations	(3,141,838)	(7,687,630)	(5,669,688)	10,858,390	(3,572,669)
Discontinued operations:
Loss on disposal	—	—	(604,122)	—	(604,122)
Loss from operations	(1,611,597)	(3,164,971)	—	—	—

Net income (loss)	$(4,753,435)	$(10,852,601)	$(6,273,810)	$10,858,390	(4,176,791)

See notes to consolidated financial statements.

F–20

TELECOM WIRELESS SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY/(DEFICIT)

	Preferred Stock		Common Stock				Cumulative Foreign Translation Loss Adjustment	Treasury Stock
					Additional Paid-in Capital	Accumulated Deficit				Total Stockholders' Equity/(Deficit)	Total Comprehensive Income (Loss)
	Shares	Amount	Shares	Amount				Shares	Amount
BALANCE, at December 31, 1997 (Unaudited)			8,727,339	$8,727	$4,820,371	$(4,373,682)		(59,250)	$(15,500)	$439,916
Net loss						(4,753,435)				(4,753,435)	$(4,753,435)
Purchase of treasury stock, at cost								(1,892,540)	(2,475,851)	(2,475,851)
Resale of treasury stock, cost method					2,204,897			1,400,000	1,995,103	4,200,000
Issuance of common stock			365,750	366	864,384					864,750
Conversion of debt					1,172,309			428,571	327,691	1,500,000
Issuance of common stock for professional services			50,864	51	115,118					115,169
Forfeiture of restricted stock								(2,500)		—

BALANCE at December 31, 1998 (Unaudited)			9,143,953	9,144	9,177,079	(9,127,117)		(125,719)	(168,557)	(109,451)	(4,753,435)

Net loss						(10,852,601)				(10,852,601)	$(10,852,601)
Resale of treasury stock, cost method					258,600			135,719	168,557	427,157
Issuance of common stock			1,152,281	1,152	4,801,691					4,802,843
Conversion of debt			195,145	195	1,951,255					1,951,450
Issuance of warrants in connection with debts					73,500					73,500
Exercise of options			2,750	3	5,497					5,500
Forfeiture of restricted stock								(10,000)		—
Foreign currency translation loss adjustment							$3,786			3,786	3,786
Additional paid-in capital resulting from sale of stock of subsidiaries					5,416,500					5,416,500

BALANCE at December 31, 1999 (Unaudited)			10,494,129	10,494	21,684,122	(19,979,718)	3,786	—	—	1,718,684	(10,848,815)

Net loss						(6,273,810)				(6,273,810)	(6,273,810)
Stock compensation charge					241,359					241,359
Purchase of treasury stock, at cost								(1,500)	(7,500)	(7,500)
Issuances of common stock			28,000	28	139,972					140,000
Conversion of debt			700,000	700	2,099,300					2,100,000
Forfeiture of restricted stock			(1,250)	(1)	1					—
Issuance of common stock for certificate conversion			8,655	9	43,266	(43,275)				—
Issuance of common stock for professional services			23,950	24	119,748					119,772
Exercise of warrants			191,180	191	382,169					382,360
Exercise of options			24,750	24	96,706					96,730
Foreign currency translation loss adjustment							(97,392)			(97,392)	(97,392)

BALANCE at December 31, 2000			11,469,414	$11,469	$24,806,642	$(26,296,803)	$(93,606)	(1,500)	$(7,500)	$(1,579,798)	$(6,371,202)
Net income						10,858,390				10,858,390	11,113,286
Purchase of treasury stock, at cost								(68,000)	(272,000)	(272,000)
Conversion of debt to preferred stock	600,000	$600			2,999,400					3,000,000
Conversion of debt to common stock			100,000	100	649,900					650,000
Conversion of common stock to preferred stock	1,000,000	1,000	(1,000,000)	(1,000)						—
Issuance of preferred stock for Blue Sky stock	233,333	233			(233)					—
Foreign currency translation adjustment							(254,394)			(254,394)	(254,394)

Balance at June 30, 2001 (Unaudited)	1,833,333	$1,833	10,569,414	$10,569	$28,455,709	$(15,438,413)	$(348,000)	(69,500)	$(279,500)	$12,402,198	$10,858,892

See notes to consolidated financial statements.

F–21

TELECOM WIRELESS SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,			Six Months Ended June 30,
	1998	1999	2000	2000	2001
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(4,753,435)	$(10,852,601)	$(6,273,810)	(4,176,791)	10,858,390
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	313,357	522,097	445,573	272,691	361,977
Stock compensation charge	—	—	241,359	—	—
Contributed capital—OPM warrants	—	—	58,500	—	—
Amortization of debt issuance costs	59,333	81,652	67,720	—	—
Amortization of capitalized software costs	149,316	171,224		—	—
Loss on disposal and write-off of fixed assets	6,871	25,666	26,956	1,605	—
Provision for bad debt	—	55,000	95,000	—	—
Equity in net loss (gain) of investee	—	949,691	463,158	463,158	(1,634,107)
Minority interest	—	(243,973)	(572,908)	—	(168,803)
Common stock issued for professional services	115,169	—	—	—
Gain on sale of licenses	—	—	—	—	(12,079,050)
Changes in assets and liabilities:
Accounts receivable	(1,305,260)	394,243	(3,071,620)	(2,308,454)	851,970
Other current assets	(102,784)	(121,303)	(296,077)	(148,451)	(309,092)
Other assets	(181,978)	37,409	(252,852)	(45,402)	(1,839,751)
Accounts payable and accrued expenses	452,896	756,724	2,448,455	1,573,561	2,625,853
Other	—	(28,467)

Net cash used in operating activities	(5,246,515)	(8,252,638)	(6,620,546)	(4,368,083)	(1,332,613)

CASH FLOWS FROM INVESTING ACTIVITIES:	—
Purchases of furniture, fixtures, and equipment	(999,781)	(1,152,286)	(663,529)	(274,265)	(291,967)
Capitalized software costs	(96,368)	—	—	—	—
Acquisition of PCS licenses	(300,000)	(4,048,550)	—	—	—
Investments in and advances to affiliates	—	(541,675)	—	—	—
Loan to related party	—	—	—	—	(2,647,520)
Proceeds from sale of licenses	—	—	—	—	14,000,000

Net cash used in investing activities	(1,396,149)	(5,742,511)	(663,529)	(274,265)	11,060,513

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on capital lease obligations	(69,919)	(99,667)	(147,453)	(113,672)	(90,895)
Proceeds from issuance of convertible notes payable	1,500,000	7,366,800		—	—
Payments on long-term debt	(706,222)	(1,508,676)	(100,000)	(1,300,000)	(4,927,674)
Proceeds from stock issued by consolidated subsidiary	—	3,633,200	1,175,000	—	—
Proceeds from borrowings	3,074,805	3,000,000	1,568,674	1,560,126	1,119,000
Proceeds from issuance of common stock	864,750	4,802,843	140,000	268,564	—
Purchase of treasury stock	(2,475,851)	—	(7,500)	—	(272,000)
Proceeds from resale of treasury stock	4,200,000	427,157	—	—	—
Proceeds from exercise of options	—	5,500	96,730	—	—

F–22

Proceeds from exercise of warrants	—	—	382,360	382,360	—
Forfeiture of restricted stock	—	—	(1)	—	—

Net cash provided by financing activities	6,387,563	17,627,157	3,107,810	797,378	(4,171,569)

EFFECT OF EXCHANGE RATE CHANGE ON CASH	—	—	(97,392)	5,592	(254,394)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(255,101)	3,632,008	(4,273,657)	(3,839,378)	5,301,937
CASH AND CASH EQUIVALENTS, beginning of year	1,272,846	1,017,745	4,649,753	4,649,753	376,096

CASH AND CASH EQUIVALENTS, end of year	$1,017,745	$4,649,753	$376,096	$810,375	$5,678,033

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$509,246	$301,644	$531,400	$223,491	$524,135
Income taxes paid	—	—	—	—	—
NONCASH INVESTING AND FINANCING ACTIVITIES:
Capital lease obligations incurred for lease of computer equipment	102,952	—	57,177	57,177	—
Fixed asset acquisitions financed with debt	—	113,720	—	—	—
Warrants issued in connection with line of credit agreement	—	73,500	—	—	—
Conversion of debt obligations into common stock	1,500,000	1,951,450	2,100,000	2,100,000	650,000
Conversion of subsidiary debt into common stock	—	1,366,800	—	—	—
Issuance of common stock for services	—	—	43,275	—	—
Inventory acquisitions financed with debt	—	—	2,166,128	—	—
Assets transferred from related party	—	—	6,293	—	—
Assets transferred to related party	—	1,904	—	—	—
Issuance of common stock through stock split	—	—	1,800	—	—
Contributed capital for OPM warrants	—	—	234,000	—	—
OPM warrants given in connection with issuance of preferred stock	—	—	(58,500)	—	—
Conversion of common stock to preferred stock	—	—	—	—	1,000
Conversion of debt obligations into preferred stock	—	—	—	—	3,000,000
Issuance of preferred stock for BSC stock	—	—	—	—	233

See notes to consolidated financial statements.

F–23

TELECOM WIRELESS SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES DESCRIPTION OF BUSINESS

    Description of Business—Telecom Wireless Solutions, Inc. (the "Company" or "TWS") provides engineering consulting services and network operation services to the telecommunications industry. The Company sells principally to large wireless communications providers building wireless networks in North America and South America.

    Basis of Presentation-Going Concern—The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America applicable to a going concern, which contemplate the realization of assets and liquidation of liabilities in the normal course of business. The Company has experienced significant recurring losses and negative cash flows from operations since its inception. The Company is dependent on additional debt and equity investments to sustain its operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management plans to raise additional equity and/or debt financing in 2001 sufficient for the Company to continue to meet its cash flow obligations in the normal course of business.

    The consolidated financial statements include the accounts of the Company and its majority owned subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation. Investments in nonconsolidated affiliates are accounted for using the equity method. Prior to January 1999, the company consolidated American Samoa Telecom LLC ("AST") due to its majority ownership. Beginning in January 1999, AST is accounted for under the equity method due the loss of majority ownership resulting from the sale of AST units of ownership to outside investors. In 1999, the Company created several subsidiaries to separate the activities of its strategic business units. These subsidiaries have been consolidated in 2000 and 1999 (unaudited). They include TWS International, Inc. ("TWSI"), TWS Telecom LLC, Blue Sky Communications, Inc. ("Blue Sky") (and its predecessor entity Blue Sky Com International, Ltd.), and OPM Auction Co. ("OPM"). As of December 31, 2000, the Company owned 50.1% of Blue Sky's voting stock.

    Interim Financial Data—The interim consolidated financial information as of June 30, 2001 and for the six months ended June 30, 2000 and 2001 is unaudited. In the opinion of management, this financial information includes all adjustments, consisting solely of normal recurring adjustments that management considers necessary for a fair presentation of the consolidated financial position and results of operations for the interim periods. The results of operations for the six-month period ended June 30, 2001 are not necessarily indicative of the results to be expected for the full calendar year 2001 or any other future period.

    Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Cash and Cash Equivalents—Management considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

    Furniture, Fixtures, and Equipment, Net—Furniture, fixtures, and equipment, including equipment under capital leases, are reported at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the assets' expected useful lives. Expenditures for repairs and maintenance are charged to operations as incurred. Upon sale, retirement, or other disposition of these

F–24

assets, the cost and the related accumulated depreciation are removed from the respective accounts and any gain or loss on the disposition is included in operations.

    Capitalized Software Costs—The Company capitalizes software development costs in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, Accounting for Costs of Computer Software to be Sold, Leased, or Otherwise Marketed. The capitalization of these costs begins when a product's technological feasibility has been established and ends when the product is available for general release to customers. Amortization is calculated using the straight- line method over the estimated economic lives of the assets, which are generally three years. As of each balance sheet date, the Company performs a net realizable value analysis and the amount by which unamortized software development costs exceed the net realizable value, if any, is recognized as expense in the period it is determined.

    Intangible Assets—Intangible assets consist of licenses to provide telecommunications services issued by the Federal Communications Commission ("FCC"). These licenses are recorded at cost. Amortization will be calculated on a straight-line basis over 40 years upon commencement of operations of the PCS network.

    Income Taxes—The Company recognizes deferred tax assets and liabilities for the expected future tax consequences attributable to differences between the carrying amounts of assets and liabilities for financial reporting purposes and their respective tax bases, and for operating loss and tax credit carryforwards. A valuation allowance is recorded if it is "more likely than not" that a portion or all of a deferred tax asset will not be realized.

    Revenue Recognition—Revenues related to engineering consulting services are recognized as the services are rendered. Revenues from network operation services are recognized when earned.

    Marketing and Advertising—The Company expenses marketing and advertising costs as they are incurred. The Company expensed approximately $268,696, $266,000, and $178,000 of such costs during 2000, 1999 (unaudited), and 1998 (unaudited), respectively.

    Long-Lived Assets—The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the discounted cash flows. The Company has recognized no impairment losses.

    Financial Instruments—For certain of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses, the carrying amounts approximate fair value due to their short maturities. The fair value of long-term debt is estimated by discounting the future cash flows using rates currently available to the Company for debt with similar terms and maturities. The estimated fair value of the long- term debt at December 31, 2000 and 1999 (unaudited) approximated its carrying value.

    Stock-Based Compensation—The Company applies Accounting Principles Board Opinion 25, Accounting for Stock Issued to Employees ("APB 25") and related interpretations in accounting for its employee stock options. In accordance with the provisions of APB 25, compensation expense is recorded as stock options vest in an amount equal to the excess of the fair value of the Company's stock over the option price at the measurement date. The Company has adopted the disclosure-only provisions of SFAS No. 123, Accounting for Stock-Based Compensation.

    Reclassifications—Certain prior year amounts have been reclassified to conform to the current year presentation.

F–25

    Comprehensive Income—The Company applies SFAS No. 130, Reporting Comprehensive Income, for the reporting and display of comprehensive income, which is defined as all changes in shareholders' equity during a period except those resulting from investments by and distributions to shareholders. The standard requires reporting certain transactions that result in a change in shareholders' equity to be included in other comprehensive income and displayed as a separate component in the consolidated statements of shareholders' equity/(deficit).

    Foreign Currency Translation and Transactions—All balance sheet accounts denominated in foreign currency are translated into U.S. dollars at the exchange rate in effect at the balance sheet date. Income statement items are translated into U.S. dollars at average exchange rates that prevailed during the period. The net gains and losses that result from this translation are reported as foreign currency translation adjustments in equity and are not included in determining net income. Transaction gains and losses are included in the results of operations in the period in which they occur and are not material in any of the periods presented.

    Common Stock—On April 13, 1999 (unaudited), the Company filed a restated Certificate of Incorporation and amended and restated its Bylaws to combine the Class A Common Stock and Class B Common Stock, which had identical rights, into one class of Common Stock. All references to the class of shares of common stock in the financial statements reflect this amendment.

    Recent Accounting Pronouncements—In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. Subsequently, SFAS No. 133 was amended by SFAS No. 137 and SFAS No. 138, and, as amended, is effective for all fiscal years beginning after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including some derivative instruments embedded in other contracts, and for hedging activities. Under SFAS No. 133, some contracts that were not formerly considered derivatives may now meet the definition of a derivative. The Company adopted SFAS No. 133, as amended, effective January 1, 2001. The adoption of this statement did not have any impact on the financial position, results of operations or cash flows of the Company.

    In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101, Revenue Recognition in Financial Statements. SAB No. 101 provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. SAB No. 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. The Company has reviewed these criteria and believes its policies for revenue recognition to be in accordance with SAB No. 101.

    In July 2001, the FASB issued SFAS No. 141, Business Combinations. SFAS No. 141 requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. The Company does not believe that the adoption of SFAS No. 141 will have a material impact on its financial statements.

    In July 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangible Assets, which is effective January 1, 2002. SFAS No. 142 requires, among other things, the discontinuance of goodwill amortization. In addition, the standard includes provisions for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill and the identification of reporting units for purposes of assessing potential future impairments of goodwill. SFAS No. 142 also requires the Company to complete a transitional goodwill impairment test six months from the date of adoption. The Company is currently assessing but has not yet determined the impact of SFAS 142 on its financial position and results of operations.

F–26

2.  FURNITURE, FIXTURES, AND EQUIPMENT, NET

    Furniture, fixtures, and equipment are comprised of the following at December 31, 1999 and 2000:

	Estimated Useful Life (Years)	1999	2000
		(Unaudited)
Equipment and Furniture	7	$1,209,414	$1,735,683
Computers and software	3	1,560,866	1,406,342
Vehicles	3-5	—	34,597
Computers, furniture, and equipment under capital lease	3-7	302,377	426,995

		3,072,657	3,603,617
Less: accumulated depreciation		(1,058,415)	(1,341,198)

		$2,014,242	$2,262,419

    Depreciation expense for the years ended December 31, 2000, 1999 (unaudited), and 1998 (unaudited) was $445,573, $522,097, and $313,357, respectively.

3.  CAPITALIZED SOFTWARE COSTS, NET

    Capitalized software costs consist of the following:

1999
(Unaudited)
Balance, beginning of period	$513,674
Amount capitalized	—

Balance, end of period	513,674
Less: accumulated amortization	(345,592)

$168,082

    In April 2000, the Company sold Bulletin.net ("Bulletin") that owned the capitalized software costs at December 31, 1999. The amortization expense for the four months prior to the sale is included in the loss on discontinued operations. The Company spent approximately $421,692, $679,000, and $32,000 on research and development in 2000, 1999 (unaudited), and 1998, respectively. Amortization expense was $67,720, $171,224, and $149,315 for the years ended December 31, 2000, 1999 (unaudited) and 1998 (unaudited), respectively.

    Capitalized software costs included exclusive rights that Bulletin purchased in 1997 for certain technology and products for wireless internet and email applications, and costs incurred to further develop this technology. The agreement for the acquired software requires quarterly royalty payments to the seller of up to 20% of net income, as defined, arising from the sale, license, sublicense, lease, or other distribution of the software and products by Bulletin. No liability for royalties has been incurred. Bulletin was sold in April 2000, and is the sole owner of these software rights.

4.  CONVERTIBLE NOTES PAYABLE

    During 1998 (unaudited), AST received $1,500,000 in the form of a short-term, noninterest-bearing note payable from Stanford Financial Group Company ("Stanford"), a significant shareholder of the Company. In January 1999 (unaudited), Stanford converted the principal amount of the loan into units of ownership in AST, reducing the Company's ownership interest in AST to less than 50%.

F–27

    During February 1999 (unaudited), the Company entered into a convertible note agreement with Stanford for $5,000,000, which bears interest at 9 percent per year and was due on January 1, 2000. All issued and outstanding capital stock of OPM is pledged as collateral. This agreement was entered into in order for OPM to make certain upfront payments to the FCC in order to participate as a bidder in an auction for personal communications services ("PCS") licenses.

    In September 1999 (unaudited), the Company converted $951,450 of the outstanding balance of the $5,000,000 note into 95,145 shares of TWS common stock in partial prepayment of this note. In February 2000, Stanford and TWS agreed to convert $2,100,000 of the outstanding balance on the note into 700,000 shares of TWS common stock. The term on the remaining principal and accrued interest balance of $2,208,678 was extended for one year. In March 2001, the Company and Stanford executed an agreement extending the maturity of the note to December 31, 2002.

    On March 23, 1999 (unaudited), the Company entered into a short-term, noninterest-bearing note with Stanford for $1,000,000. In September 1999 (unaudited), the entire balance was converted into 100,000 shares of common stock. In September 1999 (unaudited), Blue Sky entered into a short-term promissory note with Stanford for $1,366,800. The entire balance was converted into common stock of Blue Sky in October 1999 (unaudited).

    In October 2000, Blue Sky entered into a financing agreement with InterWAVE Communications ("InterWAVE") for purchases of network equipment, software, and services. The agreement established a $4 million note to be used as advances against purchases of equipment from InterWAVE. The interest rate on outstanding principal is 10% paid quarterly. The first draw of $2,000,000 matures in April 2002, and the remainder drawn down matures in October 2002. The principal and accrued interest is convertible into preferred stock of Blue Sky at InterWAVE's discretion. At December 31, 2000, the outstanding balance was $2,166,128. The terms of the note were amended in January and April 2001, to allow the Company the ability to use the funds to purchase equipment from third-party suppliers and to receive credit against the outstanding balance of the loan for certain equipment returned to InterWAVE.

5.  LONG-TERM DEBT

    Long-term debt as of December 31, 1999 and 2000 consists of the following:

	1999	2000
	(Unaudited)
Notes payable to stockholder	$—	$80,000
Borrowings under lines of credit with related parties	5,340,000	6,728,674

	5,340,000	6,808,674
Amount due within one year	2,340,000	6,808,674

	$3,000,000	$—

    In December 1997 (unaudited), the Company entered into a $2,400,000 line of credit with Gelber Securities Inc. ("Gelber"). In consideration for extending the line of credit, the Company paid Gelber a $24,000 origination fee and issued warrants entitling Gelber to purchase 477,949 shares of the Company's Common Stock at its then current fair value of $2.00 per share on or prior to November 30, 2000. The Company recorded deferred debt issuance costs of $150,000 for the estimated fair value at grant date of these warrants, and these costs are included in the consolidated balance sheets as other assets. The deferred debt issuance costs are being amortized using the straight-line method over the life of the debt instrument. Amortization expense related to debt issuance costs for each of the years ended 1998 (unaudited), 1999 (unaudited) and 2000 was $50,000, $50,000 and $45,833, respectively.

F–28

    In May 2000, Gelber exercised a warrant, which allowed Gelber to purchase 191,181 shares of the Company's common stock at $2 per share. Gelber has an additional warrant outstanding at December 31, 2000, which entitles the lender to purchase 286,765 shares of common stock.

    The Company borrowed $1,540,000 against the line of credit with Gelber during 1998 (unaudited) to bring total drawdowns on the line to $2,340,000 at December 31, 1998. There were no new borrowings against the line of credit during 2000 or 1999 (unaudited). The note was payable in full on November 30, 2000 bearing interest at 11 percent. Interest expense on this note was approximately $258,083 and $173,000 in 2000 and 1999 (unaudited), respectively. In July 2000, the accounts receivable held as collateral under the Gelber line was released from the pledge in exchange for collateral against $2.4 million of the Company's other general assets. The assignment of a Company-owned life insurance policy on a Company officer remains as additional collateral on this note. The note was refinanced in November 2000, whereby the interest rate was adjusted to 24 percent and the term was extended through May 2001.

    In June 1999 (unaudited), the Company entered into a $3,000,000 line of credit with Stanford, which bears interest at 8% per annum and was payable in full on June 7, 2001. In consideration for extending the line of credit, the Company issued warrants entitling Stanford to purchase 50,000 shares of the Company's common stock at an exercise price of $10 per share. The Company recorded deferred debt issuance costs of $73,500 for the estimated fair value at grant date of these warrants, and these deferred debt issuance costs are included in the consolidated balance sheet as other assets. The deferred debt issuance costs are being amortized using the straight-line method over the life of the debt instrument. Amortization expense related to these debt issuance costs was approximately $27,593 and $25,375 in 2000 and 1999 (unaudited), respectively. Interest expense on this note was approximately $240,000 and $86,000 in 2000 and 1999 (unaudited), respectively.

    In 2000, the Company entered into an agreement with Stanford for an additional $1.5 million in financing: two short-term note payable agreements in an aggregate of $500,000 and a $1 million line of credit at Republic National Bank guaranteed by a $1 million CD held by Stanford. These notes each had a 90-day term and bore interest at 9%. In December 2000, the Company refinanced the notes whereby the interest rate increased to 24% and the term was extended for an additional 90 days. As of December 31, 2000, $888,674 had been drawn from the line of credit.

    In March 2001, the Company entered into an agreement with Stanford, whereby the parties agreed to convert the $3,000,000 outstanding line of credit balance to 600,000 shares of the Company's preferred stock. On April 20, 2001, the Company executed this portion of the agreement, and the shares were issued in consideration for the cancelled debt. On April 6, 2001, the warrants issued in conjunction with the line of credit expired. On June 29, 2001, the short-term notes owed to Stanford were paid in full.

    In April 2000, the Company entered into short-term notes with its shareholders in the aggregate of $235,000. These notes and the related interest were repaid within 30 days.

    In August 2000, the Company entered into short-term notes with its shareholders in the aggregate of $180,000 for 180-day terms bearing interest at 8%. At December 31, 2000, $80,000 remained outstanding.

6.  DISCONTINUED OPERATIONS

    On January 1, 2000, the Company determined that it would dispose of Bulletin, its wireless internet and email application business. The sale of Bulletin was completed on April 27, 2000. In connection therewith, the Company recorded a loss on disposal of approximately $604,000. Proceeds from the sale were approximately $3.3 million. The wireless internet and email application business is reported as a discontinued operation for all periods presented. There is no income tax benefit recorded

F–29

related to the disposal as a valuation allowance has been established for all deferred tax assets, as it is not considered more likely than not that such deferred tax assets will be realized.

7.  INVESTMENT IN AFFILIATE AND CHANGE IN INTEREST TRANSACTIONS

    At December 31, 2000 and 1999 (unaudited), the Company has a 30.5% ownership in AST, a formerly majority-owned subsidiary of the Company. At December 31, 1999 (unaudited), this investment was carried at $463,000. At December 31, 2000 the investment was reduced to $0 due to the recording of the Company's portion of AST's 2000 net loss.

    Summarized amounts for AST as of December 31, 1999 and 2000 and for the years then ended are as follows:

	1999	2000
	(unaudited)
Assets	$10,045,397	$7,895,274
Liabilities	8,526,846	10,129,490
Net loss	(3,113,740)	(3,779,528)

    In January 1999 (unaudited), the Company, AST and Stanford entered into an amended operating agreement, whereby Stanford converted the principal amount under its existing $1,500,000 note receivable from AST into units of ownership and invested cash of $3,700,000 in AST in exchange for units of ownership. After conversion and contribution of these amounts, the Company's ownership interest in AST decreased to 30.5%.

    Due to AST issuing new units of ownership at an amount in excess of the Company's basis, the Company recorded a credit to accumulated deficit of approximately $2,081,000 from this transaction. As a result of this transaction in 1999, the Company deconsolidated AST and now accounts for AST using the equity method.

    Also in 1999 (unaudited), Blue Sky issued 1,350,000 shares of common stock to Stanford in exchange for $1,366,800 of convertible debt and $3,633,200 in cash. This transaction reduced the Company's ownership in Blue Sky to 55% and was recorded as a credit to accumulated deficit of approximately $3,336,000. The 45% ownership held by Stanford is reflected as minority interest on the consolidated financial statements at December 31, 2000 and 1999 (unaudited).

    In October 2000, InterWAVE purchased 293,750 shares of Blue Sky convertible preferred stock for $1,175,000. As a result, at December 31, 2000, the Company's ownership in Blue Sky was reduced to 50.1%.

    In January 2001, the ownership of AST was restructured such that the Company exchanged its AST units of ownership for common stock in Blue Sky, which became the 95% owner of AST.

8.  INCOME TAXES

    The income tax expense is different from the amount computed using the applicable statutory federal rates for the following reasons:

	1998	1999	2000
	(unaudited)	(unaudited)
Income tax expense (benefit) at statutory rate	$(1,616,168)	$(3,689,884)	$(1,998,624)
Net state taxes	(378,665)	(430,640)	(281,757)
Nondeductible expenses	13,404	104,762	127,038
Unremitted earnings of foreign subsidiary	—	—	(168,582)
Foreign taxes	—	—	302,536
Minority interest	—	(82,951)	(268,574)
Other	—	—	(991,573)
Valuation allowance	1,981,429	4,098,713	2,590,498

Income tax expense (foreign)	$—	$—	$302,536

F–30

    The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities are as follows:

	December 31,
	1998	1999	2000
	(unaudited)	(unaudited)
Net operating losses	$3,597,071	$7,862,840	$10,446,472
Allowance for bad debts	—	—	36,062
Sale of Bulletin	—	—	280,169
Other	32,758	33	798

Total	3,629,829	7,862,873	10,763,501
Less valuation allowance	(3,629,829)	(7,725,125)	(10,351,798)

Deferred tax asset, net	—	137,748	411,703
Property, plant, and equipment	—	17,256	56,554
Other	—	15,279	—
Difference in partnership income	—	105,214	355,149

Deferred tax liability, net	—	137,748	411,703
Deferred tax asset (liability), net	$—	$—	$—

    The Company has net operating loss carryforwards for income tax purposes that begin to expire in the year 2008 of approximately $18,925,500, which gives rise to a net deferred tax asset of approximately $5,269,000. Realization of this asset is contingent on having future taxable earnings. Based on the cumulative losses in recent years, management believes that a full valuation allowance should be recorded against the net deferred tax asset. The change in the valuation allowance for the year ended December 31, 1999 (unaudited) was an increase of approximately $1,821,000. The income tax benefit differs from the amounts computed by applying the Federal statutory rate of 34% to the loss before income taxes principally as a result of the recording of the valuation allowance.

9.  STOCKHOLDERS' EQUITY

    As discussed in Note 1, on April 13, 1999 (unaudited), the Company amended its Articles of Incorporation to combine the Class A and Class B Common Stock, which had identical rights, into one class of common stock. The Company has the authority to issue 20,000,000 shares of par value $.001 common stock. Each share of common stock outstanding is entitled to one vote.

    The Company also has 5,000,000 shares of $0.001 par value preferred stock authorized. No preferred shares have been issued as of December 31, 2000 or 1999 (unaudited).

    During 2000 and 1999 (unaudited), the Company sold 28,000 and 1,152,281 shares of common stock in various private placements for gross consideration of $140,000 and $4,802,843, or an average price of $5.00 and $4.17, respectively.

    During 1996, the Company granted 783,550 shares of restricted Class B Common Stock to certain employees. The restriction on sale of these shares by the employees is removed ratably over a four-year period. Upon leaving the Company, unvested restricted stock must be surrendered to the Company. During 2000 and 1999 (unaudited), 1,250 and 10,000 shares were returned to the Company.

    During 2000, the Company reacquired 1,500 shares of common stock at a cost of $7,500. This was done to buy back stock of a former employee.

    During 2000, the Company issued 23,950 shares valued at $5 per share of its common stock in exchange for services rendered. The Company also issued 8,655 shares to existing shareholders for consideration to exchange Class B shares for common stock.

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10. STOCK OPTION PLAN

    The Company adopted the 1996 Stock Incentive Plan (the "Plan") as of January 1, 1996. The Plan provides for granting options to purchase the Company's Common Stock and for awarding Common Stock to employees. Stock options and awards are granted at the discretion of a committee of the Board of Directors. Generally, options and stock awards vest at the rate of 25% per year, commencing with the first anniversary date of the grant, and the options expire after 10 years. The total number of shares available for grant under the Plan, as amended, is 2,500,000 shares. The following table summarizes the activity for stock options outstanding under the Plan:

	2000		1999 (Unaudited)		1998 (Unaudited)
	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
Outstanding at beginning of year	1,184,500	$2.51	1,298,750	$2.52	700,500	$1.69
Granted	236,000	5.00	263,750	3.51	637,500	3.39
Exercised	(24,750)	1.83	(2,750)	2.00	—	—
Forfeited	(155,750)	2.72	(375,250)	3.26	(39,250)	1.91

Outstanding at end of year	1,240,000	2.91	1,184,500	2.51	1,298,750	2.52

Options exercisable at year-end	685,000	2.26	631,240	2.12	420,875	1.84

Weighted average grant date fair value of options granted during the year	$1.27		$0.82		$0.66
Shares available for grant	1,260,000		1,312,750		771,250

F–32

    The following table summarizes information about stock options at December 31, 2000:

Exercise Price	Number Outstanding at December 31, 2000	Weighted- Average Remaining Contractual Life (in years)	Number Exercisable at December 31, 2000

$1.60	330,000	6.42	295,625
2.00	193,000	6.92	148,771
2.50	120,000	7.42	77,500
3.00	36,000	7.42	23,250
3.50	275,000	8.42	108,854
3.75	50,000	8.38	16,250
5.00	236,000	9.75	14,750

	1,240,000		685,000

    The Company applies APB 25 and related interpretations in accounting for options issued under the Plan. For the year-ended December 31, 2000, no compensation cost was recognized for the stock option plan. Had compensation cost for the Company's stock-based compensation plan been determined under the provisions of SFAS No. 123, the Company's net loss for the year ended December 31, 2000 would have been the pro forma amount indicated below. Pro forma net loss is calculated utilizing the minimum value method prescribed by SFAS No. 123, with the following assumptions:

	2000	1999	1998
		(Unaudited)	(Unaudited)
Expected life (in years)	5	5	5
Dividend yield	0%	0%	0
Expected volatility	0%	0%	0
Risk-free interest rate	5.85%	4.63% - 5.86%	5.81% - 6.49%

    The Company's net loss would have been changed to the pro forma amounts indicated below:

	2000	1999	1998
		(Unaudited)	(Unaudited)
Net loss—as reported	$(6,273,810)	$(5,436,101)	$(4,753,435)
Net loss—pro forma	(6,376,504)	(5,533,649)	(4,824,903)

    During April 2000, the Company allowed 175,250 of the 363,000 options that were issued to certain employees at the date of sale of Bulletin (see note 3) to fully vest. As a result, the Company recorded compensation expense for $158,687.

    The granting of options in 2000 by Blue Sky resulted in total compensation expense to be recorded of approximately $635,940, because the estimated fair value of the granted options was greater than the exercise price of options granted at the date of grant. The compensation expense is being amortized over the vesting period, using the graded vesting method, and amounted to $82,672 for 2000.

    The weighted-average fair value of the options granted during 2000 was computed using the Black-Scholes valuation model with the following assumptions: no dividend yield, no volatility, a risk-free interest rate range of 5.86 percent, and an expected life of five years.

11. RETIREMENT PLAN

    The Company has a qualified deferred compensation Plan (the "Retirement Plan") under section 401(k) of the Internal Revenue Code. Under the Retirement Plan, employees may elect to

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defer up to 15 percent of their salary, subject to Internal Revenue Service limits. The Retirement Plan provides for a matching contribution by the Company, which is 65 percent of the first 6 percent of gross salary contributed by an employee, subject to Internal Revenue Service limits. Substantially all employees of the Company are eligible to participate in the Plan.

    Participant account balances are fully vested immediately upon entry into the Retirement Plan. Benefits are generally payable following retirement, disability, death or hardship, or termination of employment.

    During 2000, 1999 (unaudited), and 1998 (unaudited), participant contributions were approximately $519,000, $497,000, and $324,000, while matching contributions were approximately $205,000, $201,000, and $147,000, respectively.

    The Retirement Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974. The Retirement Plan administrator has obtained notification from the Internal Revenue Service that the Plan is qualified as a tax-exempt entity under applicable provisions of the Internal Revenue Code. It is the intention of the Retirement Plan administrator to continue to operate the Retirement Plan in compliance with these provisions.

12. RELATED PARTY TRANSACTIONS

    Revenues earned from related parties were approximately $363,022, $763,000, and $0 in 2000, 1999, and 1998, respectively. Interest earned from related parties was approximately $34,966, $21,000, and $0 in 2000, 1999 (unaudited), and 1998 (unaudited), respectively. At December 31, 2000 and 1999 (unaudited), amounts due to related parties were approximately $65,277 and $27,000, respectively. Amounts due from related parties were approximately $196,330 and $68,000 at December 31, 2000 and 1999, respectively.

    In May 2000, the Company executed an intercompany note payable with Blue Sky and received proceeds of $665,000. The interest rate on outstanding principal is 8% per year payable at maturity. As of December 31, 2000, the balance remained outstanding. On July 31, 2001, the note and all accrued interest were paid in full.

    See Notes 4, 5, and 7 for debt transactions with related parties.

13. COMMITMENTS AND CONTINGENCIES

    The Company has been named a defendant in one action filed in the State Court of Fulton County, Georgia. The action is for breach of contract, the amount claimed is approximately $108,000, and is based on alleged acts of a former Company subsidiary which had been sold by the Company to a third party prior to the time of the alleged acts. Both the purchaser of that subsidiary and the subsidiary have entered into an agreement with the Company to defend the action on the Company's behalf and to indemnify the Company against all claims in the action.

    The Company has recently been named as a defendant in an action filed on July 17, 2001 in the State Court of Fulton County, Georgia in an action entitled Waller Capital Corporation v. OPM Auction Company and Telecom Wireless Solutions, Inc. This action is for fees allegedly owed in connection with alleged brokerage activities related to OPM's sale of its West Virginia licenses. While an answer has not yet been filed, the Company believes the plaintiff's claims are without merit and intends to defend vigorously against the lawsuit.

    The Company and Blue Sky Communications International, Ltd., a subsidiary of Blue Sky, have been named as defendants in the matter of Divine Tower International Corporation v. Blue Sky Communication, et al., a lawsuit filed on July 30, 2001 in the Supreme Court of New York, New York County, in connection with alleged planning and development activities in West Virginia. The suit

F–34

alleges that Blue Sky and certain of its affiliates authorized the plaintiff to perform services and pay certain vendors in connection with those activities, and that Blue Sky refused to pay such services and costs incurred by the plaintiff. The plaintiff has claimed in excess of $4,000,000 in damages. While the Company has not yet filed an answer, the Company's management believes the allegations in the lawsuit are without merit and intends to defend vigorously against the lawsuit.

    Blue Sky has been threatened with another lawsuit, which relates to alleged investment banking services, and the amount claimed against Blue Sky is approximately $500,000. Blue Sky believes all allegations supporting these claims are without merit. This action has not been filed, and if filed, the Company's management expects to defend these claims vigorously.

    The Company leases office space under three noncancelable operating lease agreements that expire at various dates through 2003. One of the agreements requires a deposit in the form of a standby letter of credit in the amount $60,000. The Company also leases certain equipment under capital leases.

    Future minimum lease payments are as follows as of December 31, 2000:

	Operating Leases	Capital Leases

2000	$374,788	$27,099
2001	319,800	21,958
2002	162,270	—

Total	$856,858	49,057

Less amount representing interest		5,122

Present value of future minimum lease payments		43,935
Less: current portion		22,620

Long-term portion		$21,315

    The Company also leased certain office equipment under month-to-month leases during 2000 and 1999. Total rental expense under all operating leases was approximately $709,651, $527,000, and $447,000 in 2000, 1999 (unaudited), and 1998 (unaudited), respectively.

14. CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash in excess of federally insured limits and accounts receivable. The Company places its cash with quality financial institutions. The Company generally does not require collateral from its customers. During 2000 and 1999 (unaudited), approximately 32% and 63%, respectively, of the Company's revenue was generated from contracts with three customers. During 1998 (unaudited), approximately 59% of the Company's revenue was generated from contracts with two customers. Accounts receivable at December 31, 2000 includes approximately $1,000,000 related to one of these customers. Accounts receivable at December 31, 1999 (unaudited) includes approximately $571,000 related to another one of these customers.

    Management establishes a reserve for bad debts on a customer-by-customer basis. At December 31, 2000, the reserve was $95,000 and related to a single customer. There was no reserve at December 31, 1999 (unaudited).

15. SEGMENT INFORMATION

    The Company operates in two reportable segments: (1) engineering and radio frequency (RF) related products, (2) network operations. Engineering services include domestic and international drive

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tests and PCS network design, planning and establishment. Network operations includes domestic and international PCS network operations.

    The Company's reportable segments reflect strategic business units that offer different products and services and/or serve different customers. They are managed separately because each business requires different technologies and/or marketing strategies. The Company evaluates each segment's performance based on earnings before interest, income taxes, depreciation and amortization ("EBITDA"), exclusive of certain intercompany and certain nonoperating items of each strategic business unit.

    The accounting policies underlying the reported segment data are the same as those described in the summary of significant accounting policies (see Note 1). Generally, the Company accounts for intersegment sales and transfers as if the sales and transfers were to third parties at current market prices. Corporate and Eliminations include intercompany eliminations as well as certain nonoperating items and nonallocated corporate expenses.

    The following table provides information for each operating segment:

	For the year ended December 31, 2000
	Engineering and RF Related Products	Network Operations	Corporate and Eliminations	Consolidated
Operating revenues
External revenues	$21,150,849	$363,022	$(11)	$21,513,860
Operating expenses	20,595,778	3,736,449	2,090,731	26,422,958
Operating gain (loss)	555,071	(3,373,427)	(2,090,742)	(4,909,098)
Other nonoperating income (expense)	—	(505)	(90,263)	(90,768)
EBITDA	555,071	(3,373,932)	(2,181,005)	(4,999,866)
Depreciation and amortization	(93,346)	(31,452)	—	(124,798)
Interest income (expense), net	(22,732)	(19,116)	(527,404)	(569,252)
Minority interest	—	—	789,924	789,924
Equity in net loss of investee	—	—	(463,158)	(463,158)
Income taxes	(302,536)	—	(2)	(302,538)
Net income (loss) from continuing operations	136,457	(3,424,500)	(2,381,645)	(5,669,688)
Total Assets	$7,345,553	$3,614,088	$4,227,078	$15,186,719
	For the year ended December 31, 1999
	Engineering and RF Related Products	Network Operations	Corporate and Eliminations	Consolidated
Operating revenues
External revenues	$11,785,580	$763,195	$(711,195)	$11,837,580
Operating expenses	11,735,765	3,402,731	2,457,247	17,595,743
Operating gain (loss)	49,815	(2,639,536)	(3,168,442)	(5,758,163)
Other nonoperating income (expense)	(19,266)	—	(2,055)	(21,321)
EBITDA	30,549	(2,639,536)	(3,170,497)	(5,779,484)
Depreciation and amortization	(282,886)	(9,474)	(229,737)	(522,097)
Interest income (expense), net	(18,621)	21,446	(683,156)	(680,331)
Minority interest	—	—	243,973	243,973
Equity in net loss of investee	—	—	(949,691)	(949,691)
Income taxes	—	—	—	—
Net income (loss) from continuing operations	(270,958)	(2,627,564)	(4,789,108)	(7,687,630)
Total Assets	$4,213,746	$3,614,088	$6,223,566	$14,051,400

F–36

	For the year ended December 31, 1998
	Engineering and RF Related Products	Corporate and Eliminations	Consolidated
Operating revenues
External revenues	$7,376,334	$—	$7,376,334
Intersegment revenues	605,849	(605,849)	—
Operating expenses	6,835,900	2,770,788	9,606,688
Operating gain (loss)	1,146,283	(3,376,637)	(2,230,354)
Other nonoperating income (expense)	(197)	(102,648)	(102,845)
EBITDA	1,146,086	(3,479,285)	(2,333,199)
Depreciation and amortization	(223,929)	(110,491)	(334,420)
Interest income (expense), net	(15,886)	(458,335)	(474,221)
Net income (loss) from continuing operations	906,271	(4,048,111)	(3,141,840)
Total Assets	$4,342,060	$1,796,822	$6,138,882
	For the six months ended June 30, 2001 (unaudited)
	Engineering and RF Related Products	Network Operations	Corporate and Eliminations	Consolidated
Operating revenues
External revenues	$10,413,637	$34,241	$—	$10,447,878
Operating expenses	12,808,206	257,870	715,347	13,781,423
Operating gain (loss)	(2,394,569)	(223,629)	(715,347)	(3,333,545)
Other nonoperating income (expense)	3,281	—	196,583	199,864
EBITDA	(2,391,288)	(223,629)	(518,764)	(3,133,681)
Depreciation and amortization	(319,745)	(5,102)	(29,982)	(354,829)
Interest income (expense), net	(193,807)	(20,806)	(597,533)	(812,146)
Gain on sale of licenses	—	—	13,175,098	13,175,098
Minority interest	—	—	349,841	349,841
Equity in net loss of investee	—	—	1,634,107	1,634,107
Income taxes	—	—	—	—
Net income (loss) from continuing operations	(2,904,840)	(249,537)	14,012,767	10,858,390
Total Assets	$6,688,137	$—	$13,204,015	$19,892,152
	For the six months ended June 30, 2000 (unaudited)
	Engineering and RF Related Products	Network Operations	Corporate and Eliminations	Consolidated
Operating revenues
External revenues	$9,251,507	$193,919	$—	$9,445,246
Operating expenses	8,618,427	2,042,141	1,230,206	11,890,774
Operating gain (loss)	633,080	(1,848,222)	(1,230,206)	(2,445,348)
Other nonoperating income (expense)	(6,769)	311	(1,253)	(7,711)
EBITA	626,311	(1,847,911)	(1,231,459)	(2,453,059)
Depreciation and amortization	(178,071)	(11,975)	(48,354)	(238,400)
Interest income (expense), net	(6,781)	34,614	(311,605)	(283,772)
Equity in net loss of investee	—	—	(463,158)	(463,158)
Income taxes	(134,282)	—	—	(134,282)
Net income (loss) from continuing operations	307,177	(1,825,272)	(2,054,576)	(3,572,671)
Total Assets	$6,629,024	$834,527	$43,973,053	$51,436,604

F–37

Net revenues to external customers are based on the location of the customer. Geographic information as of December 31, 2000, 1999 and 1998 is as follows:

	United States	International	Total
2000
Revenues to external customers	$11,205,574	$10,308,286	$21,513,860
Long-lived assets	453,561	1,808,858	2,262,419
1999 (unaudited)
Revenues to external customers	9,082,302	2,755,278	11,837,580
Long-lived assets	6,665,649	356,715	7,022,364
1998 (unaudited)
Revenues to external customers	6,880,069	496,265	7,376,334
Long-lived assets	2,431,914	37,000	2,468,914

16. SUBSEQUENT EVENTS

    On January 26, 2001, the Company executed a line of credit with Merrill Lynch. The Company paid a $5,000 origination fee and has borrowed approximately $619,000 on the line of credit through April 6, 2001. The interest rate is equal to the sum of the 30-Day Dealer Commercial Paper Rate plus 2.65% and is payable monthly. The initial maturity is January 21, 2002 and is subject to annual renewals. The line of credit is collateralized by the Company's domestic trade accounts receivable.

    In March 2001, the Company reacquired 68,000 shares of its common stock for $272,000 in cash.

    On April 20, 2001, the Company assumed a $650,000 promissory note that AST had issued to Stanford. In exchange for the note, Stanford received 100,000 shares of TWS stock. The Company then assigned the note to Blue Sky which recorded an intercompany receivable due from AST for $650,000. Interest on the note is 15.0% and is payable along with the principal balance on January 22, 2007.

    On April 20, 2001, Stanford exchanged 1.0 million shares of the Company's common stock for 1.0 million shares of TWS preferred non-voting shares. On the same date, Stanford exchanged 10% of the Blue Sky common stock they held on April 20, for 233,333 shares of TWS preferred non-voting shares. Further, Stanford converted a $3.0 million note payable for 600,000 shares of TWs preferred non-voting shares on April 20, 2001.

    On June 27, 2001, the Company sold the FCC licenses the Company held in the West Virginia market to an unrelated third party for $14 million cash and 5% of the stock in the purchasing company, valued at $96,000 at the time of the sale. The book value of the licenses sold was $1.9 million, resulting in a gain of $12.8 million.

    On June 7, 2001, Blue Sky signed a Shareholders' Agreement (the "Shareholders' Agreement") for Cel*Star Bahamas, Ltd. which provides that the Company and a third party will fund the initial capital needs of Cel*Star Bahamas, Ltd. to enable it to commence operations. It is estimated that initial capital requirements of Cel*Star Bahamas, Ltd. will be $28.8 million. The Shareholders' Agreement provides that Cel*Star Bahamas, Ltd. will fund 70% of such initial capital requirements and the third party will fund 30% of such initial capital requirements.

    On June 29, 2001, the proceeds of the sale were used to pay off the Gelber line of credit of $2.34 million, the Republic National Bank line of credit of $992,251, the Merrill Lynch TWSI line of credit of $996,288, and two Stanford notes totaling $500,000, as well as some stockholder notes totaling $96,000. Additionally, the Company loaned Blue Sky $2,647,520 on June 29, 2001, and $1.5 million to TWSI during July 2001; both of these notes are 10-year, 10% interest-bearing notes. Blue Sky contributed $600,000 of the amount received from this loan to AST, which is 95% owned by the Blue Sky.

F–38

    On July 16, 2001, Blue Sky signed an agreement with BellSouth International, whereby the remaining debt related to certain equipment purchases would be forgiven in exchange for a final payment of $51,094 on August 31, 2001, and the signing of an amended interconnection services agreement. The gain from this transaction of approximately $361,000 will be recognized by Blue Sky over the remaining term of the amended interconnection services agreement, which is effective through March 31, 2004.

    The Company entered into a restructuring agreement with Blue Sky, Stanford, TWS International, AST and Mr. Lasier, chairman and chief executive of the Company and Blue Sky, effective March 16, 2001, that provides for a restructuring of Blue Sky's stock ownership and that of the Company's. The purposes of that agreement are, among others, to:

  •
  eliminate Stanford's direct ownership in Blue Sky's stock,

  •
  increase the Company's shareholders' percentage ownership of Blue Sky's stock,

  •
  increase Stanford's percentage ownership of TWS,

  •
  modify the Company's repayment obligation owed to Stanford, and

  •
  extend to the Company's shareholders the opportunity to either exchange some of their TWS investment for Blue Sky stock and to receive a cash payment or to maintain all of their investment in the restructured TWS.

    Under the restructuring agreement, Stanford has cancelled a total of $3.7 million of debt owed to it by TWS and AST and has received 700,000 shares of TWS stock for canceling such debt. Stanford has also extended the maturity date and modified the terms of loans totaling 2.8 million. Stanford has agreed to pay approximately $2.4 million in cash and 40.04% of the total issued and outstanding shares of Blue Sky's common stock for 950,001 TWS shares sought in a proposed exchange offer and 300,000 TWS shares exchanged with Mr. Lasier.

F–39

INDEPENDENT AUDITORS' REPORT

To the Members of American Samoa
  Telecom, LLC:

    We have audited the accompanying consolidated balance sheets of American Samoa Telecom, LLC and its subsidiary (the "Company") as of December 31, 2000 and 1999 and the related consolidated statements of operations, changes in members' equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2000 and 1999 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

    The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company's recurring losses from operations and deficiency in members' equity raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

DELOITTE & TOUCHE LLP

Atlanta, Georgia
August 10, 2001

F–40

AMERICAN SAMOA TELECOM, LLC

CONSOLIDATED BALANCE SHEETS

	December 31, 2000	December 31, 1999
ASSETS
Current assets:
Cash and cash equivalents	$233,142	$1,293,686
Accounts receivable, less allowance for doubtful accounts of $332,863 in 2000 and $44,606 in 1999	467,505	484,262
Inventory	85,941	70,196
Prepaid expenses	23,645	33,199

Total current assets	810,233	1,881,343
Property and equipment, net	6,628,727	7,663,253
Intangible assets, net of accumulated amortization of $11,300 in 2000 and $3,800 in 1999	288,700	296,200
Other assets	167,614	204,601

Total assets	$7,895,274	$10,045,397

LIABILITIES AND MEMBERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$417,766	$107,680
Accrued expenses	345,864	375,288
Accrued interest	22,265	35,303
Amounts due to related party	215,884	32,000
Deferred revenue	90,629	64,493
Current portion of long-term debt	100,000	100,000

Total current liabilities	1,192,408	714,764
Long-term debt	8,937,082	7,812,082

Total liabilities	10,129,490	8,526,846
Commitments and contingencies
Members' equity (deficit)	(2,234,216)	1,518,551

Total liabilities and members' equity (deficit)	$7,895,274	$10,045,397

See notes to consolidated financial statements.

F–41

AMERICAN SAMOA TELECOM, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31, 2000	Year Ended December 31, 1999
Access and other revenues	$2,727,748	$686,978
Equipment sales	281,655	417,873

Total revenues	3,009,403	1,104,851

Operating expenses:
Cost of service and operations	2,053,710	1,749,176
Cost of equipment sales	327,369	390,104
Sales, general, and administrative	1,944,658	1,226,046
Depreciation and amortization	1,500,592	499,231

Total operating expenses	5,826,329	3,864,557

Operating loss	(2,816,926)	(2,759,706)
Interest income	10,005	114,894
Interest expense	(972,607)	(468,928)

Net loss	$(3,779,528)	$(3,113,740)

See notes to consolidated financial statements.

F–42

AMERICAN SAMOA TELECOM, LLC

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS' EQUITY (DEFICIT)

	Units	Contributed Capital	Accumulated Deficit	Total
BALANCE—December 31, 1998	3,050	$700,000	$(1,367,709)	$(667,709)
Capital contributions	5,118	3,800,000	—	3,800,000
Conversion of debt into units of ownership	1,832	1,500,000	—	1,500,000
Net loss	—	—	(3,113,740)	(3,113,740)

BALANCE—December 31, 1999	10,000	6,000,000	(4,481,449)	1,518,551
Stock compensation charge	—	26,761	—	26,761
Net loss	—	—	(3,779,528)	(3,779,528)

BALANCE—December 31, 2000	10,000	$6,026,761	$(8,260,977)	$(2,234,216)

See notes to consolidated financial statements.

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AMERICAN SAMOA TELECOM, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2000	Year Ended December 31, 1999
Cash flows from operating activities:
Net loss	$(3,779,528)	$(3,113,740)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	1,500,592	499,231
Stock compensation charge	26,761	—
Provision for bad debt, net	288,257	44,606
Accrued interest combined into long-term debt	225,000	—
Changes in assets and liabilities:
Accounts receivable	(271,500)	(528,868)
Inventory	(15,745)	(70,196)
Prepaid expenses	9,554	(33,198)
Other assets	36,987	—
Accounts payable and accrued expenses	267,624	388,307
Amounts due to related party	183,884	(113,165)
Deferred revenue	26,136	64,493

Net cash used in operating activities	(1,501,978)	(2,862,530)

Cash flows from investing activities:
Purchase of property and equipment	(458,566)	(7,972,083)

Net cash used in investing activities	(458,566)	(7,972,083)

Cash flows from financing activities:
Proceeds from borrowings	1,000,000	8,012,082
Debt issuance cost	—	(222,790)
Capital contributions	—	3,800,000
Payments on long-term debt	(100,000)	(132,632)

Net cash provided by financing activities	900,000	11,456,660

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(1,060,544)	622,047
CASH AND CASH EQUIVALENTS, beginning of year	1,293,686	671,639

CASH AND CASH EQUIVALENTS, end of year	$233,142	$1,293,686

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$678,353	$433,625

NONCASH FINANCING ACTIVITIES— Conversion of debt into units of ownership		$1,500,000

See notes to consolidated financial statements.

F–44

AMERICAN SAMOA TELECOM, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Description of Business—American Samoa Telecom, LLC (the "Company") was incorporated as a limited liability company under the laws of the State of Georgia on November 17, 1997, for the purpose of building and operating a Personal Communications Service ("PCS") telecommunications network on the island of American Samoa. On January 15, 1998, an operating agreement was entered into between Telecom Wireless Solutions, Inc. ("TWS") and Communications International Corporation ("CIC") whereby CIC's "B" Block PCS license for American Samoa was acquired by the Company for $300,000 in cash and units of ownership interest in the Company. Subsequent to this transaction, TWS owned 85% of the Company's units of ownership and CIC owned 15% of the units.

    The accompanying consolidated financial statements for the year ended December 31, 2000 have been prepared assuming the Company will continue as a going concern. However, the Company's recurring operating losses and deficit in members' equity raise substantial doubt about its ability to continue as a going concern. Management plans to raise additional equity and/or debt financing in 2001 sufficient for the Company to continue to meet its cash flow obligations in the normal course of business.

    Basis of Presentation—The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and include the accounts of the Company and its wholly owned subsidiary, American Samoa License, Inc. All intercompany transactions and balances have been eliminated. Certain amounts in the prior year have been reclassified to conform to the current year presentation.

    Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual amounts could differ from those estimates.

    Cash and Cash Equivalents—The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

    Inventory—Inventory, which is valued at the lower of cost or market, consists primarily of cellular phones and accessories held for resale. Cost is determined based on specific identification.

    Property and Equipment—Property and equipment are stated at cost less accumulated depreciation. Expenditures for repairs and maintenance are charged to expense as incurred. Upon the sale or other disposition of property, the cost and related accumulated depreciation are removed from the accounts, and any gain or loss is recognized in operations. Depreciation is computed using the straight-line method.

    Intangible Assets—Intangible assets consist of a license to provide telecommunications services issued by the Federal Communications Commission ("FCC") and is recorded at cost ($300,000) less accumulated amortization. The license is for a 10-year term with renewals for additional 10-year terms if license obligations are met. Amortization of the license is calculated on a straight-line basis over 40 years.

    Deferred Charges—Deferred charges consist principally of costs associated with the issuance of debt and are being amortized over the life of the related debt. This amortization is included in interest expense.

F–45

    Income Taxes—The Company has elected to be treated as a partnership for federal and state tax purposes. Accordingly, no provision has been made for income taxes. Individual members report their share of the Company's taxable income or loss on their respective tax returns.

    Advertising Costs—Advertising costs are expensed as incurred. Advertising expense was $129,000 and $120,000 for the years ended December 31, 2000 and 1999, respectively.

    Revenue Recognition—Revenues are recognized when earned. Access service is billed monthly in advance and is recognized the following month when services are provided. Amounts billed in advance are presented as deferred revenue. Revenues for airtime usage are recognized monthly as services are provided. Long distance charges are billed and recognized monthly. Revenues for equipment sales are recognized upon delivery of the equipment to customers.

    Long-Lived Assets—The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds fair value. The Company does not believe there are any indicators that would require an adjustment to the carrying value of its long-lived assets at December 31, 2000.

    Allocation of Profit and Loss to Members—Profits and losses are allocated to members in accordance with the terms outlined in the Company's Amended Operating Agreement dated January 22, 1999.

    Disclosures about Fair Value of Financial Instruments—A summary of the fair value of the Company's financial instruments and the methods and significant assumptions used to estimate those values are as follows:

      Short-Term Financial Instruments—The fair value of short-term financial instruments, including cash and cash equivalents, trade accounts receivable and payable, certain accrued liabilities, and current maturities of long-term debt approximates their carrying amounts in the financial statements due to the short maturity of such instruments.

      Long-Term Debt—The fair value of the Company's long-term debt is based upon management's best estimate of interest rates that would be available for similar financial instruments.

    Recent Accounting Pronouncements—In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities. Subsequently, SFAS No. 133 was amended by SFAS No. 137 and SFAS No. 138 and, as amended, is effective for all fiscal years beginning after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including some derivative instruments embedded in other contracts, and for hedging activities. Under SFAS No. 133, some contracts that were not formerly considered derivatives may now meet the definition of a derivative. The Company adopted SFAS No. 133, as amended, effective January 1, 2001. The adoption of this statement did not have an impact on the Company's financial position or results of operations because the Company had no derivative instruments.

    In July 2001, the FASB issued Statement of Financial Accounting Standards No. 141 ("SFAS 141"), Business Combinations. SFAS 141 requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. The Company does not believe that the adoption of SFAS 141 will have a significant impact on its financial statements.

    In July 2001, the FASB issued Statement of Financial Accounting Standards No. 142 ("SFAS 142"), Goodwill and Other Intangible Assets, which is effective January 1, 2002. SFAS 142 requires, among

F–46

other things, the discontinuance of goodwill amortization. In addition, the standard includes provisions for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill and the identification of reporting units for purposes of assessing potential future impairments of goodwill. SFAS 142 also requires the Company to complete a transitional goodwill impairment test six months from the date of adoption. The Company is currently assessing but has not yet determined the impact of SFAS 142 on its financial position and results of operations.

2.  PROPERTY AND EQUIPMENT

    Property and equipment consist of the following at December 31, 2000 and 1999:

	Life in Years	2000	1999
Cellular towers and equipment	7	$4,986,392	$4,828,345
Buildings and leasehold improvements	7	238,354	238,354
Computer equipment and software	3-5	2,890,356	2,567,859
Vehicles and other	3-5	447,271	405,272
Construction in progress		37,270	101,247

		8,599,643	8,141,077
Less: accumulated depreciation		(1,970,916)	(477,824)

		$6,628,727	$7,663,253

3.  LONG-TERM DEBT

    During 1999, the Company entered into a financing agreement with Northern Telecom Inc. ("Nortel") as well as a supply agreement for purchase of equipment from Nortel for the Company's PCS network. Under the terms of the financing agreement, Nortel provided $7.3 million in financing to the Company. Interest on outstanding borrowings is due quarterly and accrues, at the option of the Company, on either a Base-Rate Option or an Adjusted Euro-Dollar Rate Option, plus applicable margins, as defined in the financing agreement (12.2 percent at December 31, 2000). The Base Rate Option is the greater of the Prime Rate of Citibank, N.A. or the Federal Funds Rate plus 0.5 percent. The adjusted Euro-Dollar Rate is an annual rate equal to LIBOR divided by one minus the Euro-Dollar Reserve Requirement for such day. Borrowings are collateralized by substantially all of the assets of the Company, and the financing agreement requires the Company to maintain certain financial and nonfinancial restrictive covenants. This loan has a three-year draw-down period ending in January 2002 and a five-year repayment period commencing at the close of draw-down period and ending in January 2007. The outstanding balance as of December 31, 2000 and 1999 was $7,300,000. At December 31, 2000, the Company was not in compliance with certain restrictive covenants and obtained a waiver for such violations from Nortel.

    On January 31, 2001, the Company restructured the debt agreement with Nortel, whereby the Company may defer payment of interest due and payable on the debt, provided that any accrued interest payable on the debt and not paid shall be deemed to be and become additional outstanding principal. The election to defer payment under the restructured agreement was made retroactively available and made for the interest payment that would have been due on December 31, 2000; accordingly, the accrued interest on that date of $225,000 has been combined into the principal amount of the debt. In addition, the repayment periods for the debt were extended by one year, with the first payment now due March 2003. Certain debt covenants were also modified under the agreement.

    The Company also entered into a financing agreement with BellSouth International Access, Inc. ("BellSouth") during 1999. Under the agreement, BellSouth provided $712,000 to the Company for the purchase of equipment. Interest of 5.25 percent on borrowings is due in conjunction with the annual

F–47

principal payments, which began in 1999 and continue through 2003. The outstanding balance as of December 31, 2000 and 1999 was $512,082 and $612,082, respectively.

    During 2000, the Company entered into a credit facility with TWS for $350,000, which is repayable on January 22, 2007. The Company also entered into a credit facility with Stanford Financial Group Company ("Stanford"), one of the Company's members, for $650,000, which is repayable on January 22, 2007. The TWS and Stanford credit facilities each bear interest at 15 percent and are subordinated to the Company's other debt. These credit facilities were fully utilized at December 31, 2000.

    After adjusting for the effect of the restructure of the Nortel debt, the maturities of long-term debt as of December 31, 2000 are as follows:

2001	$100,000
2002	225,000
2003	1,282,082
2004	1,095,000
2005	6,335,000

9,037,082
Less: current maturities	(100,000)

$8,937,082

    The estimated fair values of the Company's long-term debt as of December 31, 2000 and 1999 are as follows:

	2000		1999
	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Long-term debt	$8,937,082	$8,878,265	$7,812,082	$7,784,513

4.  COMMITMENTS

    The Company leases office space under a noncancelable operating lease, which expires July 30, 2003. Additionally, the Company has entered into several land leases that expire at various dates through 2029. Total rent expense for the years ended December 31, 2000 and 1999, respectively, were approximately $189,259 and $149,000. Future minimum lease payments under noncancelable operating leases are as follows as of December 31, 2000:

2001	$146,956
2002	137,366
2003	112,156
2004	116,026
2005	119,382
Thereafter	1,007,342

$1,639,228

5.  CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash in excess of federally insured limits. The Company places its cash with quality financial institutions.

    The Company's services are sold to customers on the island of American Samoa.

F–48

6.  RELATED PARTY TRANSACTIONS

    In January 1999, the Company entered into a PCS system services agreement with TWS under which TWS agreed to supply certain services, in accordance with FCC rules, to the Company. Those services include, among other things, assisting with equipment purchases, financing, marketing, recordkeeping, and preparation of annual financial and budget materials. The Company is obligated to pay TWS 105% of TWS's cost of providing such services. The term of this agreement is five years. Since 2000, Blue Sky Communications, Inc. ("Blue Sky," a subsidiary of TWS) has supplied services under this agreement to the Company in lieu of TWS.

    Expenses for the years ended December 31, 2000 and 1999 respectively, included approximately $362,903 and $784,000 for engineering and network development services provided by Blue Sky in 2000 and TWS in 1999. At December 31, 2000 amounts due to Blue Sky were approximately $180,297, and at December 31, 1999 amounts due to TWS were $32,000.

    Expenses also included approximately $47,900 and $22,000 for the years ended December 31, 2000 and 1999, respectively, paid to Stanford for the lease of an operations site. At December 31, 2000, the amount due to Stanford was $35,587.

    Interest income for the year ended December 31, 2000, was derived primarily from earnings on money held in the Stanford International Bank during the year ended December 31, 2000.

7.  MEMBERS' EQUITY

    On January 22, 1999, an Amended Operating Agreement was executed, whereby Stanford converted the principal amount under its existing $1,500,000 note from the Company and contributed cash of $3,700,000 to the Company in exchange for a total of 6,350 units of ownership. Gelber Securities, Inc. ("Gelber") contributed cash of $100,000 in exchange for 100 units of ownership of the Company. After conversion and contribution of these amounts, the ownership of the Company was as follows:

TWS	30.5%
Stanford	63.5%
CIC	5.0%
Gelber	1.0%

    The Company had 10,000 units of equity authorized, issued, and outstanding at December 31, 2000 and 1999.

8.  UNIT OPTIONS

    On June 22, 2000, the Company issued options to certain employees to purchase units of the Company's equity. Generally, options become exercisable ratably over a four-year period and expire 10 years from the date of grant.

    Activity for options issued is summarized as follows:

	Options Outstanding	Weighted- Average Price
Balance at December 31, 1999
Granted	337.5	$600
Exercised	—	—
Forfeited	—	—

Balance at December 31, 2000	337.5	$600

Options exercisable at year-end	—	$—

F–49

    The options granted in 2000 will result in the recognition of compensation expense, over the four-year vesting period of the options, of approximately $102,000, because the estimated fair value of the granted options was greater than the exercise price of options granted at the date of grant. The compensation expense recognized in 2000, using the graded vesting method, amounted to $26,761.

    The Company accounts for unit-based compensation in accordance with the provisions of Accounting Principles Board Opinion No. 25. The Company has adopted SFAS No. 123, Accounting for Stock Based Compensation, for disclosure purposes. Had compensation cost for the Company's unit options granted been determined based on the fair value at the grant dates consistent with the method prescribed in SFAS No. 123 utilizing the assumptions described below, the Company's net loss would have been increased by $33,359 to $3,812,887 for the year ended December 31, 2000.

    The weighted-average fair value of the options granted during 2000 is estimated at $466.73 per unit on the date of grant using the Black-Scholes valuation model with the following assumptions: no dividend yield, no volatility, a risk-free interest rate of 6.7%, and an expected life of seven years. The remaining weighted average contractual life of the unit options is 9.5 years at December 31, 2000.

9.  SUBSEQUENT EVENTS

    Immediately subsequent to the restructuring of the Nortel debt agreement on January 31, 2001, the ownership of the Company was also restructured. A Contribution Agreement was entered into among Blue Sky Communications, Inc. ("Blue Sky"), a subsidiary of TWS, TWS, Stanford, and Gelber. Under the terms of the agreement, Blue Sky became the predominant holder of units issued by the Company, by exchanging shares of Blue Sky common stock for unit interests in the Company previously held by TWS, Stanford, and Gelber. After conversion and contribution of these units, the ownership of the Company is as follows:

Blue Sky	95%
Communications International Corporation	5%

    In January 2001, Blue Sky acquired the rights to use a prepaid platform software package and associated hardware from a vendor, and subsequently sublicensed it to the Company for use in the American Samoa network. Under the terms of this sublicense, the Company is obligated to reimburse Blue Sky for its acquisition and other costs regarding this software package. The Company will reimburse approximately $270,000 to Blue Sky for such costs over the 36 month life of the underlying license. Additionally, after the twelfth month of the term of the underlying license to Blue Sky, the Company is directly responsible to the vendor for support payments of $1,750 per month until the end of the 36-month term.

    On April 20, 2001, Blue Sky acquired the Company's $650,000 note payable from Stanford.

    On July 16, 2001, the Company and BellSouth agreed to amend certain aspects of the parties' interconnection services agreement. As part of the amendment, BellSouth agreed to accept from the Company $51,094 as the final payment owed on the BellSouth debt, resulting in a $362,082 gain to the Company. The Company will recognize the gain as a reduction of interconnection services fees, on a straight-line basis over the term of the amended interconnection services agreement, which extends through March 31, 2004.

F–50

INDEPENDENT AUDITORS' REPORT

To the Shareholder of Cel*Star Caribbean, Inc.:

    We have audited the accompanying consolidated balance sheet of Cel*Star Caribbean, Inc. and subsidiary (the "Company") (a development stage enterprise) (a wholly owned subsidiary of SMM Deutschland, GmbH) as of December 31, 2000 and the related consolidated statements of operations, changes in shareholder's deficit, and cash flows for the period May 12, 2000 (date of inception) through December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2000 and the results of its operations and its cash flows for the period May 12, 2000 (date of inception) through December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

    The accompanying consolidated financial statements as of December 31, 2000 have been prepared assuming the Company will continue as a going concern. The Company is a development stage enterprise that has been formed to obtain direct or indirect ownership of wireless licenses, build out wireless networks, and provide wireless services. As discussed in Note 1 to the financial statements, the Company's loss from operations and shareholder's equity deficiency raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

DELOITTE & TOUCHE LLP

Atlanta, Georgia
August 10, 2001

F–51

CEL*STAR CARIBBEAN, INC.
(A Development Stage Enterprise)

CONSOLIDATED BALANCE SHEETS

	December 31, 2000	June 30, 2001
		(unaudited)
ASSETS
Current assets—cash and cash equivalents	$20,879	$1,870
Property and equipment, net	90,071	—
Other assets	37,219	37,219
Intangible assets	—	6,667

Total assets	$148,169	$45,756

LIABILITIES AND SHAREHOLDER'S DEFICIT
Current liabilities:
Accrued expenses	$75,083	$110,516
Accounts payable	8,447	—
Amounts due to parent	1,250,181	1,706,284

Total current liabilities	1,333,711	1,816,800
Commitments and contingencies
Shareholder's deficit:
Common stock	51	51
Deficit accumulated during the development stage	(1,185,593)	(1,771,095)

Total shareholder's deficit	(1,185,542)	(1,771,044)

Total liabilities and shareholder's deficit	$148,169	$45,756

See notes to consolidated financial statements.

F–52

CEL*STAR CARIBBEAN, INC.
(A Development Stage Enterprise)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Period May 12, 2000 (date of inception) through December 31, 2000	Six Months Ended June 30, 2001	Period from May 12, 2000 (date of inception) through June 30, 2000	Period May 12, 2000 (date of inception) through June 30, 2001
		(unaudited)	(unaudited)	(unaudited)
Operating expenses:
Salaries and employee benefits	$330,549	$50,651	$—	$381,200
Consulting fees	314,507	182,975	—	497,482
General and administrative	528,743	261,805	1,710	790,548
Depreciation	13,741	17,302	—	31,043
Impairment loss on property and equipment	—	72,769	—	72,769

Total operating expenses	1,187,540	585,502	1,710	1,773,042

Operating loss	(1,187,540)	(585,502)	(1,710)	(1,773,042)
Interest income	1,947	—	—	1,947

Net loss	$(1,185,593)	$(585,502)	$(1,710)	$(1,771,095)

See notes to consolidated financial statements.

F–53

CEL*STAR CARIBBEAN, INC.
(A Development Stage Enterprise)

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S DEFICIT

	Shares	Common Stock	Deficit Accumulated During the Development Stage	Total
BALANCE—May 12, 2000	—	$—	$—	$—
Initial capitalization	51,000	51	—	51
Net loss	—	—	(1,185,593)	(1,185,593)

BALANCE—December 31, 2000	51,000	51	(1,185,593)	(1,185,542)
Net loss	—	—	(585,502)	(585,502)

BALANCE—June 30, 2001 (unaudited)	51,000	$51	$(1,771,095)	$(1,771,044)

See notes to consolidated financial statements.

F–54

CEL*STAR CARIBBEAN, INC.
(A Development Stage Enterprise)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Period from May 12, 2000 (date of inception) through December 31, 2000	Six Months Ended June 30, 2001	Period from May 12, 2000 (date of inception) through June 30, 2000	Period from May 12, 2000 (date of inception) through June 30, 2001
		(unaudited)	(unaudited)	(unaudited)
Cash flows from operating activities:
Net loss	$(1,185,593)	$(585,502)	$(1,710)	$(1,771,095)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	13,741	17,302	—	31,043
Impairment loss on property and equipment	—	72,769	—	72,769
Expenses paid by related party on behalf of the Company	170,277	—	—	170,277
Changes in assets and liabilities:
Other assets	(37,219)	—	(51)	(37,219)
Accounts payable and accrued expenses	83,530	26,986	1,710	110,516

Net cash used in operating activities	(955,264)	(468,445)	(51)	(1,423,709)

Cash flows from investing activities:
Purchase of property and equipment	(103,812)	—	—	(103,812)
Acquisition of intangible assets	—	(6,667)	—	(6,667)

Net cash used in investing activities	(103,812)	(6,667)	—	(110,479)

Cash flows from financing activities:
Initial capitalization	51	—	51	51
Advances from related party	1,079,904	456,103	—	1,536,007

Net cash provided by financing activities	1,079,955	456,103	51	1,536,058

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	20,879	(19,009)	—	1,870
CASH AND CASH EQUIVALENTS, beginning of period	—	20,879	—	—

CASH AND CASH EQUIVALENTS, end of period	$20,879	$1,870	$—	$1,870

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Income taxes	$—	$—	$—	$—

Interest paid	—	—	—	—

See notes to consolidated financial statements.

F–55

CEL*STAR CARIBBEAN, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Description of Business—Cel*Star Caribbean, Inc. (the "Company") (a wholly owned subsidiary of SMM Deutschland, GmbH) is a development stage enterprise and was incorporated as a C Corporation under the laws of the State of Delaware on May 12, 2000, for the purpose of providing coordinated technical, operational, international liaison support and wireless telecommunication expertise.

    On October 12, 2000, the Company signed a Shareholders' Agreement (the "Shareholders' Agreement") for Cel*Star Bahamas, Ltd. The Shareholders' Agreement provides that the Company and a third party will fund the initial capital needs of Cel*Star Bahamas, Ltd. to enable it to commence operations. It is estimated that initial capital requirements of Cel*Star Bahamas, Ltd. will be $28.8 million. The Shareholders' Agreement provides that the Company will fund 70 percent of such initial capital requirements and the third party will fund 30 percent of such initial capital requirements. These capital contributions are contingent upon Cel*Star Bahamas, Ltd obtaining a personal communications services ("PCS") license.

    Management's Plans—The Company has incurred losses and experienced negative cash flows since inception. In addition, the Company expects to incur significant operating losses and negative operating and investing cash flows as it develops and constructs wireless networks and grows its subscriber base in its proposed markets. The Company's ultimate success is dependent upon its ability to secure financing to fund the development of its network and convince its target customers to utilize its services.

    The accompanying consolidated financial statements for the period ended December 31, 2000 have been prepared assuming the Company will continue as a going concern. However, the Company's operating losses and shareholder's equity deficit raise substantial doubt about its ability to continue as a going concern. Management plans to raise additional equity and/or debt financing in 2001 sufficient for the Company to continue to meet its cash flow obligations in the normal course of business and carry out its business plans in 2001.

    Basis of Presentation—The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and include the accounts of the Company and its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated.

    Interim Financial Data—The interim consolidated financial information as of June 30, 2001, for the period May 12, 2000 (date of inception) through June 30, 2000, the six months ended June 30, 2001 and the period May 12, 2000 (date of inception) through June 30, 2001 is unaudited. In the opinion of management, this financial information includes all adjustments, consisting solely of normal recurring adjustments that management considers necessary for a fair presentation of the consolidated financial position and results of operations for the interim periods. The results of operations for the six-month period ended June 30, 2001 are not necessarily indicative of the results to be expected for the full calendar year 2001 or any other future period.

    Based on operating losses incurred through June 30, 2001 and projected for the year ended December 31, 2001, the Company did not record an income tax provision for the six-month period ended June 30, 2001. Total net deferred tax assets are offset by a valuation allowance.

    Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets

F–56

and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual amounts could differ from those estimates.

    Cash and Cash Equivalents—The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

    Property and Equipment—Property and equipment are stated at cost less accumulated depreciation. Expenditures for repairs and maintenance are charged to expense as incurred. Upon the sale or other disposition of property, the cost and related accumulated depreciation are removed from the accounts, and any gain or loss is recognized in operations. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets.

    At each balance sheet date, the Company reviews the carrying value of its long-lived assets (property and equipment) to determine if facts and circumstances suggest that they may be impaired or that the depreciation period may need to be changed. The carrying value of a long-lived asset is considered impaired when the anticipated identifiable undiscounted cash flows from such asset is less than its carrying value. The Company does not believe there are any indicators that would require an adjustment to the carrying value of its long-lived assets as of December 31, 2000. For assets that are to be held and used, impairment is measured based upon the amount by which the carrying amount of the asset exceeds its fair value. For long-lived assets held for disposal, the asset is measured based upon the lesser of the carrying amount or the net realizable value.

    Income Taxes—The Company recognizes deferred tax assets and liabilities for the expected future tax consequences attributable to differences between the carrying amounts of assets and liabilities for financial reporting purposes and their respective tax bases, and for operating loss and tax credit carryforwards. A valuation allowance is recorded if it is "more likely than not" that a portion or all of a deferred tax asset will not be realized.

    Recent Accounting Pronouncements—In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities. Subsequently, SFAS No. 133 was amended by SFAS No. 137 and SFAS No. 138, and, as amended, is effective for all fiscal years beginning after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including some derivative instruments embedded in other contracts and for hedging activities. Under SFAS No. 133, some contracts that were not formerly considered derivatives may now meet the definition of a derivative. The Company adopted SFAS No. 133, as amended, effective January 1, 2001. The adoption of this statement did not have any impact on the Company's financial position or results of operations because the Company had no derivative instruments.

2.  PROPERTY AND EQUIPMENT

    Property and equipment consist of the following at December 31, 2000:

	Life in Years	December 31, 2000
Furniture and fixtures	3	$75,916
Computer equipment and software	3	27,896

		103,812
Less: accumulated depreciation		(13,741)

		$90,071

    In July 2001, the Company cancelled its operating lease and disposed of all its property and equipment (see Note 7).

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3.  AMOUNTS DUE TO PARENT

    During fiscal 2000, the Company was advanced $1,250,181 from its parent company, SMM Deutschland, GmbH ("SMM"). Of this amount, $1,079,904 was received in cash and $170,277 represented expenses paid on behalf of the Company by its parent. These advances are noninterest-bearing. These advances were forgiven on July 23, 2001 by SMM in connection with the closing of a Stock Purchase Agreement (the "Purchase Agreement") (see Note 7).

4.  INCOME TAXES

    Since its inception, the Company has incurred losses and a valuation allowance has been established for all deferred tax assets, as it is not considered more likely than not that such deferred tax assets will be realized.

    For the period May 12, 2000 (date of inception) through December 31, 2000, the income tax expense is different from the amount computed using the applicable statutory federal rates for the following reasons:

2000
Income tax expense (benefit) at statutory rate	$(396,275)
Nondeductible expenses	9,589
State taxes	(45,037)
Valuation allowance	431,723

Income tax expense	$—

    The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at December 31, 2000 are as follows:

2000
Net operating losses	$433,222

Total	433,222
Less valuation allowance	(431,723)

Deferred tax asset, net	1,499
Property, plant, and equipment	1,499
Deferred tax liability, net	1,499

Deferred tax asset (liability)	$—

    At December 31, 2000, the Company had net operating losses for federal income tax purposes of approximately $1.2 million which expire in 2015.

5.  COMMON STOCK

    At December 31, 2000, the Company is authorized to issue 50,000,000 shares of its common stock, at a par value of $.001 per share. At December 31, 2000, 51,000 shares were issued and outstanding.

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6.  LEASE COMMITMENTS

    The Company leases office space under an operating lease, which expires October 31, 2003. Total rent expense for the period ended December 31, 2000 was $53,265. Future minimum lease payments under such operating lease are as follows as of December 31, 2000:

2001	$138,787
2002	139,766
2003	116,471

$395,024

    In July 2001, the Company cancelled this lease (see Note 7).

7.  SUBSEQUENT EVENTS

    On January 9, 2001, the Company incorporated Cel*Star Guyana Inc. ("Cel*Star Guyana"), a wholly-owned subsidiary.

    On February 21, 2001, Cel*Star Guyana was granted a non-exclusive, non-transferable PCS license to operate in the country of Guyana for a period of 15 years, commencing on February 21, 2001. The Guyana PCS license provides that specified build-out activities must be completed within 12 months after the grant of the license.

    On June 7, 2001, SMM signed the Stock Purchase Agreement which established the terms of the sale of all 51,000 outstanding shares of the Company's common stock to Blue Sky Communications, Inc. ("Blue Sky"). The Stock Purchase Agreement provides that: (i) the aggregate purchase price shall be $3,000,000, payable in eight equal installments, plus interest at the prime rate, as defined; (ii) the first quarterly payment shall be payable on closing; (iii) each subsequent payment shall be payable on the first day of the third month following the prior payments; and (iv) Blue Sky shall issue to SMM a promissory note to further evidence Blue Sky's obligation to pay the purchase price. On July 23, 2001, Blue Sky completed its acquisition of all the outstanding shares of the Company's common stock and made the initial installment payment of $375,000.

    During July 2001, the Company cancelled its operating lease and made a surrender payment of $49,980 to its landlord. As of June 30, 2001, an impairment charge of $72,769, was recorded related to the disposal of all of the Company's property and equipment.

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PART II
Information Not Required In Prospectus

ITEM 13. Other Expenses of Insurance and Distribution

    The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby:

Securities and Exchange Commission registration fee		$1,764
Printing fees		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue sky fees and expenses		*
Transfer agent and registrar fees		*
Miscellaneous fees		*

Total	$	*

*
To be completed by amendment.

    The foregoing, except for the Securities and Exchange Commission registration fee, are estimates.

ITEM 14. Indemnification of Directors and Officers

    Section 14-2-202(b)(4) of the Georgia Business Corporation Code provides that a corporation's Articles of Incorporation may include a provision that eliminates or limits the personal liability of directors for monetary damages to the corporation or its shareholders resulting from a breach of the directors' duty of care or other duties as directors; provided, however, that the Section does not permit a corporation to eliminate or limit the liability of a director for: (i) a breach of duty involving appropriation of a business opportunity of the corporation; (ii) an act or omission which involves intentional misconduct or a knowing violation of law; (iii) any transaction from which an improper personal benefit is derived; or (iv) any payments of a dividend or any other type of distribution that is illegal under Section 14-2-832 of the Georgia Code. Section 14-2-202(b)(4) also does not eliminate or limit the rights of a corporation or any shareholder to seek an injunction or other non-monetary relief in the event of a breach of a director's fiduciary duty. In addition, Section 14-2-202(b)(4) applies only to claims against a director arising out of his role as a director and does not relieve a director from liability arising from his role as an officer or in any other capacity. The provisions of Article V of Blue Sky's articles are similar in all substantive respects to those contained in Section 14-2-202(b)(4) of the Georgia Code outlined above, and Article V provides that the liability of Blue Sky's directors shall be limited to the fullest extent permitted by any amendments to Georgia law.

    Sections 14-2-850 to 14-2-859, inclusive, of the Georgia Code govern the indemnification of directors, officers, employees and agents. Section 14-2-851 of the Georgia Code provides for indemnification of any directors for liability incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative and whether formal or informal, in which he may become involved by reason of being a member of the board of directors. Section 14-2-851 also provides such indemnity for directors who, at Blue Sky's request, act as directors, officers, partners, trustees, employees or agents of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or another enterprise. The Section permits indemnification if the director acted in a manner he believed in good faith to be in or not opposed to Blue Sky's best interest and, in addition, in criminal proceedings, if he had no reasonable cause to believe his conduct was unlawful. If the required standard of conduct is met, indemnification may include judgments, settlements, penalties, fines or reasonable expenses, including attorneys' fees, incurred with respect to a proceeding. However, if the director is adjudged liable to

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Blue Sky in a derivative action or on the basis that personal benefit was improperly received by him, the director will only be entitled to such indemnification for reasonable expenses as a court finds to be proper in accordance with the provisions of Section 14-2-854.

    Section 14-2-852 of the Georgia Code provides that directors who are successful with respect to any claim brought against them, which claim is brought because they are or were directors, are entitled to indemnification against reasonable expenses as of right. Conversely, if the charges made in any action are sustained, the determination of whether the required standard of conduct has been met will be made in accordance with the provisions of Section 14-2-855 of the Georgia Code, as follows: (i) if there are two or more disinterested members of the board of directors, by the majority vote of a quorum of the disinterested members of the board of directors; (ii) by a majority of the members of a committee of two or more disinterested directors; (iii) by special legal counsel; or (iv) by the shareholders, but, in such event, the shares owned by or voted under the control of directors seeking indemnification may not be voted.

    Section 14-2-857 of the Georgia Code provides that an officer who is not a director is entitled to the same mandatory indemnification granted to directors under Section 14-2-852, as described above. In addition, Blue Sky may, as provided by its articles, bylaws, general or specific actions by its board of directors, or by contract, indemnify and advance expenses to an officer, employee or agent who is not a director to the extent that such indemnification is consistent with public policy.

    The provisions of Section 6.3 of Blue Sky's bylaws allow indemnification to the fullest extent of the law as described in the foregoing provisions of the Georgia Code.

    Blue Sky plans to secure insurance to cover its officers and directors that will (with certain exceptions and within certain limitations) indemnify them against any losses or liabilities arising from any alleged "wrongful act," including any alleged breach of duty, neglect, error, misstatement, misleading statement, omission or other act done or wrongfully attempted. Blue Sky plans to secure this insurance prior to the effectiveness of this registration statement and will pay the cost of such insurance as permitted by its bylaws and the laws of the State of Georgia.

ITEM 15. Recent Sales of Unregistered Securities

    In the three years preceding the filing of this registration statement, Blue Sky has sold and issued the following securities:

  •
  Between December 10, 1999 and March 14, 2000, we issued 100 shares of our common stock to TWS for a consideration of $1.00 per share, or an aggregate of $100. On March 15, 2000, the 100 shares of common stock became 1.8 million shares of common stock pursuant to a stock split. On that same date but subsequent to the foregoing stock split, we also issued 1.2 million shares of our common stock to Stanford for a consideration of $0.001 per share, or an aggregate of $1,200.

  •
  On September 25, 2000, we granted non-qualified stock options to employees and directors under our 2000 Stock Incentive Option Plan to purchase an aggregate of 208,000 shares of our common stock at exercise prices of $.33 per share. None of these options have been exercised or cancelled at the time of filing of this registration statement.

  •
  On January 31, 2001, we issued two million shares of our common stock to TWS, Stanford and Gelber Securities, Inc. in exchange for 95% of the outstanding LLC interests of AST.

  •
  On October 2, 2000 and February 5, 2001, we issued 293,750 shares and 881,250 shares, respectively, of our Series A preferred stock to InterWAVE pursuant to a stock purchase agreement dated October 2, 2000, for a consideration of $4.00 per share or an aggregate of

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    $4.7 million. The Series A preferred stock is convertible into our common stock on a one-to-one basis, subject to adjustment.

  •
  On August 9, 2001, we granted non-qualified stock options to purchase an aggregate of 377,000 shares of our common stock at an exercise price of $2.06 per share to certain employees of Blue Sky and TWS, under our 2000 Stock Incentive Plan. The options vest and become exercisable in 25% increments on the next four anniversary dates of the option grant date.

  •
  On August 24, 2001, we issued a convertible promissory note to a private investor for $75,000. The principal amount of the note is, at the option of either party, convertible into 25,000 shares of our common stock.

    No underwriters were involved in any of the foregoing sales of securities. The issuances of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of such Securities Act as transactions by an issuer not involving any public offering, or, in the case of the options to purchase common stock, Rule 701 of the Securities Act. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

ITEM 16. Exhibits and Financial Statement Schedules

  (A)
  Exhibits. The following exhibits are filed as part of this registration statement.

Exhibit Number	Description of Exhibit
2.1	Restructuring Agreement dated as of March 16, 2001 among Stanford Financial Group, Telecom Wireless Solutions International, Inc., Blue Sky Communications, Inc., Telecom Wireless Solutions, Inc., American Samoa Telecom, LLC, and David D. Lasier.
3.1	Articles of Incorporation of Newco Blue Sky Communications, Inc. dated as of November 29, 1999.
3.2	Articles of Amendment to the Articles of Incorporation of Newco Blue Sky Communications, Inc dated as of January 31, 2000.
3.3	Articles of Amendment to the Articles of Incorporation of Newco Blue Sky Communications, Inc. dated as of March 3, 2000.
3.4	Articles of Amendment to Articles of Incorporation of Blue Sky Communications, Inc. dated as of September 29, 2000.
3.5	By-Laws of Blue Sky Communications, Inc.
4.1	Form of Common Stock Certificate of Blue Sky Communications, Inc.
4.2	Shareholders' Rights Agreement dated as of March 15, 2000 among Blue Sky Communications, Inc., Stanford Financial Group Company, and Telecom Wireless Solutions, Inc.
4.3	Shareholders' Rights Agreement dated as of October 2, 2000 among Blue Sky Communications, Inc., Stanford Financial Group Company, Telecom Wireless Solutions, Inc., and InterWAVE Communications International, Ltd.
4.4	Registration Rights Agreement dated as of October 2, 2000 among Blue Sky Communications, Inc., Stanford Financial Group Company, Telecom Wireless Solutions, Inc., and InterWAVE Communications International, Ltd.
5.1*	Opinion of Long Aldridge & Norman LLP

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10.1		Restated Certificate of Incorporation of Telecom Wireless Solutions, Inc. dated as of May 6, 1999
10.2		Certificate of Designation of Series A Non-voting Common Stock setting forth the Number, Powers, Preferences, Rights, Qualifications, Limitations, Restrictions and other distinguishing characteristics of such series of Non-voting Common Stock of Telecom Wireless Solutions, Inc. dated as of January 29, 2001.
10.3		Certificate of Designation of Series A Non-voting Preferred Stock of Telecom Wireless Solutions, Inc. dated as of April 19, 2001.
10.4		Amended and Restated By-Laws of Telecom Wireless Solutions, Inc.
10.5		Master Services Agreement dated as of March 15, 2000 between TWS International, Inc. and Blue Sky Communications, Inc.
10.6*		Master GSM Supply Agreement dated as of September 27, 2000 between InterWAVE Communications, Inc. and Blue Sky Communications, Inc.
10.7		Services Agreement dated as of September 27, 2000 between InterWAVE Communications, Inc. and Blue Sky Communications, Inc.
10.8		Software License Agreement dated as of September 27, 2000 between InterWAVE Communications, Inc. and Blue Sky Communications, Inc.
10.9		Secured Convertible Promissory Note dated as of October 12, 2000 between InterWAVE Communications International, Ltd. and Blue Sky Communications, Inc.
10.10		Security Agreement dated as of October 12, 2000 between InterWAVE Communications International, Ltd. and Blue Sky Communications, Inc.
10.11	*	Credit Agreement dated as of January 22, 1999 among American Samoa Telecom, LLC, Northern Telecom Inc. (as a Lender and the Administrative Agent) and the banks, financial institutions and other lenders who become Lenders named therein.
10.12	*	First Amendment to Credit Agreement dated as of December 31, 1999 among American Samoa Telecom, LLC, Nortel Networks Inc. (formerly known as Northern Telecom Inc.), and the other Lenders named therein.
10.13	*	Second Amendment to Credit Agreement dated as of January 31, 2001, among American Samoa Telecom, LLC, Nortel Networks Inc. and the other Lenders named therein (including the Letter Agreement dated March 20, 2001 amending the Second Amendment to the Credit Agreement).
10.14		Amended and Restated LLC Interests Pledge Agreement dated as of January 31, 2001 between Blue Sky Communications, Inc. and Nortel Networks, Inc.
10.15		Services Agreement dated as of March 23, 2001 among Telecom Wireless Solutions, Inc., TWS International, Inc., OPM Auction Co., Blue Sky Communications, Inc., Blue Sky Communications USA, Inc., Blue Sky Communications Wisconsin, Inc., Blue Sky Communications West Virginia, Inc., Blue Sky Communications Illinois, Inc., Blue Sky Communications US Virgin Islands, Inc., Blue Sky Communications International, Ltd., and TWS Telecom, LLC.
10.16		2000 Stock Option Plan for Blue Sky Communications, Inc.
10.17		Private Equity Line of Credit Agreement dated as of August 24, 2001, between Acibar International Investments, Ltd., and Blue Sky Communications, Inc.
21		Subsidiaries of the Registrant
23.1		Consent of Deloitte & Touche LLP
23.2		Consent of Long Aldridge & Norman LLP (included in Exhibit 5.1)

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24	Powers of Attorney
99	Letter to Telecom Wireless Solutions, Inc. shareholders and employees dated June 29, 2001

*
To be filed by amendment

ITEM 17. Undertakings

  (a)
  The undersigned registrant hereby undertake:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i)  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with, or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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Signatures

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alpharetta, State of Georgia, on August 31, 2001.

BLUE SKY COMMUNICATIONS, INC.
By:	/s/ DAVID D. LASIER David D. Lasier Chairman of the Board and Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of August 31, 2001.

Signatures	Title

/s/ DAVID D. LASIER David D. Lasier	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)
/s/ JEFF L. GREEN Jeff L. Green	Chief Financial Officer (Principal Financial Officer)
/s/ L. DIANE HAMILTON L. Diane Hamilton	Vice President—Finance and Treasurer (Principal Accounting Officer)
* James M. Davis	Director
* Thomas W. Hubbs	Director
* Michael Lisogurski	Director
* Thomas Wardell	Director
*By:	/s/ DAVID D. LASIER
David D. Lasier Attorney-in-fact

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QuickLinks

Exchange Offer for Telecom Wireless Solutions, Inc. Common Stock
Table of Contents
Questions and Answers about the Exchange Offer
Question and Answer about the Private Equity Line of Credit Agreement
Summary of the Prospectus
Information about Blue Sky
Information about TWS
Summary of the Restructuring Agreement
Blue Sky Unaudited Condensed Pro Forma Financial Information
UNAUDITED PRO FORMA CONDENSED BALANCE SHEET JUNE 30, 2001
UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS YEAR ENDED DECEMBER 31, 2000
UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS SIX MONTHS ENDED JUNE 30, 2001
Risk Factors
Note Regarding Forward-Looking Statements And Certain Other Information
Use of Proceeds
Dividend Policy
Blue Sky Capitalization
TWS Capitalization
Determination of Offering Price
Dilution
Blue Sky Selected Financial Data
Blue Sky Management's Discussion and Analysis of Financial Condition and Results of Operations
TWS Selected Financial Data
TWS Management's Discussion and Analysis of Financial Condition and Results of Operations
Quantitative and Qualitative Disclosure about Market Risk
The Restructuring Agreement
The Exchange Offer
Private Equity Line of Credit Agreement
Blue Sky Business Description
Blue Sky Employees
Blue Sky Properties
Blue Sky Legal Proceedings
Blue Sky Management
Certain Relationships and Related Transactions
TWS Business Description
TWS Properties
TWS Legal Proceedings
Executive Compensation
Description of Blue Sky Capital Stock
Description of TWS Capital Stock
Comparison of Rights of Holders of Blue Sky Common Stock and TWS Common Stock
Principal Shareholders of Blue Sky and TWS
Selling Security Holder
Plan Of Distribution
Recent Developments
Experts
Legal Matters
BLUE SKY COMMUNICATIONS, INC. INDEX TO FINANCIAL STATEMENTS
PART II Information Not Required In Prospectus
Signatures